File Pursuant to Rule 424(b)(5)
Registration No. 333-160104

PROSPECTUS SUPPLEMENT

(To Prospectus dated July 17, 2009)

8,000,000 Shares

PS Business Parks, Inc.

Depositary Shares Each Representing 1/1,000 of a Share of

6.45% Cumulative Preferred Stock, Series S

Liquidation Preference Equivalent to $25.00 Per Depositary Share

We are selling 8,000,000 Depositary Shares each representing 1/1,000 of a share of our 6.45% Cumulative Preferred Stock, Series S. The shares of Preferred Stock represented by the Depositary Shares will be deposited with American Stock Transfer & Trust Company as depositary. As a holder of Depositary Shares, you will be entitled to all proportional rights, preferences and privileges of the Preferred Stock. We have granted the underwriters an option to purchase up to 1,200,000 additional Depositary Shares to cover over allotments. The following is a summary of the Preferred Stock:

•	We will pay cumulative distributions on the Preferred Stock, from the date of original issuance, at the rate of 6.45% of the liquidation preference per year ($1.6125 per year per Depositary Share).

•

We will pay distributions on the Preferred Stock quarterly, beginning on March 31, 2012 (with the payment on that date being based pro rata on the number of days from the original issuance of the Preferred Stock).

•	We are not allowed to redeem the Preferred Stock before January 18, 2017, except in order to preserve our status as a real estate investment trust.

•	On and after January 18, 2017, we may, at our option, redeem the Preferred Stock by paying you $25.00 per Depositary Share, plus any accrued and unpaid distributions.

•	The Preferred Stock has no stated maturity and is not subject to any sinking fund or mandatory redemption and is not convertible into any other securities.

•	Investors in the Depositary Shares representing interests in the Preferred Stock generally have no voting rights, except if we fail to pay distributions for six or more quarters or as required by law.

We intend to apply to have the Depositary Shares listed on the New York Stock Exchange (the “NYSE”) under the symbol “PSBPrS.” If this application is approved, trading of the Depositary Shares on the NYSE is expected to begin within 30 days following initial delivery of the Depositary Shares.

Investing in the Depositary Shares involves risks. See “Risk Factors” beginning on page S-3 of this prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Depositary Share	Total
Public Offering Price	$25.0000	$200,000,000	(1)
Underwriting Discount	$0.7409	$5,927,400	(2)
Proceeds to PS Business Parks (before expenses)	$24.2591	$194,072,600

(1)

The Underwriters may also purchase up to an additional 1,200,000 Depositary Shares at the public offering price within 30 days of the date of this prospectus supplement to cover over-allotments, if any.

(2)

The Underwriting Discount will be $0.7875 per Depository Share for retail orders and $0.50 per Depository Share for institutional orders. See “Underwriting” beginning on page S-20 of this prospectus supplement for a discussion regarding certain additional underwriting compensation and discounts.

The underwriters are offering the Depositary Shares subject to various conditions. The underwriters expect to deliver the Depositary Shares to purchasers on or about January 18, 2012.

Joint Book-Running Managers

BofA Merrill Lynch	Morgan Stanley	Wells Fargo Securities

Co-Managers
Credit Suisse	J.P. Morgan	RBC Capital Markets

January 10, 2012

Prospectus Supplement

This prospectus supplement and the accompanying prospectus, including documents incorporated by reference, contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Forward-looking statements are inherently subject to risk and uncertainties, many of which cannot be predicted with accuracy and some of which might not even be anticipated. Future events and actual results, financial and otherwise, may differ materially from the results discussed in the forward-looking statements. Factors that might cause such a difference include, but are not limited to, those discussed in “Risk Factors” in this prospectus supplement and in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our most recent annual and quarterly reports which are incorporated herein by reference.

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WHERE YOU CAN FIND MORE INFORMATION

We are subject to the reporting requirements of the Exchange Act and are required to file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission (the “SEC”). You may read and copy any document we file at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. You may telephone the SEC at 1-800-SEC-0330 for further information on SEC public reference facilities. The SEC also maintains a website at http://www.sec.gov that contains the reports, proxy and information statements and other information that we and other registrants file electronically with the SEC. You also can inspect reports and other information we file at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005, and the Pacific Exchange, 301 Pine Street, San Francisco, California 94104.

This prospectus supplement and the accompanying prospectus are a part of a registration statement on Form S-3 filed with the SEC to register offers and sales of the securities described in this prospectus supplement and the accompanying prospectus under the Securities Act. The registration statement contains additional information about us and the securities. You may obtain the registration statement and its exhibits from the SEC as indicated above or from us.

The SEC allows us to provide information about our business and other important information to you by “incorporating by reference” the information we file with the SEC, which means that we can disclose that information to you by referring in this prospectus supplement and the accompanying prospectus to the documents we file with the SEC. Under SEC regulations, any statement contained in a document incorporated by reference in this prospectus supplement and the accompanying prospectus is automatically updated and superseded by any information contained in this prospectus supplement and the accompanying prospectus, or in any subsequently filed document of the types described below.

We incorporate into this prospectus supplement by reference the following documents filed with the SEC by us, each of which should be considered an important part of this prospectus supplement:

SEC Filing	Period Covered or Date of Filing
Annual Report on Form 10-K	Year ended December 31, 2010 (filed February 25, 2011)
Quarterly Reports on Form 10-Q	Quarters ended March 31, 2011 (filed May 4, 2011); June 30, 2011 (filed August 9, 2011) and September 30, 2011 (filed November 4, 2011)
Current Reports on Form 8-K	Filed January 4, 2011; February 15, 2011; September 30, 2011; December 22, 2011 (as amended on January 9, 2012) and January 6, 2012

All subsequent documents filed by us under Sections 13(a), 3(c), 14 or 15(d) of the Exchange Act of 1934 (other than those “furnished” pursuant to Item 2.02 or Item 7.01 of Form 8-K or other information furnished to the SEC)

After the date of this prospectus supplement and before the termination of the offering

You may request a copy of each of our filings at no cost, by writing or telephoning us at the following address, telephone or facsimile number:

Investor Services Department

PS Business Parks, Inc.

701 Western Avenue

Glendale, California 91201-2349

Telephone: (800) 421-2856

    (818) 244-8080

Facsimile:   (818) 241-0627

Exhibits to a document will not be provided unless they are specifically incorporated by reference in that document.

S-ii

PROSPECTUS SUPPLEMENT SUMMARY

This summary highlights selected information contained elsewhere or incorporated by reference in this prospectus supplement and may not contain all the information that you need to consider in making your investment decision. You should carefully read this entire prospectus supplement and the accompanying prospectus, as well as the information to which we refer you and the information incorporated by reference, before deciding whether to invest in the Depositary Shares. You should pay special attention to the “Risk Factors” section of this prospectus supplement and in our Annual Report on Form 10-K for the year ended December 31, 2010, which is incorporated by reference in this prospectus supplement, to determine whether an investment in the Depositary Shares is appropriate for you. Unless the context otherwise requires, the terms “we,” “our,” “us,” and the “Company” refer to PS Business Parks, Inc., a California corporation and the term “Operating Partnership” refers to PS Business Parks L.P., a California limited partnership.

The Company

We are a fully-integrated, self-advised and self-managed real estate investment trust, or REIT, that acquires, develops, owns and operates commercial properties. We are the sole general partner of our Operating Partnership, PS Business Parks, L.P., through which we conduct most of our activities. At December 31, 2011, we had interests in properties in eight states containing approximately 27.2 million net rentable square feet of commercial space.

Recent Developments

As previously disclosed, on December 20, 2011, the Company completed the acquisition of an approximately 5.3 million square foot industrial and flex portfolio for approximately $520.0 million. The portfolio consists of 18 multi-tenant business parks comprised of approximately 2.9 million square feet of light industrial space and approximately 2.4 million square feet of flex space located in the Bay Area, with concentrations in Oakland, Hayward, Fremont, Milpitas, San Jose, Santa Clara and Sunnyvale. As a result of the acquisition, the Company now owns approximately 7.2 million square feet of multi-tenant industrial and flex space in 30 business parks in Northern California, accounting for 26.3% of the Company’s total portfolio, with 41.0% of the Company’s portfolio located in the state of California.

In connection with the transaction, the Company assumed a $250.0 million secured loan. The interest only loan has a fixed interest rate of 5.45% and matures in December 2016. In addition to the secured loan, the Company also entered into a three-year unsecured term loan for $250.0 million with Wells Fargo Bank. Interest on the unsecured term loan is based on LIBOR plus 1.20%. The balance of the funds for the acquisition came from retained cash and the Company’s credit facility. In connection with the acquisition, the Company incurred approximately $2.8 million in third party costs which will be reported as additional general and administrative expense in the fourth quarter.

On December 29, 2011, the Company amended the term loan agreement with Wells Fargo Bank to provide for a one year extension of the term loan to December 31, 2015 at the option of the Company. The extension is contingent on payment of an extension fee of 0.10% of the then outstanding loan balance and the satisfaction of certain other conditions set forth in the amendment.

On January 9, 2012, we announced we are calling for the redemption all of our outstanding 7.375% Cumulative Preferred Shares, Series O. The redemption will occur on February 13, 2012. The aggregate redemption amount to be paid to all holders of the depositary shares, before payment of accrued dividends, is $84.6 million.

The Offering

Issuer:	PS Business Parks, Inc.

Securities Offered:

8,000,000 Depositary Shares each representing 1/1,000 of a share of our 6.45% Cumulative Preferred Stock, Series S (9,200,000 Depositary Shares if the underwriters’ over-allotment option is exercised in full) (the “Preferred Stock”).

Price per Depositary Share:	$25.00.

Use of Proceeds:

We expect to use a portion of the net proceeds to redeem depositary shares representing interests in our 7.375% Cumulative Preferred Shares, Series O at $25.00 per share, for a total redemption price of approximately $84.6 million, plus the accrued and unpaid dividends. We also expect to use the net proceeds from this offering for general corporate purposes, which may include the repayment of outstanding indebtedness, the redemption of other preferred securities and the acquisition of commercial properties.

Dividends:

Holders of Preferred Stock will be entitled to receive, when, as and if declared by the board of directors out of assets of the Company legally available for payment, cash dividends payable quarterly in arrears on or before the last day of March, June, September and December of each year, commencing on March 31, 2012, at the rate of 6.45% of the liquidation preference per year ($1.6125 per year per Depositary Share). Dividends on the Preferred Stock will accumulate whether or not we have earnings, whether or not we have funds legally available for the payment of such dividends and whether or not we declare dividends.

Liquidation Rights:	The Preferred Stock will have a liquidation preference equal to $25.00 per Depositary Share, plus accrued and unpaid dividends, if any.

Redemption:

We are not allowed to redeem the Preferred Stock before January 18, 2017, except in order to preserve our status as a REIT. On and after January 18, 2017, we may, at our option, redeem the Preferred Stock in whole or in part by paying holders $25.00 per Depositary Share, plus any accrued and unpaid dividends.

No Conversion:	The Preferred Stock will not be convertible into shares of any other class or series of capital stock of the Company.

Trading:

We intend to apply to have the Depositary Shares listed on the NYSE under the symbol “PSBPrS.” If approved, trading is expected to begin within 30 days after the initial delivery of the Depositary Shares.

RISK FACTORS

Before investing in the Depositary Shares, you should consider the following risks and detriments:

Public Storage has significant influence over us.

At December 31, 2011, Public Storage (“PS”) and its affiliates owned 24.0% of the outstanding shares of the Company’s common stock and 23.2% of the outstanding common units of the Operating Partnership (100% of the common units not owned by the Company). Assuming issuance of the Company’s common stock upon redemption of its partnership units, PS would own 41.7% of the outstanding shares of the Company’s common stock. In addition, the PS Business Parks name and logo is owned by PS and licensed to the Company under a non-exclusive, royalty-free license agreement. The license can be terminated by either party for any reason with six months written notice. Ronald L. Havner, Jr., the Company’s chairman, is also the Chairman of the Board, Chief Executive Officer and President of PS. Consequently, PS has the ability to significantly influence all matters submitted to a vote of our shareholders, including electing directors, changing our articles of incorporation, dissolving and approving other extraordinary transactions such as mergers, and all matters requiring the consent of the limited partners of the Operating Partnership. PS’s interest in such matters may differ from other shareholders. In addition, PS’s ownership may make it more difficult for another party to take over our Company without PS’s approval.

Provisions in our organizational documents may prevent changes in control.

Our articles generally prohibit any person from owning more than 7% of our shares: Our articles of incorporation restrict the number of shares that may be owned by any other person, and the partnership agreement of our Operating Partnership contains an anti-takeover provision. No shareholder (other than PS and certain other specified shareholders) may own more than 7% of the outstanding shares of our common stock, unless our board of directors waives this limitation. We imposed this limitation to avoid, to the extent possible, a concentration of ownership that might jeopardize our ability to qualify as a REIT. This limitation, however, also makes a change of control much more difficult (if not impossible) even if it may be favorable to our public shareholders. These provisions will prevent future takeover attempts not supported by PS even if a majority of our public shareholders consider it to be in their best interests as they would receive a premium for their shares over market value or for other reasons.

Our board can set the terms of certain securities without shareholder approval: Our board of directors is authorized, without shareholder approval, to issue up to 50.0 million shares of preferred stock and up to 100.0 million shares of equity stock, in each case in one or more series. Our board has the right to set the terms of each of these series of stock. Consequently, the board could set the terms of a series of stock that could make it difficult (if not impossible) for another party to take over our company even if it might be favorable to our public shareholders. Our articles of incorporation also contain other provisions that could have the same effect. We can also cause our Operating Partnership to issue additional interests for cash or in exchange for property.

The partnership agreement of our Operating Partnership restricts mergers: The partnership agreement of our Operating Partnership generally provides that we may not merge or engage in a similar transaction unless the limited partners of our Operating Partnership are entitled to receive the same proportionate payments as our shareholders. In addition, we have agreed not to merge unless the merger would have been approved had the limited partners been able to vote together with our shareholders, which has the effect of increasing PS’s influence over us due to PS’s ownership of operating partnership units. These provisions may make it more difficult for us to merge with another entity.

Our Operating Partnership poses additional risks to us.

Limited partners of our Operating Partnership, including PS, have the right to vote on certain changes to the partnership agreement. They may vote in a way that is against the interests of our shareholders. Also, as general partner of our Operating Partnership, we are required to protect the interests of the limited partners of the Operating Partnership. The interests of the limited partners and of our shareholders may differ.

We would incur adverse tax consequences if we fail to qualify as a REIT.

Our cash flow would be reduced if we fail to qualify as a REIT: While we believe that we have qualified since 1990 to be taxed as a REIT, and will continue to be so qualified, we cannot be certain. To continue to qualify as a REIT, we need to satisfy certain requirements under the federal income tax laws relating to our income, assets, distributions to shareholders and shareholder base. In this regard, the share ownership limits in our articles of incorporation do not necessarily ensure that our shareholder base is sufficiently diverse for us to qualify as a REIT. For any year we fail to qualify as a REIT, we would be taxed at regular corporate tax rates on our taxable income unless certain relief provisions apply. Taxes would reduce our cash available for distributions to shareholders or for reinvestment, which could adversely affect us and our shareholders. Also we would not be allowed to elect REIT status for five years after we fail to qualify unless certain relief provisions apply.

We may need to borrow funds to meet our REIT distribution requirements: To qualify as a REIT, we must generally distribute to our shareholders 90% of our taxable income. Our income consists primarily of our share of our Operating Partnership’s income. We intend to make sufficient distributions to qualify as a REIT and otherwise avoid corporate tax. However, differences in timing between income and expenses and the need to make nondeductible expenditures such as capital improvements and principal payments on debt could force us to borrow funds to make necessary shareholder distributions.

The recent market disruptions may adversely affect our operating results and financial condition.

While the United States economy is beginning to show signs of stability, it has undergone pervasive and fundamental disruptions over the past several years. The continuation or intensification of any such volatility may have an adverse impact on the availability of credit to businesses generally and could lead to a further weakening of the U.S. and global economies. To the extent that turmoil in the financial markets returns or intensifies, it has the potential to materially affect the value of our properties, the availability or the terms of financing and may impact the ability of our customers to enter into new leasing transactions or satisfy rental payments under existing leases. The uncertainty and pace of an economic recovery could also affect our operating results and financial condition as follows:

Debt and Equity Markets: Our results of operations and share price are sensitive to volatility in the credit markets. The commercial real estate debt markets have experienced significant volatility as a result of various factors, including the tightening of underwriting standards by lenders and credit rating agencies and the continued erosion of operating fundamentals of assets pledged as collateral. Credit spreads for major sources of capital widened significantly as investors have demanded a higher risk premium. This has resulted in lenders increasing the cost for debt financing. Should the overall cost of borrowings increase, either by increases in the index rates or by increases in lender spreads, we will need to factor such increases into the economics of our acquisitions. In addition, the state of the debt markets could have an effect on the overall amount of capital being invested in real estate, which may result in price or value decreases of real estate assets and affect our ability to raise capital.

Valuations: Market volatility has made the valuation of our properties more difficult. There may be significant uncertainty in the valuation, or in the stability of the value, of our properties, which could result in a substantial decrease in the value of our properties. As a result, we may not be able to recover the carrying amount of our properties, which may require us to recognize an impairment charge in earnings.

Government Intervention: The pervasive and fundamental disruptions that the United States economy has undergone led to extensive and unprecedented governmental intervention. Such intervention has in certain cases been implemented on an “emergency” basis, suddenly and substantially eliminating market participants’ ability to continue to implement certain strategies or manage the risk of their outstanding positions. In addition, these interventions have typically been unclear in scope and application, resulting in confusion and uncertainty which in itself has been materially detrimental to the efficient functioning of the markets as well as previously successful investment strategies. It is impossible to predict what, if any, additional interim or permanent governmental restrictions may be imposed on the markets or the effect of such restrictions on us and our results of operations. There is a high likelihood of significantly increased regulation of the financial markets that could have a material effect on our operating results and financial condition.

Since we buy and operate real estate, we are subject to general real estate investment and operating risks.

Summary of real estate risks: We own and operate commercial properties and are subject to the risks of owning real estate generally and commercial properties in particular. These risks include:

•	the national, state and local economic climate and real estate conditions, such as oversupply of or reduced demand for space and changes in market rental rates;

•	how prospective tenants perceive the attractiveness, convenience and safety of our properties;

•	difficulties in consummating and financing acquisitions and developments on advantageous terms and the failure of acquisitions and developments to perform as expected;

•	our ability to provide adequate management, maintenance and insurance;

•	our ability to collect rent from tenants on a timely basis;

•	the expense of periodically renovating, repairing and reletting spaces;

•	environmental issues;

•	compliance with the Americans with Disabilities Act and other federal, state, and local laws and regulations;

•	increasing operating costs, including real estate taxes, insurance and utilities, if these increased costs cannot be passed through to tenants;

•	changes in tax, real estate and zoning laws;

•	increase in new commercial properties in our market;

•	tenant defaults and bankruptcies;

•	tenants’ right to sublease space; and

•	concentration of properties leased to non-rated private companies.

Certain significant costs, such as mortgage payments, real estate taxes, insurance and maintenance, generally are not reduced even when a property’s rental income is reduced. In addition, environmental and tax laws, interest rate levels, the availability of financing and other factors may affect real estate values and property income. Furthermore, the supply of commercial space fluctuates with market conditions.

If our properties do not generate sufficient income to meet operating expenses, including any debt service, tenant improvements, lease commissions and other capital expenditures, we may have to borrow additional amounts to cover fixed costs, and we may have to reduce our distributions to shareholders.

We may be unable to consummate acquisitions and developments on advantageous terms or new acquisitions and developments may fail to perform as expected: During 2011, we acquired approximately 5.6 million square feet for an aggregate purchase price of approximately $553.5 million. We continue to seek to acquire and develop flex, industrial and office properties where they meet our criteria all of which we believe will enhance our future financial performance and the value of our portfolio. Our belief, however, is subject to risks, uncertainties and other factors, many of which are forward-looking and are uncertain in nature or are beyond our control, including the risks that our acquisitions and developments may not perform as expected, that we may be unable to quickly integrate new acquisitions and developments into our existing operations, and that any costs to develop projects or redevelop acquired properties may exceed estimates. In December 20, 2011 we acquired the majority of the space acquired during 2011 or approximately 5.3 million square feet and as of the acquisition date, the properties acquired were approximately 82.2% leased. If the Company is unable to lease the vacant square footage of these properties in a reasonable period of time, it may not be able to achieve its objective of enhancing value. Further, we face significant competition for suitable acquisition properties from other real estate investors, including other publicly traded real estate investment trusts and private institutional investors. As a result, we may be unable to acquire additional properties we desire or the purchase price for desirable properties may be significantly increased. In addition, some of these properties may have unknown characteristics or deficiencies or may not complement our portfolio of existing properties. In addition, we may finance future acquisitions and developments through a combination of borrowings, proceeds from equity or debt offerings by us or the Operating Partnership, and proceeds from property divestitures. These financing options may not be available when desired or required or may be more costly than anticipated, which could adversely affect our cash flow. Real property development is subject to a number of risks, including construction delays, complications in obtaining necessary zoning, occupancy and other governmental permits, cost overruns, financing risks, and the possible inability to meet expected occupancy and rent levels. If any of these problems occur, development costs for a project may increase, and there may be costs incurred for projects that are not completed. As a result of the foregoing, some properties may be worth less or may generate less revenue than, or simply not perform as well as, we believed at the time of acquisition or development, negatively affecting our operating results. Any of the foregoing risks could adversely affect our financial condition, operating results and cash flow, and our ability to pay dividends on, and the market price of, our stock. In addition, we may be unable to successfully integrate and effectively manage the properties we do acquire and develop, which could adversely affect our results of operations.

We may encounter significant delays and expense in reletting vacant space, or we may not be able to relet space at existing rates, in each case resulting in losses of income: When leases expire, we will incur expenses in retrofitting space and we may not be able to re-lease the space on the same terms. Certain leases provide tenants with the right to terminate early if they pay a fee. As of September 30, 2011, our properties generally had lower vacancy rates than the average for the markets in which they are located, and as of September 30, 2011 leases accounting for 28.8% of our annualized rental income are scheduled to expire through December 31, 2012. While we have estimated our cost of renewing these expiring leases, our estimates could be wrong. If we are unable to re-lease space promptly, if the terms are significantly less favorable than anticipated or if the costs are higher, we may have to reduce our distributions to shareholders.

Tenant defaults and bankruptcies may reduce our cash flow and distributions: We may have difficulty collecting from tenants in default, particularly if they declare bankruptcy. This could affect our cash flow and our ability to fund distributions to shareholders. Since many of our tenants are non-rated private companies, this risk may be enhanced. There is inherent uncertainty in a tenant’s ability to continue paying rent if they are in bankruptcy.

We may be adversely affected by significant competition among commercial properties: Many other commercial properties compete with our properties for tenants. Some of the competing properties may be newer and better located than our properties. We also expect that new properties will be built in our markets. In addition, we compete with other buyers, many of which are larger than us, for attractive commercial properties. Therefore, we may not be able to grow as rapidly as we would like.

We may be adversely affected if casualties to our properties are not covered by insurance: We could suffer uninsured losses or losses in excess of our insurance policy limits for occurrences such as earthquakes or hurricanes that adversely affect us or even result in loss of the property. Approximately 41.0% of our properties are located in California and are generally in areas that are subject to risks of earthquake related damage. We might still remain liable on any mortgage debt or other unsatisfied obligations related to that property.

The illiquidity of our real estate investments may prevent us from adjusting our portfolio to respond to market changes: There may be delays and difficulties in selling real estate. Therefore, we cannot easily change our portfolio when economic conditions change. Also, tax laws limit a REIT’s ability to sell properties held for less than four years.

We may be adversely affected by changes in laws: Increases in income and service taxes may reduce our cash flow and ability to make expected distributions to our shareholders. Our properties are also subject to various federal, state and local regulatory requirements, such as state and local fire and safety codes. If we fail to comply with these requirements, governmental authorities could fine us or courts could award damages against us. We believe our properties comply with all significant legal requirements. However, these requirements could change in a way that would reduce our cash flow and ability to make distributions to shareholders.

We may incur significant environmental remediation costs: Under various federal, state and local environmental laws, an owner or operator of real estate may have to clean spills or other releases of hazardous or toxic substances on or from a property. Certain environmental laws impose liability whether or not the owner knew of, or was responsible for, the presence of the hazardous or toxic substances. In some cases, liability may exceed the value of the property. The presence of toxic substances, or the failure to properly remedy any resulting contamination, may make it more difficult for the owner or operator to sell, lease or operate its property or to borrow money using its property as collateral. Future environmental laws may impose additional material liabilities on us.

We depend on external sources of capital to grow our company.

We are generally required under the Internal Revenue Code to distribute at least 90% of our taxable income. Because of this distribution requirement, we may not be able to fund future capital needs, including any necessary building and tenant improvements, from operating cash flow. Consequently, we may need to rely on third-party sources of capital to fund our capital needs. We may not be able to obtain the financing on favorable terms or at all. Access to third-party sources of capital depends, in part, on general market conditions, the market’s perception of our growth potential, our current and expected future earnings, our cash flow, and the market price per share of our common stock. If we cannot obtain capital from third-party sources, we may not be able to acquire properties when strategic opportunities exist, satisfy any debt service obligations, or make cash distributions to shareholders.

We can change our business policies and increase our level of debt without shareholder approval.

Our board of directors establishes our investment, financing, distribution and our other business policies and may change these policies without shareholder approval. Our organizational documents do not limit our level of debt. A change in our policies or an increase in our level of debt could adversely affect our operations or the price of our common stock.

We can issue additional securities without shareholder approval.

We can issue preferred equity, common stock and equity stock without shareholder approval. Holders of preferred stock have priority over holders of common stock, and the issuance of additional shares of stock reduces the interest of existing holders in our company.

We depend on key personnel.

We depend on our key personnel, including Joseph D. Russell, Jr., our President and Chief Executive Officer. The loss of Mr. Russell or other key personnel could adversely affect our operations. We maintain no key person insurance on our key personnel.

Our ability to control our properties may be adversely affected by ownership through partnerships and joint ventures.

We own most of our properties through our Operating Partnership. Our organizational documents do not prevent us from acquiring properties with others through partnerships or joint ventures. This type of investment may present additional risks. For example, our partners may have interests that differ from ours or that conflict with ours, or our partners may become bankrupt.

Change in taxation of corporate dividends may adversely affect the value of our shares.

The Jobs and Growth Tax Relief Reconciliation Act of 2003, enacted on May 28, 2003, generally reduced to 15% the maximum marginal rate of federal tax payable by individuals on dividends received from a regular C corporation. This reduced tax rate, however, does not apply to dividends paid to individuals by a REIT on its shares except for certain limited amounts. The earnings of a REIT that are distributed to its shareholders are generally subject to less federal income taxation on an aggregate basis than earnings of a regular C corporation that are distributed to its shareholders net of corporate-level income tax. The Jobs and Growth Tax Act, however, could cause individual investors to view stocks of regular C corporations as more attractive relative to shares of REITs than was the case prior to the enactment of the legislation because the dividends from regular C corporations, which previously were taxed at the same rate as REIT dividends, are now at a maximum marginal rate of 15% while REIT dividends are generally taxed at a maximum marginal rate of 35%.

We are subject to laws and governmental regulations and actions that affect our operating results and financial condition.

Our business is subject to regulation under a wide variety of U.S. federal, state and local laws, regulations and policies including those imposed by the SEC, the Sarbanes-Oxley Act of 2002 and the New York Stock Exchange, as well as applicable labor laws. Although we have policies and procedures designed to comply with applicable laws and regulations, failure to comply with the various laws and regulations may result in civil and criminal liability, fines and penalties, increased costs of compliance and restatement of our financial statements.

There can also be no assurance that, in response to current economic conditions or the current political environment or otherwise, laws and regulations will not be implemented or changed in ways that adversely affect our operating results and financial condition, such as recently adopted legislation that expands health care coverage costs or facilitates union activity or federal legislative proposals to otherwise increase operating costs.

Terrorist attacks and the possibility of wider armed conflict may have an adverse impact on our business and operating results and could decrease the value of our assets.

Terrorist attacks and other acts of violence or war could have a material adverse impact on our business and operating results. There can be no assurance that there will not be further terrorist attacks against the U.S. Attacks or armed conflicts that directly impact one or more of our properties could significantly affect our ability to operate those properties and thereby impair our operating results. Further, we may not have insurance coverage for losses caused by a terrorist attack. Such insurance may not be available, or if it is available and we decide to obtain such terrorist coverage, the cost for the insurance may be significant in relationship to the risk overall. In addition, the adverse effects that such violent acts and threats of future attacks could have on the U.S. economy could similarly have a material adverse effect on our business and results of operations. Finally, further terrorist acts could cause the U.S. to enter into a wider armed conflict, which could further impact our business and operating results.

Developments in California may have an adverse impact on our business and financial results.

We are headquartered in, and approximately 41.0% of our properties are located in California, which like many other state and local jurisdictions is facing severe budgetary problems and deficits. Action that may be taken in response to these problems, such as increases in property taxes, changes to sales taxes, adoption of a proposed “Business Net Receipts Tax” or other governmental efforts to raise revenues could adversely impact our business and results of operations.

The Depositary Shares offered by this prospectus supplement are a new issue and do not have an established trading market, which may negatively affect their market value and your ability to transfer or sell your Depositary Shares.

Because the Depositary Shares do not have a stated maturity date, investors seeking liquidity will be limited to selling their Depositary Shares in the secondary market. We will apply to list the Depositary Shares on the NYSE, but we cannot assure you that the Depositary Shares will be approved for listing. If approved, an active trading market on the NYSE for the Depositary Shares may not develop or, even if it developments, may not last, in which case the trading price of the Depositary Shares could be adversely affected. We have been advised by the underwriters that they intend to make a market in the Depositary Shares, but they are not obligated to do so and may discontinue market-making at any time without notice.

USE OF PROCEEDS

We estimate that the net proceeds from this offering will be approximately $193,742,600 million after all anticipated issuance costs (approximately $223,183,720 million if the underwriters’ over-allotment option is exercised in full). We may contribute all or a portion of the net proceeds from this offering to our Operating Partnership in exchange for preferred units of limited partnership that have substantially identical economic terms as the Preferred Stock. We expect to use a portion of the net proceeds to redeem depositary shares representing interests in our 7.375% Cumulative Preferred Shares, Series O at $25.00 per share, for a total redemption price of approximately $84.6 million, plus the accrued and unpaid dividends. We also expect to use the net proceeds from this offering for general corporate purposes, which may include the repayment of outstanding indebtedness, the redemption of other preferred securities and the acquisition of commercial properties. We currently have no agreements or commitments with respect to any property acquisitions.

Pending application of the net proceeds as described above, we expect to deposit the net proceeds of this offering in interest bearing accounts or invested in certificates of deposit, United States government obligations or other short-term, high-quality debt instruments selected at our discretion.

DESCRIPTION OF PREFERRED STOCK AND DEPOSITARY SHARES

General

Under our articles of incorporation, as amended, the Board of Directors is authorized without further shareholder action to provide for the issuance of up to 50,000,000 shares of preferred stock, in one or more series, with such dividend rights, dividend rate, conversion rights, voting rights, rights and terms of redemption, redemption price and liquidation preference as shall be set forth in resolutions providing for the issue of preferred stock adopted by the Board of Directors. At January 6, 2012, we had outstanding 23,942 shares of preferred stock (represented by 23,941,826 depositary shares) and had reserved for issuance an additional 224 shares of preferred stock represented by 223,300 preferred operating partnership units.

Prior to issuance, the Board of Directors will have adopted resolutions creating the 6.45% Cumulative Preferred Stock, Series S (the “Preferred Stock”). When issued, the Preferred Stock will have a liquidation preference of $25,000 per share, will be fully paid and nonassessable, will not be subject to any sinking fund or other obligation of PS Business Parks, Inc. to repurchase or retire the Preferred Stock, and will have no preemptive rights.

American Stock Transfer & Trust Company will be the transfer agent and dividend disbursing agent for the Preferred Stock.

Each Depositary Share represents 1/1,000 of a share of Preferred Stock (“Depositary Share”). The shares of the Preferred Stock will be deposited with American Stock Transfer & Trust Company, as Depositary (the “Preferred Stock Depositary”), under a Deposit Agreement among the Company, the Preferred Stock Depositary and the holders from time to time of the depositary receipts (the “Depositary Receipts”) issued by the Preferred Stock Depositary under the Deposit Agreement. The Depositary Receipts will evidence the Depositary Shares. Subject to the terms of the Deposit Agreement, each holder of a Depositary Receipt evidencing a Depositary Share will be entitled, proportionately, to all the rights and preferences of, and subject to all of the limitations of, the interest in the Preferred Stock represented by the Depositary Share (including dividend, voting, redemption and liquidation rights and preferences). See “Description of the Depositary Shares” in the accompanying Prospectus and “— Depositary Shares” below.

Immediately following our issuance of the Preferred Stock, we will deposit the Preferred Stock with the Preferred Stock Depositary, which will then issue and deliver the Depositary Receipts to us. We will, in turn, deliver the Depositary Receipts to the underwriters. Depositary Receipts will be issued evidencing only whole Depositary Shares.

We intend to apply to have the Depositary Shares listed on the New York Stock Exchange, or NYSE. The Preferred Stock will not be listed and we do not expect that there will be any trading market for the Preferred Stock except as represented by the Depositary Shares.

Ownership Restrictions

For a discussion of ownership limitations that apply to the Preferred Stock and related Depositary Shares, see “Description of Common Stock — Ownership Limitations” in the accompanying Prospectus.

Preferred Stock

The following is a brief description of the terms of the Preferred Stock which does not purport to be complete and is subject to and qualified in its entirety by reference to the Certificate of Determination of the Preferred Stock, the form of which is filed as an exhibit to, or incorporated by reference in, the Registration Statement of which this Prospectus Supplement constitutes a part.

Ranking

With respect to the payment of dividends and amounts upon liquidation, the Preferred Stock will rank pari passu with our 7.00% Cumulative Preferred Stock, Series H, our 6.875% Cumulative Preferred Stock, Series I, our 7.20% Cumulative Preferred Stock, Series M, our 7.375% Cumulative Preferred Stock, Series O, our 6.70%

Cumulative Preferred Stock, Series P, our 6.875% Cumulative Preferred Stock, Series R (collectively, with the Preferred Stock, the “Senior Preferred Stock”) and any other shares of preferred stock issued by us, whether now or hereafter issued, ranking pari passu with the Senior Preferred Stock (including shares of preferred stock issued upon conversion of the 7 1/8% Series N Cumulative Redeemable Preferred Units of our operating partnership), and will rank senior to the Common Stock and any other capital stock of the Company ranking junior to the Preferred Stock.

Dividends

Holders of shares of Preferred Stock, in preference to the holders of shares of the Common Stock, and of any other capital stock issued by us ranking junior to the Preferred Stock as to payment of dividends, will be entitled to receive, when, as and if declared by the Board of Directors out of assets of the Company legally available for payment, cash dividends payable quarterly at the rate of 6.45% of the liquidation preference per year ($1,612.50 per year per share of Preferred Stock, equivalent to $1.6125 per year per Depositary Share). Dividends on the shares of Preferred Stock will be cumulative from the date of issuance and will be payable, when, as and if declared by the Board of Directors, quarterly on or before March 31, June 30, September 30 and December 31, commencing on or before March 31, 2012, to holders of record as they appear on the stock register of the Company on such record dates, not less than 15 or more than 45 days preceding the payment dates thereof, as shall be fixed by the Board of Directors. After full dividends on the Preferred Stock have been paid or declared and funds set aside for payment for all past dividend periods and for the then current quarter, the holders of shares of Preferred Stock will not be entitled to any further dividends with respect to that quarter.

When dividends are not paid in full upon the Preferred Stock and any other shares of preferred stock of the Company ranking on a parity as to dividends with the Preferred Stock (including the other series of Senior Preferred Stock), all dividends declared upon the Preferred Stock and any other preferred shares of the Company ranking on a parity as to dividends with the Preferred Stock shall be declared pro rata so that the amount of dividends declared per share on such Preferred Stock and such other shares shall in all cases bear to each other the same ratio that the accrued dividends per share on the Preferred Stock and such other preferred shares bear to each other. Except as set forth in the preceding sentence, unless full dividends on the Preferred Stock have been paid for all past dividend periods, no dividends (other than in Common Stock or other shares of capital stock issued by us ranking junior to the Preferred Stock as to dividends and upon liquidation) shall be declared or paid or set aside for payment, nor shall any other distribution be made on the Common Stock or on any other shares of capital stock issued by us ranking junior to or on a parity with the Preferred Stock as to dividends or upon liquidation.

Unless full dividends on the Preferred Stock have been paid for all past dividend periods, we and our subsidiaries may not redeem, repurchase or otherwise acquire for any consideration (nor may we or they pay or make available any moneys for a sinking fund for the redemption of) any shares of Common Stock or any other shares of capital stock issued by us ranking junior to or on a parity with the Preferred Stock as to dividends or upon liquidation except by conversion into or exchange for shares of capital stock issued by us ranking junior to the Preferred Stock as to dividends and upon liquidation.

If for any taxable year, we elect to designate as “capital gain dividends” (as defined in the Internal Revenue Code) any portion of the dividends paid or made available for the year to the holders of all classes and series of our stock, then the portion of the dividends designated as capital gain dividends that will be allocable to the holders of Preferred Stock will be an amount equal to the total capital gain dividends multiplied by a fraction, the numerator of which will be the total dividends paid or made available to the holders of Preferred Stock for the year, and the denominator of which will be the total dividends paid or made available to holders of all classes and series of our outstanding stock for that year.

Our revolving credit facility and our Credit Agreement dated December 20, 2011 with Wells Fargo Bank, N.A. restrict our ability to pay distributions in excess of 95% of our “Funds from Operations” for the prior four fiscal quarters. Funds from operations is defined in the loan agreements generally as net income before gain on sale of real estate, gain or loss from debt restructuring, and deductions for depreciation and amortization. Our management believes that this restriction will not impede our ability to pay the dividends on the Preferred Stock in full.

Dividends paid by regular C corporations to persons or entities that are taxed as individuals now are generally taxed at the rate applicable to long-term capital gains, which is a maximum of 15% (through 2012), subject to certain limitations. Because we are a REIT, however, our dividends, including dividends paid on the Preferred Stock, generally will continue to be taxed at regular ordinary income tax rates, except to the extent that the special rules relating to qualified dividend income and capital gains dividends paid by a REIT apply. See “Material U.S. Federal Income Tax Considerations — Taxation of U.S. Shareholders” in the accompanying Prospectus.

No Conversion Rights

The Preferred Stock will not be convertible into shares of any other class or series of capital stock of the Company.

Liquidation Rights

In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company, the holders of the Preferred Stock will be entitled to receive out of our assets available for distribution to stockholders, before any distribution of assets is made to holders of Common Stock or of any other shares of capital stock issued by us ranking as to such distribution junior to the Preferred Stock, liquidating distributions in the amount of $25,000 per share (equivalent to $25.00 per Depositary Share), plus all accrued and unpaid dividends (whether or not earned or declared) for the then current, and all prior, dividend periods. If upon any voluntary or involuntary liquidation, dissolution or winding up of the Company, the amounts payable with respect to the Preferred Stock and any other shares of stock issued by us ranking as to any such distribution on a parity with the Preferred Stock are not paid in full, the holders of the Preferred Stock and of such other shares will share ratably in any such distribution of assets of the Company in proportion to the full respective preferential amounts to which they are entitled. After payment of the full amount of the liquidating distribution to which they are entitled, the holders of the Preferred Stock will not be entitled to any further participation in any distribution of assets by us.

For purposes of liquidation rights, a consolidation or merger of the Company with or into any other corporation or corporations or a sale of all or substantially all of the assets of the Company is not a liquidation, dissolution or winding up of the Company.

Redemption

Except in certain circumstances relating to our qualification as a REIT, we may not redeem the shares of Preferred Stock prior to January 18, 2017. On and after January 18, 2017, at any time or from time to time, we may redeem the shares of Preferred Stock in whole or in part at our option at a cash redemption price of $25,000 per share of Preferred Stock (equivalent to $25.00 per Depositary Share), plus all accrued and unpaid dividends to the date of redemption. If fewer than all the outstanding shares of Preferred Stock are to be redeemed, the shares to be redeemed will be determined by the Board of Directors of the Company, and such shares shall be redeemed pro rata from the holders of record of such shares in proportion to the number of such shares held by such holders (with adjustments to avoid redemption of fractional shares) or by lot in a manner determined by the Board of Directors of the Company.

Notwithstanding the foregoing, if any dividends, including any accumulated dividends, on the Preferred Stock are in arrears, we may not redeem any Preferred Stock unless we redeem simultaneously all outstanding Preferred Stock, and we may not purchase or otherwise acquire, directly or indirectly, any Preferred Stock; provided, however, that this shall not prevent the purchase or acquisition of the Preferred Stock pursuant to a purchase or exchange offer if such offer is made on the same terms to all holders of the Preferred Stock.

Notice of redemption of the Preferred Stock will be given by publication in a newspaper of general circulation in the County of Los Angeles and the City of New York, such publication to be made once a week for two successive weeks commencing not less than 30 nor more than 60 days prior to the redemption date. A similar notice will be mailed by us, postage prepaid, not less than 30 or more than 60 days prior to the redemption date, addressed to the respective holders of record of shares of Preferred Stock to be redeemed at their respective addresses as they appear on the stock transfer records of the Company. Each notice shall state: (1) the redemption date; (2) the number of shares of Preferred Stock to be redeemed; (3) the redemption price per share of Preferred Stock; (4) the place or places where certificates for the Preferred Stock are to be surrendered for payment of the redemption price; and (5) that dividends on the shares of Preferred Stock to be redeemed will cease to accrue on such redemption date. If fewer than all the shares of Preferred Stock held by any holder are to be redeemed, the notice mailed to such holder shall also specify the number of shares of Preferred Stock to be redeemed from such holder. In order to facilitate the redemption of shares of Preferred Stock, the Board of Directors may fix a record date for the determination of shares of Preferred Stock to be redeemed, such record date to be not less than 30 nor more than 60 days prior to the date fixed for such redemption.

Notice having been given as provided above, from and after the date specified therein as the date of redemption, unless we default in providing funds for the payment of the redemption price on such date, all dividends on the Preferred Stock called for redemption will cease. From and after the redemption date, unless we so default, all rights of the holders of the Preferred Stock as shareholders of the Company, except the right to receive the redemption price (but without interest), will cease. Upon surrender in accordance with such notice of the certificates representing any such shares (properly endorsed or assigned for transfer, if the Company shall so require and the notice shall so state), the redemption price set forth above shall be paid out of the funds provided by the Company. If fewer than all the shares represented by any such certificate are redeemed, a new certificate shall be issued representing the unredeemed shares without cost to the holder thereof.

Subject to applicable law and the limitation on purchases when dividends on the Preferred Stock are in arrears, we may, at any time and from time to time, purchase any shares of Preferred Stock in the open market, by tender or by private agreement.

Voting Rights

Except as indicated below, or except as expressly required by applicable law, holders of the Preferred Stock will not be entitled to vote.

If the equivalent of six quarterly dividends payable on the Preferred Stock or any other series of preferred stock are in default (whether or not declared or consecutive), holders of the Preferred Stock (voting as a class with all other shares of preferred stock that are similarly entitled to this right, without regard to series) will be entitled to elect two additional directors until all dividends in default have been paid or declared and set apart for payment.

Such right to vote separately to elect directors shall, when vested, be subject, always, to the same provisions for vesting of such right to elect directors separately in the case of future dividend defaults. At any time when such right to elect directors separately shall have so vested, we may, and upon the written request of the holders of record of not less than 10% of the total number of shares of preferred stock of the Company then outstanding shall, call a special meeting of shareholders for the election of directors. In the case of such a written request, such special meeting shall be held within 90 days after the delivery of such request and, in either case, at the place and upon the notice provided by law and in our Bylaws, provided that we shall not be required to call such a special meeting if such request is received less than 120 days before the date fixed for the next ensuing annual meeting of shareholders, and the holders of all classes of outstanding preferred stock (in the case of dividend defaults) are offered the opportunity to elect such directors (or fill any vacancy) at such annual meeting of shareholders. Directors so elected shall serve until the next annual meeting of our shareholders or until their respective successors are elected and qualify.

The affirmative vote or consent of the holders of at least 66 2/3% of the outstanding shares of the Preferred Stock will be required to amend any provision of the Articles of Incorporation, including the Certificate of Determination, if such action would adversely alter or change the powers, preferences, privileges or rights of the Preferred Stock, except as set forth below. The affirmative vote or consent of the holders of at least 66 2/3% of the outstanding shares of the Preferred Stock and any other series of preferred stock similarly entitled to this right and ranking on a parity with the Preferred Stock as to dividends and upon liquidation, voting as a single class, will be required to authorize another class or series of shares senior to the Preferred Stock with respect to the payment of dividends or the distribution of assets on liquidation.

No consent or approval of the holders of shares of the Preferred Stock will be required for the issuance from the Company’s authorized but unissued preferred stock of other shares of any series of preferred stock ranking on a parity with or junior to the Preferred Stock as to payment of dividends and distribution of assets, including other shares of Preferred Stock.

Depositary Shares

The following is a brief description of the terms of the Depositary Shares which does not purport to be complete and is subject to, and qualified in its entirety by reference to, the provisions of the Deposit Agreement (including the form of Depositary Receipt contained therein), which is filed as an exhibit to, or incorporated by reference in, the Registration Statement of which this Prospectus Supplement constitutes a part.

Dividends

The Depositary will distribute all cash dividends or other cash distributions received in respect of the Preferred Stock to the record holders of Depositary Receipts in proportion to the number of Depositary Shares owned by such holders on the relevant record date, which will be the same date as the record date fixed by us for the Preferred Stock. In the event that the calculation of such amount to be paid results in an amount which is a fraction of one cent, the amount the Depositary shall distribute to such record holder shall be rounded to the next highest whole cent if such fraction of one cent is equal to or greater than $.005. Otherwise, the fractional interest shall be disregarded.

In the event of a distribution other than in cash, the Depositary will distribute property received by it to the record holders of Depositary Receipts entitled thereto, in proportion, as nearly as may be practicable, to the number of Depositary Shares owned by such holders on the relevant record date, unless the Depositary determines (after consultation with us) that it is not feasible to make such distribution, in which case the Depositary may (with our approval) adopt any other method for such distribution as it deems equitable and appropriate, including the sale of such property (at such place or places and upon such terms as it may deem equitable and appropriate) and distribution of the net proceeds from such sale to such holders.

Liquidation Preference

In the event of the liquidation, dissolution or winding up of the affairs of the Company, whether voluntary or involuntary, the holders of each Depositary Share will be entitled to 1/1000th of the liquidation preference accorded to each share of the Preferred Stock.

Redemption

Whenever we redeem any Preferred Stock held by the Depositary, the Depositary will redeem as of the same redemption date the number of Depositary Shares representing the Preferred Stock so redeemed. The Depositary will publish a notice of redemption of the Depositary Shares containing the same type of information and in the same manner as our notice of redemption and will mail the notice of redemption promptly upon receipt of such notice from us and not less than 30 nor more than 60 days prior to the date fixed for redemption of the Preferred Stock and the Depositary Shares to the record holders of the Depositary Receipts. In case less than all the outstanding Depositary Shares are to be redeemed, the Depositary Shares to be so redeemed shall be determined pro rata or by lot in a manner determined by the Board of Directors.

Voting

Promptly upon receipt of notice of any meeting at which the holders of the Preferred Stock are entitled to vote, the Depositary will mail the information contained in such notice of meeting to the record holders of the Depositary Receipts as of the record date for such meeting. Each such record holder of Depositary Receipts will be entitled to instruct the Depositary as to the exercise of the voting rights pertaining to the number of shares of Preferred Stock represented by such record holder’s Depositary Shares. The Depositary will endeavor, insofar as practicable, to vote such Preferred Stock represented by such Depositary Shares in accordance with such instructions, and we will agree to take all action which may be deemed necessary by the Depositary in order to enable the Depositary to do so. The Depositary will abstain from voting any of the Preferred Stock to the extent that it does not receive specific instructions from the holders of Depositary Receipts.

Withdrawal of Preferred Stock

Upon surrender of Depositary Receipts at the principal office of the Depositary, upon payment of any unpaid amount due the Depositary, and subject to the terms of the Deposit Agreement, the owner of the Depositary Shares evidenced thereby is entitled to delivery of the number of whole shares of Preferred Stock and all money and other property, if any, represented by such Depositary Shares. Partial shares of Preferred Stock will not be issued. If the Depositary Receipts delivered by the holder evidence a number of Depositary Shares in excess of the number of Depositary Shares representing the number of whole shares of Preferred Stock to be withdrawn, the Depositary will deliver to such holder at the same time a new Depositary Receipt evidencing such excess number of Depositary Shares. Holders of Preferred Stock thus withdrawn will not thereafter be entitled to deposit such shares under the Deposit Agreement or to receive Depositary Receipts evidencing Depositary Shares therefor.

Amendment and Termination of Deposit Agreement

The form of Depositary Receipt evidencing the Depositary Shares and any provision of the Deposit Agreement may at any time and from time to time be amended by agreement between us and the Depositary. However, any amendment which materially and adversely alters the rights of the holders (other than any change in fees) of Depositary Shares will not be effective unless such amendment has been approved by the holders of at least a majority of the Depositary Shares then outstanding. No such amendment may impair the right, subject to the terms of the Deposit Agreement, of any owner of any Depositary Shares to surrender the Depositary Receipt evidencing such Depositary Shares with instructions to the Depositary to deliver to the holder the Preferred Stock and all money and other property, if any, represented thereby, except in order to comply with mandatory provisions of applicable law. The Deposit Agreement may be terminated by us or the Depositary only if (1) all outstanding Depositary Shares have been redeemed or (2) there has been a final distribution in respect of the Preferred Stock in connection with any liquidation, dissolution or winding up of the Company and such distribution has been made to all the holders of Depositary Shares.

Charges of Depositary

We will pay all transfer and other taxes and governmental charges arising solely from the existence of the depositary arrangements. We will pay charges of the Depositary in connection with the initial deposit of the Preferred Stock and the initial issuance of the Depositary Shares, and redemption of the Preferred Stock and all withdrawals of Preferred Stock by owners of Depositary Shares. Holders of Depositary Receipts will pay transfer and other taxes and governmental charges and certain other charges as are provided in the Deposit Agreement to be for their accounts. In certain circumstances, the Depositary may refuse to transfer Depositary Shares, may withhold dividends and distributions and sell the Depositary Shares evidenced by such Depositary Receipt if such charges are not paid.

Miscellaneous

The Depositary will forward to the holders of Depositary Receipts all reports and communications from us which are delivered to the Depositary and which we are required to furnish to the holders of the Preferred Stock.

In addition, the Depositary will make available for inspection by holders of Depositary Receipts at the principal office of the Depositary, and at such other places as it may from time to time deem advisable, any reports and communications received from the Company which are received by the Depositary as the holder of Preferred Stock.

Neither the Depositary nor any Depositary’s Agent (as defined in the Deposit Agreement), nor the Registrar (as defined in the Deposit Agreement) nor the Company assumes any obligation or will be subject to any liability under the Deposit Agreement to holders of Depositary Receipts other than for its gross negligence, willful misconduct or bad faith. Neither the Depositary, any Depositary’s Agent, the Registrar nor the Company will liable if it is prevented or delayed by law or, in the case of the Depositary, any Depositary’s Agent or the Registrar, any circumstance beyond its control, in performing its obligations under the Deposit Agreement. The Company and the Depositary are not obligated to prosecute or defend any legal proceeding in respect of any Depositary Shares, Depositary Receipts or Preferred Stock unless reasonably satisfactory indemnity is furnished. The Company and the Depositary may rely on written advice of counsel or accountants, on information provided by holders of Depositary Receipts or other persons believed in good faith to be competent to give such information and on documents believed to be genuine and to have been signed or presented by the proper party or parties.

Holders of Depositary Receipts may inspect the Depositary’s transfer records for the Depositary Receipts at the Depositary’s office during normal business hours, provided that such inspection is for a proper purpose.

Registration of Transfer of Receipts

The Depositary will register on its books transfers of Depositary Receipts upon surrender of the receipt by the holder, properly endorsed or accompanied by appropriate instruments of transfer, subject to certain restrictions and conditions set forth in the Deposit Agreement. Title to Depositary Shares represented by a Depositary Receipt, which is properly endorsed or accompanied by appropriate instruments of transfer, will be transferable by delivery with the same effect as in the case of a negotiable instrument.

Resignation and Removal of Depositary

The Depositary may resign at any time by delivering to us notice of its election to do so, and we may at any time remove the Depositary, any such resignation or removal to take effect upon the appointment of a successor Depositary and its acceptance of such appointment. Such successor Depositary must be appointed within 60 days after delivery of the notice for resignation or removal and must be a bank or trust company having its principal office in the United States of America and having a combined capital and surplus of at least $150,000,000.

ADDITIONAL MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

For a discussion of the taxation of the Company and the tax considerations relevant to shareholders generally, see “Material U.S. Federal Income Tax Considerations” in the accompanying Prospectus. The following is a summary of certain additional U.S. federal income tax considerations pertaining to the acquisition, ownership and disposition of the Depositary Shares and should be read in conjunction with the referenced sections in the accompanying Prospectus. This discussion of additional considerations is general in nature and is not exhaustive of all possible U.S. federal income tax considerations, nor does the discussion address any state, local or foreign tax considerations. This discussion of additional considerations is based on current law and does not purport to deal with all aspects of U.S. federal income taxation that may be relevant to a prospective shareholder in light of its particular circumstances or to certain types of shareholders (including insurance companies, financial institutions, broker-dealers, tax exempt investors, foreign corporations and persons who are not citizens or residents of the United States) subject to special treatment under U.S. federal income tax law. We have not requested and will not request a ruling from the Internal Revenue Service (the “IRS”) with respect to any of the U.S. federal income tax issues discussed below or in the accompanying Prospectus. Prospective investors should consult, and must depend on, their own tax advisors regarding the U.S. federal, state, local, foreign and other tax consequences of holding and disposing of the Depositary Shares.

Taxation of Holders of Depositary Shares

General. Owners of the Depositary Shares will be treated for U.S. federal income tax purposes as if they were owners of the Preferred Shares represented by such Depositary Shares. Accordingly, such owners will take into account, for U.S. federal income tax purposes, income to which they would be entitled if they were holders of such Preferred Shares. See “Material U.S. Federal Income Tax Considerations” in the accompanying Prospectus. Withdrawals of Preferred Shares for Depositary Shares are not taxable events for U.S. federal income tax purposes.

Distributions; Withholding. For a discussion of the taxation of the Company, the treatment of distributions with respect to shares of the Company, and the withholding rules, see “Material U.S. Federal Income Tax Considerations — Taxation of PS Business Parks as a REIT,” “— Taxation of U.S. Shareholders,” “— U.S. Taxation of Non-U.S. Shareholders” and “— Information Reporting and Backup Withholding Tax Applicable to Shareholders” in the accompanying Prospectus. In determining the extent to which a distribution on the Depositary Shares constitutes a dividend for U.S. federal income tax purposes, the earnings and profits of the Company will be allocated first to distributions with respect to the Preferred Shares and all other series of Preferred Shares, and second to distributions with respect to Common Shares of the Company.

Sale or Exchange of Depositary Shares. Upon the sale, exchange or other disposition of Depositary Shares to a party other than the Company, a holder of Depositary Shares will realize capital gain or loss measured by the difference between the amount realized on the sale, exchange or other disposition of the Depositary Shares and such shareholder’s adjusted tax basis in the Depositary Shares (provided the Depositary Shares are held as a capital asset). For a discussion of capital gain taxation see “Material U.S. Federal Income Tax Considerations — Taxation of U.S. Shareholders” and “— U.S. Taxation of Non-U.S. Shareholders” in the accompanying Prospectus.

Redemption of Depositary Shares. Whenever the Company redeems any Preferred Shares held by the Preferred Shares Depositary, the Preferred Shares Depositary will redeem as of the same redemption date the number of Depositary Shares representing the Preferred Shares so redeemed. The treatment to a holder of Depositary Shares accorded to any redemption by the Company (as distinguished from a sale, exchange or other disposition) of Preferred Shares held by the Preferred Shares Depositary and corresponding redemption of Depositary Shares can only be determined on the basis of particular facts as to the holder of Depositary Shares at the time of redemption. In general, a holder of Depositary Shares will recognize capital gain or loss measured by the difference between the amount received upon the redemption and the holder of the Depositary Shares’

adjusted tax basis in the Depositary Shares redeemed (provided the Depositary Shares are held as a capital asset) if such redemption (1) results in a “complete termination” of a holder’s interest in all classes of stock of the Company under Section 302(b)(3) of the Code or (2) is “not essentially equivalent to a dividend” with respect to the holder under Section 302(b)(1) of the Code. In applying these tests, there must be taken into account not only any Depositary Shares owned by the holder, but also such holder’s ownership of Common Shares, equity shares, other series of preferred shares and any options (including shares purchase rights) to acquire any of the foregoing. The holder also must take into account any such securities (including options) which are considered to be owned by such holder by reason of the constructive ownership rules set forth in Sections 318 and 302(c) of the Code.

If a particular holder of Depositary Shares owns (actually or constructively) no Common Shares or equity shares of the Company or an insubstantial percentage of the outstanding Common Shares, equity share or preferred shares of the Company, based upon current law, it is probable that the redemption of Depositary Shares from such a holder would be considered “not essentially equivalent to a dividend.” However, whether a distribution is “not essentially equivalent to a dividend” depends on all of the facts and circumstances, and a holder of Depositary Shares intending to rely on any of these tests at the time of redemption should consult its tax advisor to determine their application to its particular situation.

If the redemption does not meet any of the tests under Section 302 of the Code, then the redemption proceeds received from the Depositary Shares will be treated as a distribution on the Depositary Shares as described under “Material U.S. Federal Income Tax Considerations — Taxation of U.S. Shareholders” and “— U.S. Taxation of Non-U.S. Shareholders” in the accompanying Prospectus. If the redemption is taxed as a distribution, the holder’s adjusted tax basis in the redeemed Depositary Shares will be transferred to any other shareholdings of the holder of Depositary Shares in the Company. If the holder of Depositary Shares own no other shares of beneficial interest in the Company, under certain circumstances, such basis may be transferred to a related person, or it may be lost entirely.

However, notwithstanding the foregoing, the IRS recently has proposed Treasury Regulations that would require the basis reduction associated with a redemption that is taxed as a distribution to be applied on a “share-by-share” basis, which could result in taxable income with respect to some shares, even though the holder’s aggregate basis for the shares would be sufficient to absorb the entire redemption distribution. In addition, these proposed Treasury Regulations would not permit the transfer of basis in the redeemed shares of the preferred stock to the remaining shares of our stock held (directly or indirectly) by the redeemed holder. Instead, the unrecovered basis in our preferred stock would be treated as a deferred loss to be recognized when certain conditions are satisfied. These proposed Treasury Regulations would be effective for transactions that occur after the date the regulations are published as final Treasury Regulations. There can, however, be no assurance as to whether, when, and in what particular form such proposed Treasury Regulations will ultimately be finalized.

Effect of Recently Enacted Legislation

Tax Relief Unemployment Insurance Reauthorization, and Job Creation Act of 2010. Tax Relief Unemployment Insurance Reauthorization, and Job Creation Act of 2010, which was signed into law on December 17, 2010, extended through December 31, 2012 certain reduced tax rates that had been scheduled to expire after December 31, 2010, including the reduced 15% maximum rate of tax on capital gains, the reduced 35% maximum rate of tax on ordinary income of noncorporate taxpayers, and the application of the capital gains tax rate to “qualified dividend income” discussed in the accompanying prospectus.

Hiring Incentives to Restore Employment Act of 2010. The Hiring Incentives to Restore Employment Act of 2010 (the “HIRE Act”), which was signed into law on March 18, 2010, imposes a 30% withholding tax on certain types of payments made to “foreign financial institutions” and certain other non-U.S. entities unless additional certification, information reporting and other specified requirements are satisfied. Failure to comply with the new reporting requirements could result in withholding tax being imposed on payments of interest, dividends, sales proceeds and other payments to foreign intermediaries and certain non-U.S. persons. Under certain circumstances, a non-U.S. Shareholder might be eligible for a refund of such taxes. According to recent IRS guidance, these provisions of the HIRE Act generally are effective for (i) dividends paid after December 31, 2013, and (ii) for gross proceeds from a sale of Depositary Shares after December 31, 2014. Prospective U.S. Shareholders and prospective non-U.S. Shareholders should consult their own tax advisers regarding this recently enacted legislation.

Health Care and Reconciliation Act of 2010. The Health Care and Reconciliation Act of 2010 requires that, in certain circumstances, certain U.S. Shareholders that are individuals, estates, and trusts pay a 3.8% tax on “net investment income,” which includes, among other things, dividends on and gains from the sale or other disposition of stock, effective for taxable years beginning after December 31, 2012. Prospective investors should consult their own tax advisors regarding this recently enacted legislation.

UNDERWRITING

Subject to the terms and conditions stated in the underwriting agreement dated the date of this prospectus supplement, each underwriter named below has severally agreed to purchase from us, and we have agreed to sell to that underwriter, the number of Depositary Shares set forth opposite the underwriter’s name.

Underwriter	Number of Depositary Shares
Merrill Lynch, Pierce, Fenner & Smith Incorporated	2,133,333
Morgan Stanley & Co. LLC	2,133,333
Wells Fargo Securities, LLC	2,133,334
Credit Suisse Securities (USA) LLC	400,000
J.P. Morgan Securities LLC	400,000
RBC Capital Markets, LLC	400,000
D.A. Davidson & Co.	40,000
Davenport & Company LLC	40,000
Janney Montgomery Scott LLC	40,000
JJB Hilliard, WL Lyons, LLC	40,000
Mesirow Financial, Inc.	40,000
Morgan Keegan & Company, Inc.	40,000
Oppenheimer & Co. Inc.	40,000
Robert W. Baird & Co. Incorporated	40,000
Stifel Nicolaus & Company, Incorporated	40,000
Wedbush Securities Inc.	40,000

Total	8,000,000

The underwriting agreement provides that the obligations of the several underwriters to purchase the Depositary Shares included in this offering are subject to approval of legal matters by counsel and to other conditions. The underwriters are obligated to purchase all of the Depositary Shares if they purchase any of the Depositary Shares.

The underwriters, for whom Merrill Lynch, Pierce, Fenner & Smith Incorporated, Morgan Stanley & Co. LLC and Wells Fargo Securities, LLC are acting as representatives, propose to offer some of the Depositary Shares directly to the public at the public offering price set forth on the cover page of this prospectus supplement and some of the Depositary Shares to dealers at the public offering price less a concession not to exceed $0.7875 per Depositary Share for retail orders and $0.50 per Depositary Share for institutional orders. The underwriters may allow, and dealers may reallow, a concession not to exceed $0.45 per Depositary Share on sales to other dealers. If all of the Depositary Shares are not sold at the initial offering price, the representatives may change the public offering price and the other selling terms.

We have granted to the underwriters an option, exercisable for 30 days from the date of this prospectus supplement, to purchase up to 1,200,000 additional Depositary Shares at the public offering price less the underwriting discount plus accumulated dividends, if any. The underwriters may exercise the option solely for the purpose of covering over-allotments, if any, in connection with this offering. To the extent the option is exercised, each underwriter must purchase a number of additional Depositary Shares approximately proportionate to that underwriter’s initial purchase commitment.

We intend to apply to have the Depositary Shares listed on the NYSE, under the symbol “PSBPrS.” If this application is approved, trading of the Depositary Shares on the NYSE is expected to begin within 30 days following initial delivery of the Depositary Shares.

The following table shows the underwriting discounts that we are to pay to the underwriters in connection with this offering. These amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase additional Depositary Shares.

	No Exercise	Full Exercise
Per Depositary Share (Retail Orders)	$0.7875	$0.7875
Per Depositary Share (Institutional Orders)	$0.50	$0.50
Total	$5,927,400	$6,872,400

In connection with the offering, Merrill Lynch, Pierce, Fenner & Smith Incorporated, Morgan Stanley & Co. LLC and Wells Fargo Securities, LLC on behalf of the underwriters may purchase and sell Depositary Shares in the open market. These transactions may include short sales, syndicate covering transactions and stabilizing transactions. Short sales involve syndicate sales of Depositary Shares in excess of the number of Depositary Shares to be purchased by the underwriters in the offering, which creates a syndicate short position. “Covered” short sales are sales of Depositary Shares made in an amount up to the number of shares represented by the underwriters’ over-allotment option. In determining the source of Depositary Shares to close out the covered syndicate short position, the underwriters will consider, among other things, the price of Depositary Shares available for purchase in the open market as compared to the price at which they may purchase Depositary Shares through the over-allotment option. Transactions to close out the covered syndicate short position involve either purchases of the Depositary Shares in the open market after the distribution has been completed or the exercise of the over-allotment option. The underwriters may also make “naked” short sales of Depositary Shares in excess of the over-allotment option. The underwriters must close out any naked short position by purchasing Depositary Shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the Depositary Shares in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of bids for or purchases of Depositary Shares in the open market while the offering is in progress.

The underwriters also may impose a penalty bid. Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when Merrill Lynch, Pierce, Fenner & Smith Incorporated, Morgan Stanley & Co. LLC and Wells Fargo Securities, LLC repurchase Depositary Shares originally sold by that syndicate member in order to cover syndicate short positions or make stabilizing purchases.

Any of these activities may have the effect of preventing or retarding a decline of the market price of the Depositary Shares. They may also cause the price of the Depositary Shares to be higher than the price that would otherwise exist in the open market in the absence of these transactions. The underwriters may conduct these transactions on the NYSE or in the over-the-counter market, or otherwise. If the underwriters commence any of these transactions, they may discontinue any of them at any time.

We estimate that our portion of the total expenses (excluding the underwriting discount) of this offering will be $330,000.

Certain of the underwriters have performed investment banking and advisory services for us from time to time for which they have received customary fees and expenses. The underwriters may, from time to time, engage in transactions with and perform services for us in the ordinary course of their business.

In addition, in the ordinary course of their business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. Certain of the underwriters or their affiliates that have a lending relationship with us routinely hedge their credit exposure to us consistent with their customary risk management policies. Typically, such underwriters and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Wells Fargo Bank, National Association, an affiliate of Wells Fargo Securities, LLC. Wells Fargo Bank, National Association is the agent and a lender in our credit facility and is also the lender under our Credit Agreement dated December 20, 2011.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, or to contribute to payments the underwriters may be required to make because of any of those liabilities.

We expect to deliver the Depositary Shares against payment in New York City on or about the expected settlement date specified on the cover page of this prospectus supplement, which is the fifth business day following the expected date of this Prospectus Supplement. Under Rule 15c6-1 of the Exchange Act, trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Depositary Shares on the expected date of the Prospectus Supplement or the next succeeding business day will be required, by virtue of the fact that the Depositary Shares initially will settle in T+ 5, to specify an alternative settlement cycle at the time of any such trade to prevent a failed settlement and should consult their own advisor.

LEGAL MATTERS

The validity of the Preferred Stock and the Depositary Shares offered hereby will be passed upon for us by Stephanie Heim, Esq., counsel for PS Business Parks, and for the underwriters by Skadden, Arps, Slate, Meagher & Flom LLP, Los Angeles, California. Hogan Lovells US LLP has delivered an opinion as to our status as a REIT. Skadden, Arps, Slate, Meagher  & Flom LLP has from time to time represented PS Business Parks on other matters.

EXPERTS

Ernst & Young LLP, independent registered public accounting firm, has audited our consolidated financial statements and schedule included in our Annual Report on Form 10-K, for the year ended December 31, 2010, and the effectiveness of our internal control over financial reporting as of December 31, 2010, and the statement of certain revenue and certain operating expenses of the Northern California Industrial and Flex Portfolio for the year ended December 31, 2010 included in the Company’s Current Report on Form 8-K/A filed on January 9, 2012, as set forth in their reports, which are incorporated by reference in this prospectus supplement and elsewhere in the registration statement. Our financial statements and schedule and the statement of certain revenue and certain operating expenses of the Northern California Industrial and Flex Portfolio are incorporated by reference in reliance on Ernst & Young LLP’s reports, given on their authority as experts in accounting and auditing.

$550,000,000

By this prospectus, we may offer-

Common Stock

Preferred Stock

Equity Stock

Depositary Shares

Warrants

Debt Securities

Units

We will provide the specific terms of these securities in supplements to this prospectus. You should read this prospectus and the supplements carefully before you invest.

Corporate Headquarters:

701 Western Avenue

Glendale, CA 91201-2397

(818) 244-8080

Our common stock is traded on the New York Stock Exchange under the symbol “PSB.”

Investing in our securities involves risks. Please read “Risk Factors” beginning on page 1 for a discussion of material risks you should consider before you invest.

Neither the Securities and Exchange Commission nor any state securities regulator has approved or disapproved of the securities to be issued under this prospectus or determined if this prospectus is accurate or adequate. Any representation to the contrary is a criminal offense.

July 17, 2009

You should rely only on the information contained in or incorporated by reference in this prospectus or any prospectus supplement. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information contained in or incorporated by reference in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of those documents.

i

ii

PS Business Parks, Inc. is a fully-integrated, self-advised and self-managed real estate investment trust, or REIT, that acquires, develops, owns and operates commercial properties, primarily multi-tenant flex, office and industrial space. As of March 31, 2009, PS Business Parks, Inc. owned 73.7% of the common partnership units of PS Business Parks, L.P., which we refer to in this prospectus as “the operating partnership.” The remaining common partnership units were owned by Public Storage and its affiliated entities. PS Business Parks, Inc., as the sole general partner of the operating partnership, has full, exclusive and complete responsibility and discretion in managing and controlling the operating partnership. Unless otherwise indicated or unless the context requires otherwise, all references in this prospectus to “PS Business Parks,” “the company,” “we,” “us,” “our” and similar references mean PS Business Parks, Inc. and its subsidiaries, including the operating partnership.

RISK FACTORS

Before investing in our securities, you should consider the following risks and detriments:

Public Storage has significant influence over us.

At March 31, 2009, Public Storage and its affiliates owned 26.4% of the outstanding shares of our common stock and 26.3% of the outstanding common units of the operating partnership (100% of the common units not owned by us). Assuming conversion of its partnership units, Public Storage would own 45.7% of the outstanding shares of our common stock. Ronald L. Havner, Jr., our chairman, is also the Chief Executive Officer, President and a Director of Public Storage. Harvey Lenkin is a Director of both our company and Public Storage. Consequently, Public Storage has the ability to significantly influence all matters submitted to a vote of our shareholders, including electing directors, changing our articles of incorporation, dissolving and approving other extraordinary transactions such as mergers, and all matters requiring the consent of the limited partners of the operating partnership. Public Storage’s interest in such matters may differ from other shareholders’. In addition, Public Storage’s ownership may make it more difficult for another party to take over our company without Public Storage’s approval.

Provisions in our organizational documents may prevent changes in control.

Our articles generally prohibit owning more than 7% of our shares:    Our articles of incorporation restrict the number of shares that may be owned by any other person, and the partnership agreement of our operating partnership contains an anti-takeover provision. No shareholder (other than Public Storage and certain other specified shareholders) may own more than 7% of the outstanding shares of our common stock, unless our board of directors waives this limitation. We imposed this limitation to avoid, to the extent possible, a concentration of ownership that might jeopardize our ability to qualify as a REIT. This limitation, however, also makes a change of control much more difficult (if not impossible) even if it may be favorable to our public shareholders. These provisions will prevent future takeover attempts not approved by Public Storage even if a majority of our public shareholders consider it to be in their best interests because they would receive a premium for their shares over the shares’ then market value or for other reasons.

Our board can set the terms of certain securities without shareholder approval:    Our board of directors is authorized, without shareholder approval, to issue up to 50.0 million shares of preferred stock and up to 100.0 million shares of equity stock, in each case in one or more series. Our board has the right to set the terms of each of these series of stock. Consequently, the board could set the terms of a series of stock that could make it difficult (if not impossible) for another party to take over our company even if it might be favorable to our public shareholders. Our articles of incorporation also contain other provisions that could have the same effect. We can also cause our operating partnership to issue additional interests for cash or in exchange for property.

The partnership agreement of our operating partnership restricts mergers:    The partnership agreement of our operating partnership generally provides that we may not merge or engage in a similar transaction unless the limited partners of our operating partnership are entitled to receive the same proportionate payments as our shareholders. In addition, we have agreed not to merge unless the merger would have been approved had the limited partners been able to vote together with our shareholders, which has the effect of increasing Public Storage’s influence over us due to Public Storage’s ownership of operating partnership units. These provisions may make it more difficult for us to merge with another entity.

Our operating partnership poses additional risks to us.

Limited partners of our operating partnership, including Public Storage, have the right to vote on certain changes to the partnership agreement. They may vote in a way that is against the interests of our shareholders. Also, as general partner of our operating partnership, we are required to protect the interests of the limited partners of the operating partnership. The interests of the limited partners and of our shareholders may differ.

We would incur adverse tax consequences if we fail to qualify as a REIT.

Our cash flow would be reduced if we fail to qualify as a REIT:    While we believe that we have qualified since 1990 to be taxed as a REIT, and will continue to be so qualified, we cannot be certain. To continue to qualify as a REIT, we need to satisfy certain requirements under the federal income tax laws relating to our income, assets, distributions to shareholders and shareholder base. In this regard, the share ownership limits in our articles of incorporation do not necessarily ensure that our shareholder base is sufficiently diverse for us to qualify as a REIT. For any year we fail to qualify as a REIT, we would be taxed at regular corporate tax rates on our taxable income unless certain relief provisions apply. Taxes would reduce our cash available for distributions to shareholders or for reinvestment, which could adversely affect us and our shareholders. Also we would not be allowed to elect REIT status for five years after we fail to qualify unless certain relief provisions apply.

We may need to borrow funds to meet our REIT distribution requirements:    To qualify as a REIT, we must generally distribute to our shareholders 90% of our taxable income. Our income consists primarily of our share of our operating partnership’s income. We intend to make sufficient distributions to qualify as a REIT and otherwise avoid corporate tax. However, differences in timing between income and expenses and the need to make nondeductible expenditures such as capital improvements and principal payments on debt could force us to borrow funds to make necessary shareholder distributions.

The recent market disruptions may adversely affect our operating results and financial condition.

The global financial markets are currently undergoing pervasive and fundamental disruptions. The continuation or intensification of any such volatility may have an adverse impact on the availability of credit to businesses generally and could lead to a further weakening of the U.S. and global economies. To the extent that turmoil in the financial markets continues or intensifies, it has the potential to materially, adversely affect the value of our properties, the availability or the terms of financing and may impact the ability of our customers to enter into new leasing transactions or satisfy rental payments under existing leases. The current market disruption could also affect our operating results and financial condition as follows:

Debt and Equity Markets:    Our results of operations and share price are sensitive to the volatility of the credit markets. The commercial real estate debt markets are currently experiencing volatility as a result of certain factors, including the tightening of underwriting standards by lenders and credit rating agencies and the significant inventory of unsold collateralized mortgage backed securities in the market. Credit spreads for major sources of capital have widened significantly as investors have demanded a higher risk premium. This is resulting in lenders increasing the cost for debt financing. Should the overall cost of borrowings increase, either by increases in the index rates or by increases in lender spreads, we will need to factor such increases into the economics of our acquisitions. In addition, the state of the debt markets could have an effect on the overall amount of capital being invested in real estate, which may result in price or value decreases of real estate assets and affect our ability to raise equity capital.

Valuations:    The recent market volatility will likely make the determination of the value of our properties more difficult. There may be significant uncertainty in the valuation, or in the stability of the value, of our properties, which could result in a substantial decrease in the value of our properties. As a result, we may not be able to recover the carrying amount of our properties, which may require us to recognize an impairment charge in earnings.

Government Intervention:    The pervasive and fundamental disruptions that the global financial markets are currently undergoing have led to extensive and unprecedented governmental intervention. Such intervention has in certain cases been implemented on an “emergency” basis, suddenly and substantially eliminating market participants’ ability to continue to implement certain strategies or manage the risk of their outstanding positions. In addition, these interventions have typically been unclear in scope and application, resulting in confusion and uncertainty which in itself has been materially detrimental to the efficient functioning of the markets as well as previously successful investment strategies. It is impossible to predict what, if any, additional interim or permanent governmental restrictions may be imposed on the markets or the effect of such restrictions on us and our results of operations. There is a high likelihood of significantly increased regulation of the financial markets that could have a material effect on our operating results and financial condition.

Since we buy and operate real estate, we are subject to general real estate investment and operating risks.

Summary of real estate risks:    We own and operate commercial properties and are subject to the risks of owning real estate generally and commercial properties in particular. These risks include:

•	the national, state and local economic climate and real estate conditions, such as oversupply of or reduced demand for space and changes in market rental rates;

•	how prospective tenants perceive the attractiveness, convenience and safety of our properties;

•	difficulties in consummating and financing acquisitions and developments on advantageous terms and the failure of acquisitions and developments to perform as expected;

•	our ability to provide adequate management, maintenance and insurance;

•	our ability to collect rent from tenants on a timely basis;

•	the expense of periodically renovating, repairing and reletting spaces;

•	environmental issues;

•	compliance with the Americans with Disabilities Act and other federal, state, and local laws and regulations;

•	increasing operating costs, including real estate taxes, insurance and utilities, if these increased costs cannot be passed through to tenants;

•	changes in tax, real estate and zoning laws;

•	increase in new commercial properties in our market;

•	tenant defaults and bankruptcies;

•	tenant’s right to sublease space; and

•	concentration of properties leased to non-rated private companies.

Certain significant costs, such as mortgage payments, real estate taxes, insurance and maintenance, generally are not reduced even when a property’s rental income is reduced. In addition, environmental and tax laws, interest rate levels, the availability of financing and other factors may affect real estate values and property income. Furthermore, the supply of commercial space fluctuates with market conditions.

If our properties do not generate sufficient income to meet operating expenses, including any debt service, tenant improvements, lease commissions and other capital expenditures, we may have to borrow additional amounts to cover fixed costs, and we may have to reduce our distributions to shareholders.

We may be unable to consummate acquisitions and develop properties on advantageous terms, or new acquisitions and development properties may fail to perform as expected:    While we have not acquired a property since August, 2007, we continue to seek to acquire and develop flex, industrial and office properties where they meet our criteria and we believe that they will enhance our future financial performance and the value of our portfolio. Our belief, however, is subject to risks, uncertainties and other factors, many of which are forward-looking and are uncertain in nature or are beyond our control, including the risks that our acquisitions and development properties may not perform as expected, that we may be unable to quickly integrate new acquisitions and developments into our existing operations, and that any costs to develop projects or redevelop acquired properties may exceed estimates. Further, we face significant competition for suitable acquisition properties from other real estate investors, including other publicly traded real estate investment trusts and private institutional investors. As a result, we may be unable to acquire additional properties we desire or the purchase price for desirable properties may be significantly increased. In addition, some of these properties may have unknown characteristics or deficiencies or may not complement our portfolio of existing properties. In addition, we may finance future acquisitions and development properties through a combination of borrowings, proceeds from equity or debt offerings by us or the operating partnership, and proceeds from property divestitures. These financing options may not be available when desired or required or may be more costly than anticipated, which could adversely affect our cash flow. Real property development is subject to a number of risks, including construction delays, complications in obtaining necessary zoning, occupancy and other governmental permits, cost overruns, financing risks, and the possible inability to meet expected occupancy and rent levels. If any of these problems occur, development costs for a project may increase, and there may be costs incurred for projects that are not completed. As a result of the foregoing, some properties may be worth less or may generate less revenue than, or simply not perform as well as, we believed at the time of acquisition or development, negatively affecting our operating results. Any of the foregoing risks could adversely affect our financial condition, operating results and cash flow, and our ability to pay dividends on, and the market price of, our stock. In addition, we may be unable to successfully integrate and effectively manage the properties we do acquire and develop, which could adversely affect our results of operations.

We may encounter significant delays and expense in reletting vacant space, or we may not be able to relet space at existing rates, in each case resulting in losses of income:    When leases expire, we will incur expenses in retrofitting space and we may not be able to re-lease the space on the same terms. Certain leases provide tenants with the right to terminate early if they pay a fee. As of March 31, 2009, our properties generally had lower vacancy rates than the average for the markets in which they are located, and leases accounting for 15.6% of our total annualized rental income expire in 2009 and 23.1% in 2010. While we have estimated our cost of renewing leases that expire in 2009 and 2010, our estimates could be wrong. If we are unable to re-lease space promptly, if the terms are significantly less favorable than anticipated or if the costs are higher, we may have to reduce our distributions to shareholders.

Tenant defaults and bankruptcies may reduce our cash flow and distributions:    We may have difficulty collecting from tenants in default, particularly if they declare bankruptcy. This could affect our cash flow and our ability to fund distributions to shareholders. Since many of our tenants are non-rated private companies, this risk may be enhanced. There is inherent uncertainty in a tenant’s ability to continue paying rent if they are in bankruptcy. As of April 30, 2009, we had approximately 69,000 square feet of leased space that is occupied by tenants that are protected by Chapter 11 of the U.S. Bankruptcy Code. In addition, we had tenants occupying approximately 245,000 square feet who vacated their space during the three months ended March 31, 2009 as a result of business failures. A number of other tenants have contacted us requesting early termination of their lease, reduction in space under lease, or rent deferment or abatement. At this time, we cannot anticipate what effect, if any, the ultimate outcome of these discussions will have on our operating results.

We may be adversely affected by significant competition among commercial properties:    Many other commercial properties compete with our properties for tenants. Some of the competing properties may be newer and better located than our properties. We also expect that new properties will be built in our markets. In addition, we compete with other buyers, many of which are larger than PS Business Parks, for attractive commercial properties. Therefore, we may not be able to grow as rapidly as we would like.

We may be adversely affected if casualties to our properties are not covered by insurance:    We could suffer uninsured losses or losses in excess of our insurance policy limits for occurrences such as earthquakes or hurricanes that adversely affect us or even result in loss of the property. We might still remain liable on any mortgage debt or other unsatisfied obligations related to that property.

The illiquidity of our real estate investments may prevent us from adjusting our portfolio to respond to market changes:    There may be delays and difficulties in selling real estate. Therefore, we cannot easily change our portfolio when economic conditions change. Also, tax laws limit a REIT’s ability to sell properties held for less than two years.

We may be adversely affected by changes in laws:    Increases in income and service taxes may reduce our cash flow and ability to make expected distributions to our shareholders. Our properties are also subject to various federal, state and local regulatory requirements, such as state and local fire and safety codes. If we fail to comply with these requirements, governmental authorities could fine us or courts could award damages against us. We believe our properties comply with all significant legal requirements. However, these requirements could change in a way that would reduce our cash flow and ability to make distributions to shareholders.

We may incur significant environmental remediation costs: Under various federal, state and local environmental laws, an owner or operator of real estate may have to clean spills or other releases of hazardous or toxic substances on or from a property. Certain environmental laws impose liability whether or not the owner knew of, or was responsible for, the presence of the hazardous or toxic substances. In some cases, liability may exceed the value of the property. The presence of toxic substances, or the failure to properly remedy any resulting contamination, may make it more difficult for the owner or operator to sell, lease or operate its property or to borrow money using its property as collateral. Future environmental laws may impose additional material liabilities on us.

We depend on external sources of capital to grow our company.

We are generally required under the Internal Revenue Code to distribute at least 90% of our taxable income. Because of this distribution requirement, we may not be able to fund future capital needs, including any necessary building and tenant improvements, from operating cash flow. Consequently, we may need to rely on third-party sources of capital to fund our capital needs. We may not be able to obtain the financing on favorable terms or at all. Access to third-party sources of capital depends, in part, on general market conditions, the market’s perception of our growth potential, our current and expected future earnings, our cash flow, and the market price per share of our common stock. If we cannot obtain capital from third-party sources, we may not be able to acquire properties when strategic opportunities exist, satisfy any debt service obligations, or make cash distributions to shareholders.

Our ability to control our properties may be adversely affected by ownership through partnerships and joint ventures.

We own most of our properties through our operating partnership. Our organizational documents do not prevent us from acquiring properties with others through partnerships or joint ventures. This type of investment may present additional risks. For example, our partners may have interests that differ from ours or that conflict with ours, or our partners may become bankrupt.

We can change our business policies and increase our level of debt without shareholder approval.

Our board of directors establishes our investment, financing, distribution and our other business policies and may change these policies without shareholder approval. Our organizational documents do not limit our level of debt. A change in our policies or an increase in our level of debt could adversely affect our operations or the price of our common stock.

We can issue additional securities without shareholder approval.

We can issue preferred equity, common stock and equity stock without shareholder approval. Holders of preferred stock have priority over holders of common stock, and the issuance of additional shares of stock reduces the interest of existing holders in our company.

Increases in interest rates may adversely affect the market price of our common stock.

One of the factors that influences the market price of our common stock is the annual rate of distributions that we pay on our common stock, as compared with interest rates. An increase in interest rates may lead purchasers of REIT shares to demand higher annual distribution rates, which could adversely affect the market price of our common stock.

Shares that become available for future sale may adversely affect the market price of our common stock.

Substantial sales of our common stock, or the perception that substantial sales may occur, could adversely affect the market price of our common stock. As of March 31, 2009, Public Storage and its affiliates owned 26.4% of the outstanding shares of our common stock and 26.3% of the outstanding common units of the operating partnership (100% of the common units not owned by us). Assuming conversion of its partnership units, Public Storage would own 45.7% of the outstanding shares of our common stock. These shares, as well as shares of common stock held by certain other significant shareholders, are eligible to be sold in the public market, subject to compliance with applicable securities laws.

We depend on key personnel.

We depend on our key personnel, including Joseph D. Russell, Jr., our President and Chief Executive Officer. The loss of Mr. Russell or other key personnel could adversely affect our operations. We maintain no key person insurance on our key personnel.

Change in taxation of corporate dividends may adversely affect the value of our shares.

The Jobs and Growth Tax Relief Reconciliation Act of 2003, enacted on May 28, 2003, generally reduces to 15% the maximum marginal rate of federal tax payable by individuals on dividends received from a regular C corporation. This reduced tax rate, however, does not apply to dividends paid to individuals by a REIT on its shares except for certain limited amounts. The earnings of a REIT that are distributed to its shareholders are generally subject to less federal income taxation on an aggregate basis than earnings of a regular C corporation that are distributed to its shareholders net of corporate-level income tax. The Jobs and Growth Tax Act, however, could cause individual investors to view stocks of regular C corporations as more attractive relative to shares of REITs than was the case prior to the enactment of the legislation because the dividends from regular C corporations, which previously were taxed at the same rate as REIT dividends, now will be taxed at a maximum marginal rate of 15% while REIT dividends will be taxed at a maximum marginal rate of 35%.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission using a “shelf” registration process. Under this shelf process, we may sell from time to time common stock, preferred stock, equity stock, depositary shares, warrants, debt securities and units, in any combination, in one or more offerings up to a total dollar amount of $550,000,000. This prospectus provides a general description of the securities that we may offer. Each time we offer any of the types of securities described in this prospectus, we will prepare and distribute a prospectus supplement that will contain a description of the specific terms of the securities being offered and of the offering. The prospectus supplement may also supplement the information contained in this prospectus. You should read both this prospectus and the applicable prospectus supplement, together with the additional information described under the heading “Where You Can Find More Information,” before purchasing any securities.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the reporting requirements of the Securities Exchange Act of 1934, and are required to file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy all or any portion of this information at the Commission’s principal office in Washington, D.C., and copies of all or any part thereof may be obtained from the Public Reference Section of the Commission, 100 F Street, N.E., Washington, D.C. 20549 after payment of fees prescribed by the Commission. You may telephone the Commission at 1-800-SEC-0330 for further information on the Commission’s public reference facilities. The Commission also maintains a website at http://www.sec.gov that contains the reports, proxy and information statements and other information that we and other registrants file electronically with the Commission.

We have filed a registration statement on Form S-3, of which this prospectus is a part, with the Commission to register offers and sales of the securities described in this prospectus under the Securities Act of 1933. The registration statement contains additional information about us and the securities. You may obtain the registration statement and its exhibits from the Commission as described above.

The Commission allows us to provide information about our business and other important information to you by “incorporating by reference” the information we file with the Commission, which means that we can disclose that information to you by referring in this prospectus to the documents we file with the Commission. Under the Commission’s regulations, any statement contained in a document incorporated by reference in this prospectus is automatically updated and superseded by any information contained in this prospectus, or in any subsequently filed document of the types described below.

We incorporate into this prospectus by reference the following documents filed by us with the Commission, each of which should be considered an important part of this prospectus:

SEC Filing (File No. 1-10709)	Period Covered or Date of Filing
Annual Report on Form 10-K	Year ended December 31, 2008 (filed on February 26, 2009, amended on June 17, 2009)
Quarterly Report on Form 10-Q	Quarter ended March 31, 2009 (filed on May 7, 2009)
Current Reports on Form 8-K	Filed February 25, 2009 and March 31, 2009
Description of our common stock contained in Registration Statement on Form 8-A, as supplemented by the description of our common stock contained in this prospectus	Effective September 8, 2008

All documents filed by us pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 (excluding any information furnished rather than filed in any Current Report on Form 8-K) between the date of this prospectus and the termination of the offering of securities under this prospectus shall also be deemed to be incorporated herein by reference. Any statement contained in any document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or in any other subsequently filed document which also is or is deemed to be incorporated by reference in this prospectus modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

You may request a copy of each of our filings at no cost, by writing or telephoning us at the following address, telephone or facsimile number:

Investor Services Department

PS Business Parks, Inc.

701 Western Avenue

Glendale, California 91201-2349

Telephone: (800) 421-2856, or

                    (818) 244-8080

Facsimile: (818) 241-0627

Exhibits to a document will not be provided unless they are specifically incorporated by reference in that document.

FORWARD-LOOKING STATEMENTS

Some of the information included or incorporated by reference in this prospectus contains forward-looking statements, such as those pertaining to our portfolio performance and future results of operations, market conditions and prospects. The pro forma financial statements and other pro forma information incorporated by reference in this prospectus also contain forward-looking statements. You can identify forward-looking statements by their use of forward-looking terminology such as “believes,” “expects,” “may,” “will,” “should,” “seeks,” “intends,” “plans,” “pro forma,” “estimates” or “anticipates” or the negative of these words and phrases or similar words or phrases. Discussion of strategy, plans or intentions also include forward-looking statements.

Forward-looking statements inherently involve risks and uncertainties and you should not rely on them as predictions of future events. The factors described above under the heading “Risk Factors,” as well as changes in the commercial real estate market and the general economy, could cause future events and actual results to differ materially from those set forth or contemplated in the forward-looking statements. We do not assume any obligation to update any forward-looking statements.

THE COMPANY

We are a self-advised and self-managed real estate investment trust, or REIT, that acquires, develops, owns and operates commercial properties. We are the sole general partner of our operating partnership, PS Business Parks, L.P., through which we conduct most of our activities. As of March 31, 2009, we owned and operated, through our operating partnership, approximately 19.6 million rentable square feet of commercial space located in eight states: Arizona, California, Florida, Maryland, Oregon, Texas, Virginia, and Washington. We also manage approximately 1.4 million rentable square feet on behalf of Public Storage and its affiliated entities.

In a March 1998 merger with American Office Park Properties, Inc., we acquired the commercial property business previously operated by Public Storage and were renamed “PS Business Parks, Inc.” We elected to be taxed as a REIT beginning with our 1990 taxable year. To the extent that we continue to qualify as a REIT, we will not be taxed, with certain limited exceptions, on the net income that we distribute currently to our shareholders. We were incorporated in California in 1990. Our principal executive offices are located at 701 Western Avenue, Glendale, California 91201-2397. Our telephone number is (818) 244-8080.

USE OF PROCEEDS

Unless we inform you otherwise in a prospectus supplement or “free writing prospectus”, we expect to use the net proceeds from the sale of securities for general corporate purposes. These purposes may include, but are not limited to, the acquisition of commercial properties, repayment of our outstanding debt, redemption of preferred securities and general business purposes. Pending their use, we may invest the net proceeds in short-term, interest bearing securities.

RATIO OF EARNINGS TO FIXED CHARGES

We compute our ratio of earnings from continuing operations to combined fixed charges and preferred stock distributions by dividing our earnings from continuing operations by our fixed charges. Earnings from continuing operations consists of income from continuing operations plus fixed charges.

	For the Three Months Ended March 31, 2009	For the Year Ended December 31,
		2008	2007	2006	2005	2004
Ratio of earnings from continuing operations to combined fixed charges and preferred distributions	(1)	1.6	1.4	1.3	1.4	1.3

(1)	Not meaningful as combined fixed charges and preferred stock dividends are negative.

DESCRIPTION OF COMMON STOCK

We are authorized to issue 100,000,000 shares of common stock, par value $.01 per share. At June 15, 2009, we had outstanding 20,545,511 shares of common stock (excluding shares issuable upon exchange of interests in our operating partnership and shares subject to options).

Common Stock

The following description of our common stock sets forth certain general terms and provisions of the common stock to which any prospectus supplement may relate, including a prospectus supplement providing that common stock will be issuable upon conversion of preferred stock or upon the exercise of warrants. The statements below describing our common stock are in all respects subject to and qualified in their entirety by reference to the applicable provisions of our articles of incorporation and bylaws.

Subject to any preference with respect to our preferred stock or equity stock, holders of our common stock will be entitled to receive distributions when, as and if declared by our board of directors, out of funds legally available therefor. Payment and declaration of dividends on our common stock and purchases of shares of common stock by us will be subject to certain restrictions if we fail to pay dividends on outstanding preferred stock. See “Description of Preferred Stock.” Upon any liquidation, dissolution or winding up of our company, holders of common stock will be entitled to share ratably in any assets available for distribution to them, after payment or provision for payment of the debts and our other liabilities and the preferential amounts owing with respect to any of our outstanding preferred stock. Holders of our common stock have no preemptive rights, except such as have been provided to certain of our shareholders by contract, which means public shareholders have no right to acquire any additional shares of common stock that we may issue at a later date.

Each outstanding share of our common stock entitles the holder to one vote on all matters presented to our stockholders for a vote, with the exception that they have cumulative voting rights with respect to the election of our board of directors, in accordance with California law. Cumulative voting means that each holder of our common stock is entitled to cast as many votes as there are directors to be elected multiplied by the number of shares registered in his or her name. A holder of our common stock may cumulate the votes for directors by casting all of the votes for one candidate or by distributing the votes among as many candidates as he or she chooses. Cumulative voting is intended to provide holders of smaller blocks of stock with more meaningful influence in the election of directors than they would have without cumulative voting. The outstanding shares of our common stock are, and additional shares of common stock will be, when issued, fully paid and nonassessable.

The partnership agreement of our operating partnership provides that we may not consummate a business combination in which we must have a vote of our stockholders unless the matter is also approved by the vote of the partners of the operating partnership. For this purpose, a business combination is any merger, consolidation or other combination with or into another person or sale of all or substantially all of our assets, or any reclassification, recapitalization or change of our existing common stock. These provisions have the effect of increasing Public Storage’s influence over us, due to its ownership of operating partnership units, and also make it more difficult for us to consummate a business combination.

Our common stock is traded on the New York Stock Exchange under the symbol “PSB.” The transfer agent and registrar of our common stock is American Stock Transfer & Trust Company.

The rights, preferences and privileges of holders of our common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of our preferred stock or our equity stock which we may designate and issue in the future. See “Description of Preferred Stock” and “Description of Equity Stock.”

Ownership Limitations

For us to qualify as a REIT under the Internal Revenue Code of 1986, as amended, or the Code, no more than 50% in value of our outstanding shares of capital stock may be owned, directly or constructively under the applicable attribution rules of the Code, by five or fewer individuals (as defined in the Code to include certain entities) during the last half of a taxable year. In order to maintain our qualification as a REIT, our articles of incorporation provide certain restrictions on the shares of capital stock that any shareholder may own.

Our articles of incorporation provide that, subject to certain exceptions, no holder may own, or be deemed to own by virtue of the attribution provisions of the Code, more than (A) 7.0% of the outstanding shares of our common stock and (B) 9.9% of the outstanding shares of each class or series of shares of our preferred stock or equity stock and that all shares of stock be imprinted with a legend setting forth that restriction. Our articles of incorporation provide, however, that no person shall be deemed to exceed the ownership limit solely by reason of the beneficial ownership of shares of any class of stock to the extent that such shares of stock were beneficially owned by such person (including Public Storage) upon completion of, and after giving effect to, the merger with American Office Park Properties. Thus, this limitation does not affect the ownership of common stock held by Public Storage and certain other shareholders at the time of the merger. Furthermore, the limitation does not apply with respect to shares of stock deemed to be owned by a person as a result of such person’s ownership of shares of Public Storage (however, such ownership will be taken into account in determining whether a subsequent acquisition or transfer of our shares (but not Public Storage) violates the ownership limit). The ownership limitation is intended to assist in preserving our REIT status in view of Public Storage’s substantial ownership interest in us and the Hughes family’s substantial ownership interest in Public Storage. There can be no assurance, however, that such ownership limit will enable us to satisfy the requirement that a REIT not be “closely held” within the meaning of Section 856(h) of the Code for any given taxable year, in part as a result of the provision described above providing that the ownership limitation generally does not apply to our shares deemed to be owned as a result of a person’s ownership of shares of Public Storage.

Our articles of incorporation provide that our board of directors, in its sole and absolute discretion, may grant exceptions to the ownership limits, so long as (A) our board has determined that we would not be “closely held” within the meaning of Section 856(h) of the Code (without regard to whether the event in question takes place during the second half of a taxable year) and would not otherwise fail to qualify as a REIT, after giving effect to an acquisition by an excepted person of beneficial ownership of the maximum amount of capital stock permitted as a result of the exception to be granted, and taking into account the existing and permitted ownership by other persons of stock (taking into account any other exceptions granted) and (B) the excepted persons provide to our board such representations and undertakings as our board may require. In any case, no holder may own or acquire, either directly, indirectly or constructively under the applicable attribution rules of the Code, any shares of any class of capital stock if such ownership or acquisition (i) would cause more than 50% in value of outstanding capital stock to be owned, either directly or constructively, under the applicable attribution rules of the Code, by five or fewer individuals (as defined in the Code to include certain tax-exempt entities, other than, in general, qualified domestic pension funds), (ii) would result in our stock being beneficially owned by less than 100 persons (determined without reference to any rules of attribution), or (iii) would otherwise result in our failing to qualify as a REIT.

Our articles of incorporation generally provide that if any holder of capital stock purports to transfer shares to a person or there is a change in our capital structure, and either the transfer or the change in capital structure would result in our failing to qualify as a REIT, or such transfer or the change in capital structure would cause the transferee to hold shares in excess of the applicable ownership limit, then the shares causing the violation will be automatically transferred to a trust for the benefit of a designated charitable beneficiary. The purported transferee of those shares will have no right to receive dividends or other distributions with respect to them and will have no right to vote the shares. Any dividends or other distributions paid to such purported transferee prior to the discovery by us that the shares have been transferred to a trust will be paid to the trustee of the trust for the benefit of the charitable beneficiary upon demand. The trustee will designate a transferee of those shares so long as the shares would not violate the restrictions on ownership in the articles of incorporation in the hands of the designated transferee. Upon the sale of such shares, the purported transferee will receive out of any proceeds remaining after payment of expenses of the charitable trust and us the lesser of (A)(i) the price per share such purported transferee paid for the stock in the purported transfer that resulted in the transfer of the shares to the trust, or (ii) if the transfer or other event that resulted in the transfer of the shares to the trust was not a transaction in which the purported transferee gave full value for such shares, a price per share equal to the market price on the date of the purported transfer or other event that resulted in the transfer of the shares to the trust and (B) the price per share received by the trustee from the sale or other disposition of the shares held in the trust. Each purported transferee shall be deemed to have waived any claims such purported transferee may have against the trustee and us arising from the disposition of the shares, except for claims arising from the trustee’s or our gross negligence, willful misconduct, or failure to make payments when required by the articles of incorporation.

DESCRIPTION OF PREFERRED STOCK

We are authorized to issue 50,000,000 shares of preferred stock, par value $.01 per share. At June 15, 2009, we had 25,042 outstanding shares of preferred stock (represented by 25,042,000 depositary shares) and 2,936,700 shares reserved for issuance. Our articles of incorporation provide that the preferred stock may be issued from time to time in one or more series and give our board of directors broad authority to fix the dividend and distribution rights, conversion and voting rights, if any, redemption provisions and liquidation preferences of each series of preferred stock. Holders of preferred stock have no preemptive rights. The preferred stock will be, when issued, fully paid and nonassessable.

The issuance of preferred stock with special voting rights could be used to deter attempts to obtain control of us in transactions not approved by our board of directors. We have no present intention to issue stock for that purpose. For a discussion of provisions in the partnership agreement of the operating partnership that restrict our ability to enter into business combinations, see “Description of Common Stock.”

Outstanding Preferred Stock

At June 15, 2009, we had outstanding seven series of preferred stock, and had reserved for issuance, upon conversion of preferred units in our operating partnership, an additional four series. Each series (1) has a stated value of $25 per share (in the case of shares reserved for issuance upon the conversion of preferred units) or per depositary share, (2) in preference to the holders of shares of our common stock and any other capital stock ranking junior to the preferred stock as to payment of dividends, provides for cumulative quarterly dividends calculated as a percentage of the stated value (ranging from 6.55% to 7.950%) and (3) is subject to redemption, in whole or in part, at our election (on and after various dates between October 2007 and March 2012) at a cash redemption price of $25 per share (in the case of shares reserved for issuance upon the conversion of preferred units) or per depositary share, plus accrued and unpaid dividends.

In the event of our voluntary or involuntary liquidation, dissolution or winding up, the holders of the preferred stock will be entitled to receive out of our assets available for distribution to shareholders, before any distribution of assets is made to holders of our common stock or any other shares of capital stock ranking as to such distributions junior to the preferred stock, liquidating distributions in the amount of $25 per share (in the case of shares reserved for issuance upon the conversion of preferred units) or per depositary share, plus all accumulated and unpaid dividends.

Except as expressly required by law and in certain other limited circumstances, holders of the preferred stock are not entitled to vote. The consent of holders of at least 66 2/3% of the outstanding shares of the preferred stock, voting as a single class, is required to authorize another class of shares senior to the preferred stock.

We have reserved for issuance, upon conversion of preferred units in our operating partnership, four series of preferred stock. To the extent we issue any shares of any such series of preferred stock, we may not consolidate with, merge into or with, or convey, transfer or lease our assets substantially as an entirety to, any corporation or other entity, in a manner that would materially and adversely affect the outstanding shares of the series, without the affirmative vote of the holders of a majority of the outstanding shares of such series, subject to certain exceptions or unless we are the surviving entity.

Our depositary shares representing interests in our preferred stock are traded on the New York Stock Exchange under the symbols “PSB-H,” “PSB-I,” “PSB-K,” “PSB-L,” “PSB-M,” “PSB-O” and “PSB-P.”

Ownership Limitations

For a discussion of the ownership limitations that apply to preferred stock, see “Description of Common Stock — Ownership Limitations.”

Future Series of Preferred Stock

The following description of preferred stock sets forth certain general terms and provisions of the preferred stock to which any prospectus supplement may relate. The statements below describing the preferred stock are in all respects subject to and qualified in their entirety by reference to the applicable provisions of our articles of incorporation (including the applicable form of certificate of determination) and bylaws.

Reference is made to the prospectus supplement relating to the preferred stock offered thereby for specific terms, including, where applicable, the following: (1) the title and stated value of such preferred stock; (2) the number of shares of such preferred stock offered, the liquidation preference per share and the offering price of such preferred stock; (3) the dividend rate(s), period(s) and/or payment date(s) or method(s) of calculation applicable to such preferred stock; (4) the date from which dividends on such preferred stock shall accumulate, if applicable; (5) the provision for a sinking fund, if any, for such preferred stock; (6) the provision for redemption, if applicable, of such preferred stock; (7) any listing of such preferred stock on any securities exchange; (8) the terms and conditions, if applicable, upon which such preferred stock will be convertible into common stock, including the conversion price (or manner of calculation); (9) the voting rights, if any, of such preferred stock; (10) any other specific terms, preferences, rights, limitations or restrictions of such preferred stock; (11) the relative ranking and preferences of such preferred stock as to dividend rights and rights upon liquidation, dissolution or winding up of our affairs; and (12) any limitations on issuance of any series of preferred stock ranking senior to or on a parity with such series of preferred stock as to dividend rights and rights upon liquidation, dissolution or winding up of our affairs.

Ranking. The ranking of the preferred stock is set forth in the applicable prospectus supplement. Unless otherwise specified in the applicable prospectus supplement, such preferred stock will, with respect to dividend rights and rights upon liquidation, dissolution or winding up of our affairs, rank (i) senior to the common stock, any additional class of common stock and any series of preferred stock expressly made junior to such preferred stock; (ii) on a parity with all preferred stock previously issued by us the terms of which specifically provide that such preferred stock rank on a parity with the preferred stock offered hereby; and (iii) junior to all preferred stock previously issued by us the terms of which specifically provide that such preferred stock rank senior to the preferred stock offered hereby.

Dividends. Holders of shares of the preferred stock of each series offered hereby will be entitled to receive, when, as and if declared by our board of directors, out of our assets legally available for payment, cash dividends at such rates and on such dates as will be set forth in the applicable prospectus supplement. Each such dividend shall be payable to holders of record as they appear on the stock transfer books of our company on such record dates as shall be fixed by our board of directors.

Dividends on any series of the preferred stock offered hereby may be cumulative or non-cumulative, as provided in the applicable prospectus supplement. Dividends, if cumulative, will be cumulative from and after the date set forth in the applicable prospectus supplement. If our board of directors fails to declare a dividend payable on a dividend payment date on any series of the preferred stock for which dividends are noncumulative, then the holders of such series of the preferred stock will have no right to receive a dividend in respect of the dividend period ending on such dividend payment date, and we will have no obligation to pay the dividend accrued for such period, whether or not dividends on such series are declared payable on any future dividend payment date.

No dividends (other than in common stock or other capital stock ranking junior to the preferred stock of any series as to dividends and upon liquidation) will be declared or paid or set aside for payment (nor will any other distribution be declared or made upon the common stock, or any other capital stock ranking junior to or on a parity with the preferred stock of such series as to dividends or upon liquidation), nor will any common stock or any other capital stock ranking junior to or on a parity with the preferred stock of such series as to dividends or upon liquidation be redeemed, purchased or otherwise acquired for any consideration (or any moneys be paid to or made available for a sinking fund for the redemption of any shares of any such stock) by us (except by conversion into or exchange for other capital stock ranking junior to the preferred stock of such series as to dividends and upon liquidation) unless (i) if such series of preferred stock has a cumulative dividend, full cumulative dividends on the preferred stock of such series have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for all past dividend periods and the then current dividend period, and (ii) if such series of preferred stock does not have a cumulative dividend, full dividends on the preferred stock of such series have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for the then current dividend period.

If for any taxable year, we elect to designate as “capital gain dividends” (as defined in the Code) any portion of the dividends paid or made available for the year to the holders of our stock, then the portion of the dividends designated as capital gain dividends that will be allocable to the holders of preferred stock will be an amount equal to the total capital gain dividends multiplied by a fraction, the numerator of which will be the total dividends, within the meaning of the Code, paid or made available to the holders of preferred stock for the year, and the denominator of which will be the total dividends paid or made available to holders of all classes and series of our outstanding stock for that year.

Any dividend payment made on shares of a series of cumulative preferred stock offered hereby will first be credited against the earliest accrued but unpaid dividend due with respect to shares of such series which remains payable.

Redemption. If so provided in the applicable prospectus supplement, the shares of preferred stock will be subject to mandatory redemption or redemption at our option, in whole or in part, in each case upon the terms, at the times and at the redemption prices set forth in such prospectus supplement.

The prospectus supplement relating to a series of preferred stock offered hereby that is subject to mandatory redemption will specify the number of shares of such preferred stock that will be redeemed by us in each year commencing after a date to be specified, at a redemption price per share to be specified, together with an amount equal to all accrued and unpaid dividends thereon (which will not, if such preferred stock does not have a cumulative dividend, include any accumulation in respect of unpaid dividends for prior dividend periods) to the date of redemption. The redemption price may be payable in cash, securities or other property, as specified in the applicable prospectus supplement.

Notwithstanding the foregoing, no shares of any series of preferred stock offered hereby will be redeemed and we will not purchase or otherwise acquire directly or indirectly any shares of preferred stock of such series (except by conversion into or exchange for capital stock of our company ranking junior to the preferred stock of such series as to dividends and upon liquidation) unless all outstanding shares of preferred stock of such series are simultaneously redeemed unless, in each case, (i) if such series of preferred stock has a cumulative dividend, full cumulative dividends on the preferred stock of such series will have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for all past dividend periods and the then current dividend period and (ii) if such series of preferred stock does not have a cumulative dividend, full dividends on the preferred stock of such series have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for the then current dividend period; provided, however, that the foregoing shall not prevent the purchase or acquisition of shares of preferred stock of such series pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding shares of preferred stock of such series.

If fewer than all of the outstanding shares of preferred stock of any series offered hereby are to be redeemed, the number of shares to be redeemed will be determined by us and such shares may be redeemed pro rata from the holders of record of such shares in proportion to the number of such shares held by such holders (with adjustments to avoid redemption of fractional shares) or by lot in a manner determined by us.

Notice of redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each holder of record of preferred stock of any series to be redeemed at the address shown on our stock transfer books. Each notice will state: (i) the redemption date; (ii) the number of shares and series of the preferred stock to be redeemed; (iii) the redemption price; (iv) the place or places where certificates for such preferred stock are to be surrendered for payment of the redemption price; (v) that dividends on the shares to be redeemed will cease to accrue on such redemption date; and (vi) the date upon which the holder’s conversion rights, if any, as to such shares shall terminate. If fewer than all the shares of preferred stock of any series are to be redeemed, the notice mailed to each such holder thereof shall also specify the number of shares of preferred stock to be redeemed from each such holder and, upon redemption, a new certificate shall be issued representing the unredeemed shares without cost to the holder thereof. In order to facilitate the redemption of shares of preferred stock, our board of directors may fix a record date for the determination of shares of preferred stock to be redeemed, such record date to be not less than 30 or more than 60 days prior to the date fixed for such redemption.

Notice having been given as provided above, from and after the date specified therein as the date of redemption, unless we default in providing funds for the payment of the redemption price on such date, all dividends on the preferred stock called for redemption will cease. From and after the redemption date, unless we so default, all rights of the holders of the preferred stock as our shareholders, except the right to receive the redemption price (but without interest), will cease.

Subject to applicable law and the limitation on purchases when dividends on preferred stock are in arrears, we may, at any time and from time to time, purchase any shares of preferred stock in the open market, by tender or by private agreement.

Liquidation Preference.    Upon any voluntary or involuntary liquidation, dissolution or winding up of our affairs, then, before any distribution or payment shall be made to the holders of any common stock or any other class or series of our capital stock ranking junior to any series of the preferred stock in the distribution of assets upon our liquidation, dissolution or winding up, the holders of such series of preferred stock will be entitled to receive out of our assets legally available for distribution to shareholders liquidating distributions in the amount of the liquidation preference per share (set forth in the applicable prospectus supplement), plus an amount equal to all dividends accumulated and unpaid thereon (which shall not include any accumulation in respect of unpaid dividends for prior dividend periods if such preferred stock does not have a cumulative dividend). After payment of the full amount of the liquidating distributions to which they are entitled, the holders of preferred stock will have no right or claim to any of our remaining assets. In the event that, upon any such voluntary or involuntary liquidation, dissolution or winding up, our legally available assets are insufficient to pay the amount of the liquidating distributions on all outstanding shares of any series of preferred stock and the corresponding amounts payable on all shares of other classes or series of our capital stock ranking on a parity with the preferred stock in the distribution of assets upon liquidation, dissolution or winding up, then the holders of such series of preferred stock and all other such classes or series of capital stock shall share ratably in any such distribution of assets in proportion to the full liquidating distributions to which they would otherwise be respectively entitled.

If liquidating distributions shall have been made in full to all holders of preferred stock, our remaining assets will be distributed among the holders of any other classes or series of capital stock ranking junior to such series of preferred stock upon liquidation, dissolution or winding up, according to their respective rights and preferences and in each case according to their respective number of shares. For such purposes, our consolidation or merger with or into any other corporation, or the sale, lease, transfer or conveyance of all or substantially all of our property or assets will not be deemed to constitute a liquidation, dissolution or winding up.

Voting Rights.    Holders of the preferred stock offered hereby will not have any voting rights, except as set forth below or as otherwise expressly required by law or as indicated in the applicable prospectus supplement.

The affirmative vote or consent of the holders of at least a majority of the outstanding shares of each of our series G, J, N and Q preferred stock (which may be issued upon conversion of preferred units in our operating partnership) will be required to amend or repeal any provision of or add any provision to, our articles of incorporation, including the certificate of determination, if such action would materially and adversely alter or change the rights, preferences or privileges of such series of preferred stock. The affirmative vote or consent of the holders of at least 66 2/3% of the outstanding shares of each of our series H, I, K, L, M, O and P preferred stock will be required to amend or repeal any provision of or add any provision to, our articles of incorporation, including the certificate of determination, if such action would adversely alter or change the rights, preferences or privileges of such series of preferred stock.

No consent or approval of the holders of any series of preferred stock offered hereby will be required for the issuance from our authorized but unissued preferred stock of other shares of any series of preferred stock ranking on a parity with or junior to such series of preferred stock, or senior to a series of preferred stock expressly made junior to other series of preferred stock, as to payment of dividends and distribution of assets, including other shares of such series of preferred stock.

The foregoing voting provisions will not apply if, at or prior to the time when the act with respect to which such vote would otherwise be required shall be effected, all outstanding shares of such series of preferred stock had been redeemed or called for redemption upon proper notice and sufficient funds had been deposited in trust to effect such redemption.

We may designate additional series of preferred stock to be issued upon conversion of any additional series of preferred units in our operating partnership. To the extent we issue any shares of any such series of preferred stock, we will not be able to consolidate with, merge into or with, or convey, transfer or lease our assets substantially as an entirety to, any corporation or other entity without the affirmative vote of the holders of a majority of the outstanding shares of such series, subject to certain exceptions or unless we are the surviving entity.

Conversion Rights.    The terms and conditions, if any, upon which shares of any series of preferred stock offered hereby are convertible into common stock will be set forth in the applicable prospectus supplement relating thereto. Such terms will include the number of shares of common stock into which the preferred stock is convertible, the conversion price (or manner of calculation thereof), the conversion period, provisions as to whether conversion will be at our option or at the option of the holders of the preferred stock or automatically upon the occurrence of certain events, the events requiring an adjustment of the conversion price and provisions affecting conversion in the event of the redemption of such preferred stock.

DESCRIPTION OF EQUITY STOCK

We are authorized to issue 100,000,000 shares of equity stock, par value $.01 per share. At June 15, 2009, we had no outstanding shares of equity stock. Our articles of incorporation provide that the equity stock may be issued from time to time in one or more series and give our board of directors broad authority to fix the dividend and distribution rights, conversion and voting rights, redemption provisions and liquidation rights of each series of equity stock. Holders of equity stock have no preemptive rights. The shares of equity stock will be, when issued, fully paid and nonassessable.

The issuance of equity stock with special voting rights could be used to deter attempts to obtain control of our company in transactions not approved by our board of directors. We have no present intention to issue stock for that purpose. For a discussion of provisions in the partnership agreement for the operating partnership that restrict our ability to enter into business combinations, see “Description of Common Stock.”

Ownership Limitations

For a discussion of the ownership limitations that apply to equity stock, see “Description of Common Stock — Ownership Limitations.”

Terms of Equity Stock

The following description of equity stock sets forth certain general terms and provisions of the equity stock to which any prospectus supplement may relate. The statements below describing the equity stock are in all respects subject to and qualified in their entirety by reference to the applicable provisions of our articles of incorporation (including the applicable form of certificate of determination) and bylaws.

Reference is made to the prospectus supplement relating to the equity stock offered thereby for specific terms, including, where applicable, the following: (1) the designation of such equity stock; (2) the number of shares of such equity stock offered, the liquidation rights and the offering price of such equity stock; (3) the dividend rate(s), period(s) and/or payment date(s) or method(s) of calculation applicable to such equity stock; (4) the provision for a sinking fund, if any, for such equity stock; (5) the provision for redemption, if applicable, of such equity stock; (6) any listing of such equity stock on any securities exchange; (7) the terms and conditions, if applicable, upon which such equity stock will be convertible into common stock, including the conversion price (or manner of calculation thereof); (8) the voting rights, if any, of such equity stock; (9) any other specific terms, rights, limitations or restrictions of such equity stock; and (10) the relative ranking of such equity stock as to dividend rights and rights upon liquidation, dissolution or winding up of our affairs.

Ranking.    The ranking of the equity stock is set forth in the applicable prospectus supplement. Unless otherwise specified in the applicable prospectus supplement, such equity stock will, with respect to dividend rights and rights upon liquidation, dissolution or winding up of our affairs, rank on a parity with the common stock. The equity stock will rank junior to the preferred stock with respect to dividend rights and rights upon liquidation, dissolution or winding up of our affairs.

Dividends.    Holders of shares of the equity stock of each series offered hereby shall be entitled to receive, when, as and if declared by our board of directors, out of our assets legally available for payment, cash dividends at such rates and on such dates as will be set forth in the applicable prospectus supplement. Each such dividend shall be payable to holders of record as they appear on our stock transfer books on such record dates as shall be fixed by our board of directors. Unless otherwise specified in the applicable prospectus supplement, dividends on such equity stock will be non-cumulative.

Redemption.    If so provided in the applicable prospectus supplement, the shares of equity stock will be subject to mandatory redemption or redemption at our option, in whole or in part, in each case upon the terms, at the times and at the redemption prices set forth in such prospectus supplement.

The prospectus supplement relating to a series of equity stock offered hereby that is subject to mandatory redemption will specify the number of shares of such equity stock that we will redeem in each year commencing after a date to be specified, at a redemption price per share to be specified, together with an amount equal to all accrued and unpaid dividends thereon (which shall not, if such equity stock does not have a cumulative dividend, include any accumulation in respect of unpaid dividends for prior dividend periods) to the date of redemption. The redemption price may be payable in cash, securities or other property, as specified in the applicable prospectus supplement.

If fewer than all of the outstanding shares of equity stock of any series offered hereby are to be redeemed, the number of shares to be redeemed will be determined by us and such shares may be redeemed pro rata from the holders of record of such shares in proportion to the number of such shares held by such holders (with adjustments to avoid redemption of fractional shares) or any other equitable method determined by us.

Notice of redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each holder of record of equity stock of any series to be redeemed at the address shown on our stock transfer books. Each notice shall state: (i) the redemption date; (ii) the number of shares and series of the equity stock to be redeemed; (iii) the redemption price; (iv) the place or places where certificates for such equity stock are to be surrendered for payment of the redemption price; (v) that dividends on the shares to be redeemed will cease to accrue on such redemption date; and (vi) the date upon which the holder’s conversion rights, if any, as to such shares shall terminate. If fewer than all the shares of equity stock of any series are to be redeemed, the notice mailed to each such holder thereof shall also specify the number of shares of equity stock to be redeemed from each such holder and, upon redemption, a new certificate shall be issued representing the unredeemed shares without cost to the holder thereof. In order to facilitate the redemption of shares of equity stock, our board of directors may fix a record date for the determination of shares of equity stock to be redeemed, such record date to be not less than 30 or more than 60 days prior to the date fixed for such redemption.

Notice having been given as provided above, from and after the date specified therein as the date of redemption, unless we default in providing funds for the payment of the redemption price on such date, all dividends on the equity stock called for redemption will cease. From and after the redemption date, unless we so default, all rights of the holders of the equity stock as our shareholders, except the right to receive the redemption price (but without interest), will cease.

Liquidation Rights.    If we voluntarily or involuntarily liquidate, dissolve or wind-up our affairs, then, before any distribution or payment may be made to the holders of the equity stock or any other class or series of our capital stock ranking junior to any series of the preferred stock in the distribution of assets upon our liquidation, dissolution or winding up, the holders of such series of preferred stock will be entitled to receive out of our assets legally available for distribution to shareholders liquidating distributions in the amount of the liquidation preference per share, plus an amount equal to all dividends accumulated and unpaid thereon (which shall not include any accumulation in respect of unpaid dividends for prior dividend periods if such preferred stock does not have a cumulative dividend). After payment of the full amount of the liquidating distributions to which they are entitled, the holders of preferred stock will have no right or claim to any of our remaining assets.

If liquidating distributions have been made in full to all holders of preferred stock, our remaining assets will be distributed among the holders of any other classes or series of capital stock ranking junior to such series of preferred stock upon liquidation, dissolution or winding up, including the equity stock, according to their respective rights and in each case according to their respective number of shares. For such purposes, our consolidation or merger with or into any other corporation, or the sale, lease, transfer or conveyance of all or substantially all of our property or assets, will not be deemed to constitute a liquidation, dissolution or winding up.

Unless otherwise specified in the applicable prospectus supplement, upon any voluntary or involuntary liquidation, dissolution or winding up of our affairs, holders of the equity stock will rank on a parity with the holders of the common stock, subject to any maximum or minimum distribution to holders of equity stock specified in such prospectus supplement.

Voting Rights.    Unless otherwise specified in the applicable prospectus supplement, holders of the equity stock will have the same voting rights as holders of the common stock.

No consent or approval of the holders of any series of equity stock will be required for the issuance from our authorized but unissued equity stock of other shares of any series of equity stock including shares of such series of equity stock.

Conversion Rights.    The terms and conditions, if any, upon which shares of any series of equity stock offered hereby are convertible into common stock will be set forth in the applicable prospectus supplement relating thereto. Such terms will include the number of shares of common stock into which the equity stock is convertible, the conversion price (or manner of calculation thereof), the conversion period, provisions as to whether conversion will be at our option or at the option of the holders of the equity stock or automatically upon the occurrence of certain events, the events requiring an adjustment of the conversion price and provisions affecting conversion in the event of the redemption of such equity stock.

DESCRIPTION OF DEPOSITARY SHARES

We may, at our option, elect to offer depositary shares rather than full shares of preferred stock or equity stock. In the event such option is exercised, each of the depositary shares will represent ownership of and entitlement to all rights and preferences of a fraction of a share of preferred stock or equity stock of a specified series (including dividend, voting, redemption and liquidation rights). The applicable fraction will be specified in the prospectus supplement. The shares of preferred stock or equity stock represented by the depositary shares will be deposited with a depositary named in the applicable prospectus supplement, under a deposit agreement, among the depositary, the holders of the depositary receipts and us. Depositary receipts, which are certificates evidencing depositary shares, will be delivered to those persons purchasing depositary shares in the offering. The depositary will be the transfer agent, registrar and dividend disbursing agent for the depositary shares. Holders of depositary receipts agree to be bound by the deposit agreement, which requires holders to take certain actions such as filing proof of residence and paying certain charges.

The summary of terms of the depositary shares contained in this prospectus does not purport to be complete and is subject to, and qualified in its entirety by, the provisions of the applicable deposit agreement, the form of depositary receipt, our articles of incorporation and the form of certificate of determination for the applicable series of preferred stock or equity stock.

Dividends

The depositary will distribute all cash dividends or other cash distributions received by it in respect of the series of preferred stock or equity stock represented by the depositary shares to the record holders of depositary receipts in proportion to the number of depositary shares owned by such holders on the relevant record date, which will be the same date as the record date fixed by us for the applicable series of preferred stock or equity stock. In the event that the calculation of any such cash dividend or other cash distribution results in an amount which is a fraction of a cent, the amount the depositary will distribute will be rounded to the next highest whole cent if such fraction of a cent is equal to or greater than $.005, otherwise such fractional interest shall be disregarded.

In the event of a distribution other than in cash, the depositary will distribute property received by it to the record holders of depositary receipts entitled thereto, in proportion, as nearly as may be practicable, to the number of depositary shares owned by such holders on the relevant record date, unless the depositary determines (after consultation with us) that it is not feasible to make such distribution, in which case the depositary may (with our approval) adopt any other method for such distribution as it deems equitable and practicable, including the sale of such property (at such place or places and upon such terms as it may deem equitable and appropriate) and distribution of the net proceeds from such sale to such holders.

Liquidation Rights

In the event of the liquidation, dissolution or winding up of our affairs, whether voluntary or involuntary, the holders of each depositary share will be entitled to the fraction of the liquidation amount accorded each share of the applicable series of preferred stock or equity stock, as set forth in the prospectus supplement.

Redemption

If the series of preferred stock or equity stock represented by the applicable series of depositary shares is redeemable, such depositary shares will be redeemed from the proceeds received by the depositary resulting from the redemption, in whole or in part, of preferred stock or equity stock held by the depositary. Whenever we redeem any preferred stock or equity stock held by the depositary, the depositary will redeem as of the same redemption date the number of depositary shares representing the preferred stock or equity stock so redeemed. The depositary will mail the notice of redemption promptly upon receipt of such notice from us and not less than 30 nor more than 60 days prior to the date fixed for redemption of the preferred stock or equity stock and the depositary shares to the record holders of the depositary receipts.

Conversion

If the series of preferred stock or equity stock represented by the applicable series of depositary shares is convertible into a different class of our securities, the depositary shares will also be convertible on the terms described in the applicable prospectus supplement.

Voting

Promptly upon receipt of notice of any meeting at which the holders of the series of preferred stock or equity stock represented by the applicable series of depositary shares are entitled to vote, the depositary will mail the information contained in such notice of meeting to the record holders of the depositary receipts as of the record date for such meeting. Each such record holder of depositary receipts will be entitled to instruct the depositary as to the exercise of the voting rights pertaining to the number of shares of preferred stock or equity stock represented by such record holder’s depositary shares. The depositary will endeavor, insofar as practicable, to vote such preferred stock or equity stock represented by such depositary shares in accordance with such instructions, and we will agree to take all action which may be deemed necessary by the depositary in order to enable the depositary to do so. The depositary will abstain from voting any of the preferred stock or equity stock to the extent that it does not receive specific instructions from the holders of depositary receipts.

Withdrawal of Preferred Stock or Equity Stock

Upon surrender of depositary receipts at the principal office of the depositary, upon payment of any unpaid amount due the depositary, and subject to the terms of the deposit agreement, the owner of the depositary shares evidenced thereby is entitled to delivery of the number of whole shares of preferred stock or equity stock and all money and other property, if any, represented by such depositary shares. Partial shares of preferred stock or equity stock will not be issued. If the depositary receipts delivered by the holder evidence a number of depositary shares in excess of the number of depositary shares representing the number of whole shares of preferred stock or equity stock to be withdrawn, the depositary will deliver to such holder at the same time a new depositary receipt evidencing such excess number of depositary shares. Holders of preferred stock or equity stock thus withdrawn will not thereafter be entitled to deposit such shares under the deposit agreement or to receive depositary receipts evidencing depositary shares therefor.

Amendment and Termination of Deposit Agreement

The form of depositary receipt evidencing the depositary shares and any provision of the deposit agreement may at any time and from time to time be amended by agreement between the depositary and us. However, any amendment which materially and adversely alters the rights of the holders (other than any change in fees) of depositary shares will not be effective unless such amendment has been approved by at least a majority of the depositary shares then outstanding. No such amendment may impair the right, subject to the terms of the deposit agreement, of any owner of any depositary shares to surrender the depositary receipt evidencing such depositary shares with instructions to the depositary to deliver to the holder the preferred stock or equity stock and all money and other property, if any, represented thereby, except in order to comply with mandatory provisions of applicable law. The deposit agreement may be terminated by the depositary or us only if (i) all outstanding depositary shares have been redeemed or (ii) there has been a final distribution in respect of the preferred stock or equity stock in connection with our liquidation, dissolution or winding up and such distribution has been made to all the holders of depositary shares.

Charges of Depositary

We will pay all transfer and other taxes and governmental charges arising solely from the existence of the depositary arrangements. We will pay charges of the depositary in connection with the initial deposit of the preferred stock or equity stock and the initial issuance of the depositary shares, and redemption of the preferred stock or equity stock and all withdrawals of preferred stock or equity stock by owners of depositary shares. Holders of depositary receipts will pay transfer and other taxes and governmental charges and certain other charges as are provided in the deposit agreement to be for their accounts. In certain circumstances, the depositary may refuse to transfer depositary shares, may withhold dividends and distributions and may sell the depositary shares evidenced by such depositary receipts if such charges are not paid.

Miscellaneous

The depositary will forward to the holders of depositary receipts all reports and communications from us which are delivered to the depositary and which we are required to furnish to the holders of the preferred stock or equity stock. In addition, the depositary will make available for inspection by holders of depositary receipts at the principal office of the depositary, and at such other places as it may from time to time deem advisable, any reports and communications received from us which are received by the depositary as the holder of preferred stock or equity stock.

Neither the depositary nor we assume any obligation or will be subject to any liability under the deposit agreement to holders of depositary receipts other than for its or our gross negligence, willful misconduct or bad faith. Neither the depositary nor we will be liable if the depositary or us is prevented or delayed by law or, in the case of the depositary, any circumstance beyond its control, in performing its or our obligations under the deposit agreement. We and the depositary will not be obligated to prosecute or defend any legal proceeding in respect of any depositary shares or preferred stock or equity stock unless satisfactory indemnity is furnished. We and the depositary may rely on written advice of counsel or accountants, on information provided by holders of depositary receipts or other persons believed in good faith to be competent to give such information and on documents believed to be genuine and to have been signed or presented by the proper party or parties.

Holders of depositary receipts may inspect the depositary’s transfer records for the depositary receipts at the depositary’s office during normal business hours, provided that such inspection is for a proper purpose.

Registration of Transfer of Receipts

The depositary will register on its books transfers of depositary receipts upon surrender of the receipt by the holder, properly endorsed or accompanied by appropriate instruments of transfer, subject to certain restrictions and conditions set forth in the deposit agreement. Title to depositary shares represented by a depositary receipt, which is properly endorsed or accompanied by appropriate instruments of transfer, will be transferable by delivery with the same effect as in the case of a negotiable instrument.

Resignation and Removal of Depositary

The depositary may resign at any time by delivering to us notice of its election to do so, and we may at any time remove the depositary, any such resignation or removal to take effect upon the appointment of a successor depositary and its acceptance of such appointment. Such successor depositary must be appointed within 60 days after delivery of the notice of resignation or removal and must be a bank or trust company having its principal office in the United States of America and having a combined capital and surplus of at least $150,000,000.

DESCRIPTION OF WARRANTS

We have no warrants outstanding (other than options issued under our stock option plan). We may issue warrants for the purchase of common stock, preferred stock, equity stock or debt securities. Warrants may be issued independently or together with any other securities offered by any prospectus supplement and may be attached to or separate from such securities. Each series of warrants will be issued under a separate warrant agreement to be entered into between a warrant agent specified in the applicable prospectus supplement and us. The warrant agent will act solely as our agent in connection with the warrants of such series and will not assume any obligation or relationship of agency or trust for or with any holders or beneficial owners of warrants. The terms of the warrants and the applicable warrant agreement will be set forth in the applicable prospectus supplement.

The applicable prospectus supplement will describe the terms of the warrants in respect of which this prospectus is being delivered, including, where applicable, the following: (1) the title of such warrants; (2) the aggregate number of such warrants; (3) the price or prices at which such warrants will be issued; (4) the designation, number and terms of the shares of common stock, preferred stock or equity stock purchasable upon exercise of such warrants; (5) the designation and terms of the other securities, if any, with which such warrants are issued and the number of such warrants issued with each such security; (6) the date, if any, on and after which such warrants and the related common stock, preferred stock or equity stock, if any, will be separately transferable; (7) the price at which each share of common stock, preferred stock or equity stock purchasable upon exercise of such warrants may be purchased, and provisions for changes to or adjustments in such price; (8) the date on which the right to exercise such warrants shall commence and the date on which such right shall expire; (9) the minimum or maximum amount of such warrants which may be exercised at any one time; and (10) any other terms of such warrants, including terms, procedures and limitations relating to the exchange and exercise of such warrants.

DESCRIPTION OF DEBT SECURITIES

Our debt securities, consisting of notes, debentures or other evidences of indebtedness, may be issued from time to time in one or more series pursuant to, in the case of senior debt securities, a senior indenture to be entered into between us and a trustee to be named therein, and in the case of subordinated debt securities, a subordinated indenture to be entered into between us and a trustee to be named therein. The terms of our debt securities will include those set forth in the indentures and those made a part of the indentures by the Trust Indenture Act of 1939, as amended.

Because the following is only a summary of selected provisions of the indentures and the debt securities, it does not contain all information that may be important to you. This summary is not complete and is qualified in its entirety by reference to the base indentures and any supplemental indentures thereto or officer’s certificate or resolution of our board of directors related thereto. We urge you to read the indentures because the indentures, not this description, define the rights of the holders of the debt securities. The senior indenture and the subordinated indenture will be substantially in the forms included as exhibits to the registration statement of which this prospectus is a part.

General

The senior debt securities will constitute unsecured and unsubordinated obligations of ours and will rank pari passu with our other unsecured and unsubordinated obligations. The subordinated debt securities will constitute our unsecured and subordinated obligations and will be junior in right of payment to our Senior Indebtedness (including senior debt securities), as described under the heading “Certain Terms of the Subordinated Debt Securities — Subordination.”

The debt securities will be our unsecured obligations. Any secured debt or other secured obligations will be effectively senior to the debt securities to the extent of the value of the assets securing such debt or other obligations.

The applicable prospectus supplement will include any additional or different terms of the debt securities being offered, including the following terms:

•	the debt securities’ designation;

•	the aggregate principal amount of the debt securities;

•	the percentage of their principal amount (i.e., price) at which the debt securities will be issued;

•	the date or dates on which the debt securities will mature and the right, if any, to extend such date or dates;

•	the rate or rates, if any, per year, at which the debt securities will bear interest, or the method of determining such rate or rates;

•

the date or dates from which such interest will accrue, the interest payment dates on which such interest will be payable or the manner of determination of such interest payment dates and the record dates for the determination of holders to whom interest is payable on any interest payment date;

•	the right, if any, to extend the interest payment periods and the duration of that extension;

•	the manner of paying principal and interest and the place or places where principal and interest will be payable;

•	provisions for a sinking fund purchase or other analogous fund, if any;

•

the period or periods, if any, within which, the price or prices at which, and the terms and conditions upon which the debt securities may be redeemed, in whole or in part, at our option or at your option;

•	the form of the debt securities;

•	any provisions for payment of additional amounts for taxes and any provision for redemption, if we must pay such additional amounts in respect of any debt security;

•	the terms and conditions, if any, upon which we may have to repay the debt securities early at your option;

•

the currency, currencies or currency units for which you may purchase the debt securities and the currency, currencies or currency units in which principal and interest, if any, on the debt securities may be payable;

•

the terms and conditions upon which conversion or exchange of the debt securities may be effected, if any, including the initial conversion or exchange price or rate and any adjustments thereto and the period or periods when a conversion or exchange may be effected;

•	whether and upon what terms the debt securities may be defeased;

•	any events of default or covenants in addition to or in lieu of those set forth in the indenture;

•	provisions for electronic issuance of debt securities or for debt securities in uncertificated form; and

•

any other terms of the debt securities, including any terms which may be required by or advisable under applicable laws or regulations or advisable in connection with the marketing of the debt securities.

We may from time to time, without notice to or the consent of the holders of any series of debt securities, create and issue further debt securities of any such series ranking equally with the debt securities of such series in all respects (or in all respects other than the payment of interest accruing prior to the issue date of such further debt securities or except for the first payment of interest following the issue date of such further debt securities). Such further debt securities may be consolidated and form a single series with the debt securities of such series and have the same terms as to status, redemption or otherwise as the debt securities of such series.

You may present debt securities for exchange and you may present debt securities for transfer in the manner, at the places and subject to the restrictions set forth in the debt securities and the applicable prospectus supplement. We will provide you those services without charge, although you may have to pay any tax or other governmental charge payable in connection with any exchange or transfer, as set forth in the indenture.

Debt securities will bear interest at a fixed rate or a floating rate. Debt securities bearing no interest or interest at a rate that at the time of issuance is below the prevailing market rate (original issue discount securities) may be sold at a discount below their stated principal amount. Special U.S. federal income tax considerations applicable to any such discounted debt securities or to certain debt securities issued at par which are treated as having been issued at a discount for U.S. federal income tax purposes will be described in the applicable prospectus supplement.

We may issue debt securities with the principal amount payable on any principal payment date, or the amount of interest payable on any interest payment date, to be determined by reference to one or more currency exchange rates, securities or baskets of securities, commodity prices or indices. You may receive a payment of principal on any principal payment date, or a payment of interest on any interest payment date, that is greater than or less than the amount of principal or interest otherwise payable on such dates, depending on the value on such dates of the applicable currency, security or basket of securities, commodity or index. Information as to the methods for determining the amount of principal or interest payable on any date, the currencies, securities or baskets of securities, commodities or indices to which the amount payable on such date is linked and certain additional tax considerations will be set forth in the applicable prospectus supplement.

Certain Terms of the Senior Debt Securities

Covenants.    Unless otherwise indicated in a prospectus supplement, the senior debt securities will not contain any financial or restrictive covenants, including covenants restricting either us or any of our subsidiaries from incurring, issuing, assuming or guarantying any indebtedness secured by a lien on any of our or our subsidiaries’ property or capital stock, or restricting either us or any of our subsidiaries from entering into sale and leaseback transactions.

Consolidation, Merger and Sale of Assets.    Unless we indicate otherwise in a prospectus supplement, we may not consolidate with or merge into any other person, in a transaction in which we are not the surviving corporation, or convey, transfer or lease our properties and assets substantially as an entirety to any person, unless:

•	the successor entity, if any, is a U.S. corporation, limited liability company, partnership or trust (subject to certain exceptions provided for in the senior indenture);

•	the successor entity assumes our obligations on the senior debt securities and under the senior indenture;

•	immediately after giving effect to the transaction, no default or event of default shall have occurred and be continuing; and

•	certain other conditions are met.

No Protection in the Event of a Change of Control.    Unless otherwise indicated in a prospectus supplement with respect to a particular series of senior debt securities, the senior debt securities will not contain any provisions which may afford holders of the senior debt securities protection in the event we have a change in control or in the event of a highly leveraged transaction (whether or not such transaction results in a change in control).

Events of Default.    An event of default for any series of senior debt securities is defined under the senior indenture as being:

•

our default in the payment of principal or premium on the senior debt securities of such series when due and payable whether at maturity, upon acceleration, redemption or otherwise, if that default continues for a period of five days (or such other period as may be specified for such series);

•

our default in the payment of interest on any senior debt securities of such series when due and payable, if that default continues for a period of 60 days (or such other period as may be specified for such series);

•

our default in the performance of or breach of any of our other covenants or agreements in the senior indenture applicable to senior debt securities of such series, other than a covenant breach which is specifically dealt with elsewhere in the senior indenture, and that default or breach continues for a period of 90 days after we receive written notice from the trustee or from the holders of 25% or more in aggregate principal amount of the senior debt securities of all series affected thereby;

•	there occurs any other event of default provided for in such series of senior debt securities;

•

a court having jurisdiction enters a decree or order for (1) relief in respect of us in an involuntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect; (2) appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official of us or for all or substantially all of our property and assets; or (3) the winding up or liquidation of our affairs and such decree or order shall remain unstayed and in effect for a period of 60 consecutive days; or

•

we (1) commence a voluntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or consent to the entry of an order for relief in an involuntary case under any such law; (2) consent to the appointment of or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official of ours for all or substantially all of our property and assets; or (3) effect any general assignment for the benefit of creditors.

The default by us under any other debt, including any other series of debt securities, is not a default under the senior indenture.

If an event of default other than an event of default specified in the last two bullet points above occurs with respect to a series of senior debt securities and is continuing under the senior indenture, then, and in each and every such case, either the trustee or the holders of not less than 25% in aggregate principal amount of such series then outstanding under the senior indenture (each such series voting as a separate class) by written notice to us and to the trustee, if such notice is given by the holders, may, and the trustee at the request of such holders shall, declare the principal amount of and accrued interest, if any, on such senior debt securities to be immediately due and payable.

If an event of default specified in the last two bullet points above occurs with respect to us and is continuing, the entire principal amount of, and accrued interest, if any, on each series of senior debt securities then outstanding shall become immediately due and payable.

Upon a declaration of acceleration, the principal amount of and accrued interest, if any, on such senior debt securities shall be immediately due and payable. Unless otherwise specified in the prospectus supplement relating to a series of senior debt securities originally issued at a discount, the amount due upon acceleration shall include only the original issue price of the senior debt securities, the amount of original issue discount accrued to the date of acceleration and accrued interest, if any.

Upon certain conditions, declarations of acceleration may be rescinded and annulled and past defaults may be waived by the holders of a majority in aggregate principal amount of all the senior debt securities of such series affected by the default, each series voting as a separate class (or, of all the senior debt securities, as the case may be, voting as a single class). Furthermore, subject to various provisions in the senior indenture, the holders of at least a majority in aggregate principal amount of a series of senior debt securities, by notice to the trustee, may waive an existing default or event of default with respect to such senior debt securities and its consequences, except a default in the payment of principal of or interest on such senior debt securities or in respect of a covenant or provision of the senior indenture which cannot be modified or amended without the consent of the holders of each such senior debt security. Upon any such waiver, such default shall cease to exist, and any event of default with respect to such senior debt securities shall be deemed to have been cured, for every purpose of the senior indenture; but no such waiver shall extend to any subsequent or other default or event of default or impair any right consequent thereto. For information as to the waiver of defaults, see “— Modification and Waiver.”

The holders of at least a majority in aggregate principal amount of a series of senior debt securities may direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee with respect to such senior debt securities. However, the trustee may refuse to follow any direction that conflicts with law or the senior indenture, that may involve the trustee in personal liability, or that the trustee determines in good faith may be unduly prejudicial to the rights of holders of such series of senior debt securities not joining in the giving of such direction and may take any other action it deems proper that is not inconsistent with any such direction received from holders of such series of senior debt securities. A holder may not pursue any remedy with respect to the senior indenture or any series of senior debt securities unless:

•	the holder gives the trustee written notice of a continuing event of default;

•	the holders of at least 25% in aggregate principal amount of such series of senior debt securities make a written request to the trustee to pursue the remedy in respect of such event of default;

•	the requesting holder or holders offer the trustee indemnity satisfactory to the trustee against any costs, liability or expense;

•	the trustee does not comply with the request within 60 days after receipt of the request and the offer of indemnity; and

•	during such 60-day period, the holders of a majority in aggregate principal amount of such series of senior debt securities do not give the trustee a direction that is inconsistent with the request.

These limitations, however, do not apply to the right of any holder of a senior debt security to receive payment of the principal of or interest, if any, on such senior debt security, or to bring suit for the enforcement of any such payment, on or after the due date for the senior debt securities, which right shall not be impaired or affected without the consent of the holder.

The senior indenture requires certain of our officers to certify, on or before a fixed date in each year in which any senior debt security is outstanding, as to their knowledge of our compliance with all conditions and covenants under the senior indenture.

Discharge and Defeasance.    The senior indenture provides that, unless the terms of any series of senior debt securities provides otherwise, we may discharge our obligations with respect to a series of senior debt securities and the senior indenture with respect to such series of senior debt securities if:

•	we pay or cause to be paid, as and when due and payable, the principal of and any interest on all senior debt securities of such series outstanding under the senior indenture;

•

all senior debt securities of such series previously authenticated and delivered with certain exceptions, have been delivered to the trustee for cancellation and we have paid all sums payable by us under the senior indenture; or

•

the senior debt securities of such series mature within one year or all of them are to be called for redemption within one year under arrangements satisfactory to the trustee for giving the notice of redemption, and we irrevocably deposit in trust with the trustee, as trust funds solely for the benefit of the holders of the senior debt securities of such series, for that purpose, the entire amount in cash or, in the case of any series of senior debt securities payments on which may only be made in U.S. dollars, U.S. government obligations (maturing as to principal and interest in such amounts and at such times as will insure the availability of sufficient cash), after payment of all federal, state and local taxes or other charges and assessments in respect thereof payable by the trustee, to pay principal of and interest on the senior debt securities of such series to maturity or redemption, as the case may be, and to pay all other sums payable by us under the senior indenture.

With respect to the first and second bullet points, only our obligations to compensate and indemnify the trustee and our right to recover unclaimed money held by the trustee under the senior indenture shall survive. With respect to the third bullet point, certain rights and obligations under the senior indenture (such as our obligation to maintain an office or agency in respect of such senior debt securities, to have moneys held for payment in trust, to register the transfer or exchange of such senior debt securities, to deliver such senior debt securities for replacement or to be canceled, to compensate and indemnify the trustee and to appoint a successor trustee, and our right to recover unclaimed money held by the trustee) shall survive until such senior debt securities are no longer outstanding. Thereafter, only our obligations to compensate and indemnify the trustee and our right to recover unclaimed money held by the trustee shall survive.

Unless the terms of any series of senior debt securities provide otherwise, on the 121st day after the date of deposit of the trust funds with the trustee, we will be deemed to have paid and will be discharged from any and all obligations in respect of the series of senior debt securities provided for in the funds, and the provisions of the senior indenture will no longer be in effect with respect to such senior debt securities (“legal defeasance”); provided that the following conditions shall have been satisfied:

•

we have irrevocably deposited in trust with the trustee as trust funds solely for the benefit of the holders of the senior debt securities of such series, for payment of the principal of and interest on the senior debt securities of such series, cash in an amount or, in the case of any series of senior debt securities payments on which can only be made in U.S. dollars, U.S. government obligations (maturing as to principal and interest at such times and in such amounts as will insure the availability of cash) or a combination thereof sufficient (in the opinion of a nationally recognized firm of independent public accountants expressed in a written certification thereof delivered to the trustee), after payment of all federal, state and local taxes or other charges and assessments in respect thereof payable by the trustee, to pay and discharge the principal of and accrued interest on the senior debt securities of such series to maturity or earlier redemption, as the case may be, and any mandatory sinking fund payments on the day on which such payments are due and payable in accordance with the terms of the senior indenture and the senior debt securities of such series;

•

such deposit will not result in a breach or violation of, or constitute a default under, the senior indenture or any other material agreement or instrument to which we are a party or by which we are bound;

•	no default or event of default with respect to the senior debt securities of such series shall have occurred and be continuing on the date of such deposit;

•

we shall have delivered to the trustee either an officer’s certificate and an opinion of counsel that the holders of the senior debt securities of such series will not recognize income, gain or loss for federal income tax purposes as a result of our exercising our option under this provision of the senior indenture and will be subject to federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred or a ruling by the Internal Revenue Service to the same effect; and

•

we have delivered to the trustee an officer’s certificate and an opinion of counsel, in each case stating that all conditions precedent provided for in the senior indenture relating to the contemplated defeasance of the senior debt securities of such series have been complied with.

Subsequent to the legal defeasance above, certain rights and obligations under the senior indenture (such as our obligation to maintain an office or agency in respect of such senior debt securities, to have moneys held for payment in trust, to register the exchange of such senior debt securities, to deliver such senior debt securities for replacement or to be canceled, to compensate and indemnify the trustee and to appoint a successor trustee, and our right to recover unclaimed money held by the trustee) shall survive until such senior debt securities are no longer outstanding. After such senior debt securities are no longer outstanding, only our obligations to compensate and indemnify the trustee and our right to recover unclaimed money held by the trustee shall survive.

Modification and Waiver.    We and the trustee may amend or supplement the senior indenture or the senior debt securities without the consent of any holder:

•	to convey, mortgage or pledge any assets as security for the senior debt securities of one or more series;

•	to evidence the succession of another corporation to us, and the assumption by such successor corporation of our covenants, agreements and obligations under the senior indenture;

•

to cure any ambiguity, defect or inconsistency in the senior indenture or in any supplemental indenture or to conform the senior indenture or the senior debt securities to the description of senior debt securities of such series set forth in this prospectus or a prospectus supplement;

•

to evidence and provide for the acceptance of appointment hereunder by a successor trustee, or to make such changes as shall be necessary to provide for or facilitate the administration of the trusts in the senior indenture by more than one trustee;

•	to provide for or add guarantors with respect to the senior debt securities of any series;

•	to establish the form or forms or terms of the senior debt securities as permitted by the senior indenture;

•	to add to, delete from or revise the conditions, limitations and restrictions on the authorized amount, terms, purposes of issue, authentication and delivery of any series of senior debt securities;

•

to add to our covenants such new covenants, restrictions, conditions or provisions for the protection of the holders, and to make the occurrence, or the occurrence and continuance, of a default in any such additional covenants, restrictions, conditions or provisions an event of default;

•	to make any change to the senior debt securities of any series so long as no senior debt securities of such series are outstanding; or

•	to make any change that does not adversely affect the rights of any holder in any material respect.

Other amendments and modifications of the senior indenture or the senior debt securities issued may be made, and our compliance with any provision of the senior indenture with respect to any series of senior debt securities may be waived, with the consent of the holders of not less than a majority of the aggregate principal amount of the outstanding senior debt securities of all series affected by the amendment or modification (voting as one class); provided, however, that each affected holder must consent to any modification, amendment or waiver that:

•	extends the stated maturity of the principal of, or any installment of interest on, any senior debt securities of such series;

•	reduces the principal amount of, or premium, if any, or interest on, any senior debt securities of such series;

•	changes the currency of payment of principal of, or premium, if any, or interest on, any senior debt securities of such series;

•	changes the provisions for calculating the optional redemption price, including the definitions relating thereto;

•

changes the provisions relating to the waiver of past defaults or changes or impairs the right of holders to receive payment or to institute suit for the enforcement of any payment of any senior debt securities of such series on or after the due date therefor;

•

reduces the above-stated percentage of outstanding senior debt securities of such series the consent of whose holders is necessary to modify or amend or to waive certain provisions of or defaults under the senior indenture;

•	waives a default in the payment of principal of or interest on the senior debt securities;

•	adversely affects the rights of such holder under any mandatory redemption or repurchase provision or any right of redemption or repurchase at the option of such holder; or

•

modifies any of the provisions of this paragraph, except to increase any required percentage or to provide that certain other provisions cannot be modified or waived without the consent of the holder of each senior debt security of such series affected by the modification.

It shall not be necessary for the consent of the holders under this section of the senior indenture to approve the particular form of any proposed amendment, supplement or waiver, but it shall be sufficient if such consent approves the substance thereof. After an amendment, supplement or waiver under this section of the senior indenture becomes effective, the trustee must give to the holders affected thereby certain notice briefly describing the amendment, supplement or waiver. We will mail supplemental indentures to holders upon request. Any failure by the trustee to give such notice, or any defect therein, shall not, however, in any way impair or affect the validity of any such supplemental indenture or waiver.

No Personal Liability of Incorporators, Stockholders, Officers, Directors.    The senior indenture provides that no recourse shall be had under or upon any obligation, covenant or agreement of ours in the senior indenture or any supplemental indenture, or in any of the senior debt securities or because of the creation of any indebtedness represented thereby, against any incorporator, stockholder, officer or director, past, present or future, of ours or of any predecessor or successor corporation thereof under any law, statute or constitutional provision or by the enforcement of any assessment or by any legal or equitable proceeding or otherwise. Each holder, by accepting the senior debt securities, waives and releases all such liability.

Concerning the Trustee.    The senior indenture provides that, except during the continuance of a default, the trustee will not be liable, except for the performance of such duties as are specifically set forth in the senior indenture. If an event of default has occurred and is continuing, the trustee will exercise such rights and powers vested in it under the senior indenture and will use the same degree of care and skill in its exercise as a prudent person would exercise under the circumstances in the conduct of such person’s own affairs.

We may have normal banking relationships with the trustee under the senior indenture in the ordinary course of business.

Unclaimed Funds.    All funds deposited with the trustee or any paying agent for the payment of principal, interest, premium or additional amounts in respect of the senior debt securities that remain unclaimed for two years after the maturity date of such senior debt securities will be repaid to us. Thereafter, any right of any noteholder to such funds shall be enforceable only against us, and the trustee and paying agents will have no liability therefor.

Governing Law.    The senior indenture and the debt securities will be governed by, and construed in accordance with, the internal laws of the State of New York.

Certain Terms of the Subordinated Debt Securities

Other than the terms of the subordinated indenture and subordinated debt securities relating to subordination, or otherwise as described in the prospectus supplement relating to a particular series of subordinated debt securities, the terms of the subordinated indenture and subordinated debt securities are identical in all material respects to the terms of the senior indenture and senior debt securities. Additional or different subordination terms may be specified in the prospectus supplement applicable to a particular series.

Subordination.    The indebtedness evidenced by the subordinated debt securities is subordinate to the prior payment in full of all our Senior Indebtedness, as defined in the subordinated indenture. During the continuance beyond any applicable grace period of any default in the payment of principal, premium, interest or any other payment due on any of our Senior Indebtedness, we may not make any payment of principal of, or premium, if any, or interest on the subordinated debt securities. In addition, upon any payment or distribution of our assets upon any dissolution, winding up, liquidation or reorganization, the payment of the principal of, or premium, if any, and interest on the subordinated debt securities will be subordinated to the extent provided in the subordinated indenture in right of payment to the prior payment in full of all our Senior Indebtedness. Because of this subordination, if we dissolve or otherwise liquidate, holders of our subordinated debt securities may receive less, ratably, than holders of our Senior Indebtedness. The subordination provisions do not prevent the occurrence of an event of default under the subordinated indenture.

The term “Senior Indebtedness” of a person means with respect to such person the principal of, premium, if any, interest on, and any other payment due pursuant to any of the following, whether outstanding on the date of the subordinated indenture or incurred by that person in the future:

•	all of the indebtedness of that person for money borrowed;

•	all of the indebtedness of that person evidenced by notes, debentures, bonds or other securities sold by that person for money;

•	all of the lease obligations which are capitalized on the books of that person in accordance with generally accepted accounting principles;

•

all indebtedness of others of the kinds described in the first two bullet points above and all lease obligations of others of the kind described in the third bullet point above that the person, in any manner, assumes or guarantees or that the person in effect guarantees through an agreement to purchase, whether that agreement is contingent or otherwise; and

•

all renewals, extensions or refundings of indebtedness of the kinds described in the first, second or fourth bullet point above and all renewals or extensions of leases of the kinds described in the third or fourth bullet point above;

unless, in the case of any particular indebtedness, lease, renewal, extension or refunding, the instrument or lease creating or evidencing it or the assumption or guarantee relating to it expressly provides that such indebtedness, lease, renewal, extension or refunding is not superior in right of payment to the subordinated debt securities. Our senior debt securities constitute Senior Indebtedness for purposes of the subordinated debt indenture.

DESCRIPTION OF UNITS

We may offer units, which may represent an interest in one or more debt securities, warrants, shares of common stock, shares of preferred stock, shares of equity stock, or depositary shares described in this prospectus. For any particular units we offer, the applicable prospectus supplement will describe the particular securities comprising each unit; the terms on which those securities will be separable, if any; whether the holder will pledge property to secure the performance of any obligations the holder may have under the unit; and any other specific terms of the units. We may issue the units under unit agreements between us and one or more unit agents.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following discussion describes the material U.S. federal income tax considerations relating to the taxation of PS Business Parks as a REIT and the acquisition, ownership and disposition of our common shares. If we offer securities other than common stock, information about any additional income tax consequences to holders of those securities will be included in the documents pursuant to which those securities are offered. For purposes of the following discussion, references to “our company,” “we” and “us” mean PS Business Parks, Inc. and not its subsidiaries or affiliates, “operating partnership” refers to P.S. Business Parks, L.P., “AOPP” refers to American Office Park Properties, Inc. and “merger” refers to the merger of our company with AOPP.

Because this is a summary that is intended to address only the federal income tax considerations relating to the ownership and disposition of our common stock, it may not contain all the information that may be important in your specific circumstances. As you review this discussion, you should keep in mind that:

1. The tax considerations to you may vary depending on your particular tax situation;

2. Special rules that are not discussed below may apply to you if, for example, you are a tax-exempt organization, a broker-dealer, a non-U.S. person, a trust, an estate, a regulated investment company, a financial institution, an insurance company, or otherwise subject to special tax treatment under the Internal Revenue Code, or the Code;

3. This summary addresses neither U.S. federal taxes other than income tax nor state, local or non-U.S. tax considerations;

4. This summary deals only with PS Business Parks common shareholders that hold common shares as “capital assets,” within the meaning of Section 1221 of the Code; and

5. This discussion is not intended to be, and should not be construed as, tax advice.

You are urged both to review the following discussion and to consult with your tax advisor to determine the effect of acquiring, owning and disposing of our common stock in your individual tax situation, including any state, local or non-U.S. tax consequences.

The information in this section is based on the Code, current, temporary and proposed regulations promulgated by the U.S. Treasury Department, the legislative history of the Code, current administrative interpretations and practices of the Internal Revenue Service, or the IRS, and court decisions. The reference to IRS interpretations and practices includes IRS practices and policies as endorsed in private letter rulings, which are not binding on the IRS except with respect to the taxpayer that receives the ruling. In each case, these sources are relied upon as they exist on the date of this registration statement. Future legislation, regulations, administrative interpretations and court decisions could change current law or adversely affect existing interpretations of current law. Any change could apply retroactively. We have not requested and do not plan to request any rulings from the IRS concerning the tax treatment of our company or the operating partnership. Accordingly, even if there is no change in the applicable law, no assurance can be provided that the statements made in the following discussion, which do not bind the IRS or the courts, will not be challenged by the IRS or will be sustained by a court if so challenged.

Taxation of PS Business Parks as a REIT

General.    Our company has elected to be taxed as a REIT under the Code. A REIT generally is not subject to federal income tax on the net income that it distributes to shareholders if it meets the applicable REIT distribution requirements and other requirements for REIT qualification under the Code.

We believe that we have been and that we are organized and have operated, and we intend to continue to operate, in a manner to qualify as a REIT, but there can be no assurance that we qualify or will remain qualified as a REIT. Qualification and taxation as a REIT depend upon our ability to meet, through actual annual (or in some cases quarterly) operating results, requirements relating to income, asset ownership, distribution levels and diversity of share ownership, and the various other REIT qualification requirements imposed under the Code. Given the complex nature of the REIT qualification requirements, the ongoing importance of factual determinations and the possibility of future changes in our circumstances, we cannot provide any assurance that our actual operating results will satisfy the requirements for taxation as a REIT under the Code for any particular taxable year.

The sections of the Code that relate to our qualification and operation as a REIT are highly technical and complex. This discussion sets forth the material aspects of the sections of the Code that govern the federal income tax treatment of a REIT and its shareholders. This summary is qualified in its entirety by the applicable Code provisions, relevant rules and Treasury regulations, and related administrative and judicial interpretations.

Taxation.    For each taxable year in which we qualify for taxation as a REIT, we generally will not be subject to federal corporate income tax on our net income that is distributed currently to our shareholders. U.S. Shareholders (as defined below) generally will be subject to taxation on dividends (other than designated capital gain dividends and “qualified dividend income”) at rates applicable to ordinary income, instead of at lower capital gain rates. Qualification for taxation as a REIT enables the REIT and its shareholders to substantially eliminate the “double taxation” (that is, taxation at both the corporate and shareholder levels) that generally results from an investment in a regular corporation. Regular corporations (non-REIT “C” corporations) generally are subject to federal corporate income taxation on their income and shareholders of regular corporations are subject to tax on any dividends that are received. Currently, however, shareholders of regular corporations who are taxed at individual rates generally are taxed on dividends they receive at capital gains rates, which are lower for individuals than ordinary income rates, and shareholders of regular corporations who are taxed at regular corporate rates will receive the benefit of a dividends received deduction that substantially reduces the effective rate that they pay on such dividends. Income earned by a REIT and distributed currently to its shareholders generally will be subject to lower aggregate rates of federal income taxation than if such income were earned by a non-REIT “C” corporation, subjected to corporate income tax, and then distributed to shareholders and subjected to tax either at capital gain rates or the effective rate paid by a corporate recipient entitled to the benefit of the dividends received deduction.

While we generally will not be subject to corporate income taxes on income that we distribute currently to shareholders, we will be subject to federal income tax as follows:

1. We will be taxed at regular corporate rates on any undistributed “REIT taxable income.” REIT taxable income is the taxable income of the REIT subject to specified adjustments, including a deduction for dividends paid.

2. We may be subject to the “alternative minimum tax” on our undistributed items of tax preference, if any.

3. If we have (1) net income from the sale or other disposition of “foreclosure property” that is held primarily for sale to tenants in the ordinary course of business, or (2) other non-qualifying income from foreclosure property, we will be subject to tax at the highest corporate rate on this income.

4. Our net income from “prohibited transactions” will be subject to a 100% tax. In general, prohibited transactions are sales or other dispositions of property held primarily for sale to tenants in the ordinary course of business other than foreclosure property.

5. If we fail to satisfy either the 75% gross income test or the 95% gross income test discussed below, but nonetheless maintain our qualification as a REIT because other requirements are met, we will be subject to a tax equal to the gross income attributable to the greater of either (1) the amount by which 75% of our gross income exceeds the amount of our income qualifying under the 75% test for the taxable year or (2) the amount by which 95% of our gross income exceeds the amount of our income qualifying for the 95% income test for the taxable year, multiplied in either case by a fraction intended to reflect our profitability.

6. We will be subject to a 4% nondeductible excise tax on the excess of the required distribution over the sum of amounts actually distributed, excess distributions from the preceding tax year and amounts retained for which federal income tax was paid if we fail to make the required distributions by the end of a calendar year. The required distributions for each calendar year is equal to the sum of:

•	85% of our REIT ordinary income for the year;

•	95% of our REIT capital gain net income for the year; and

•	any undistributed taxable income from prior taxable years.

7. We will be subject to a 100% penalty tax on some payments we receive (or on certain expenses deducted by a taxable REIT subsidiary) if arrangements among us, our tenants, and our taxable REIT subsidiaries are not comparable to similar arrangements among unrelated parties.

8. If we acquire any assets from a non-REIT “C” corporation in a carry-over basis transaction, we would be liable for corporate income tax, at the highest applicable corporate rate for the “built-in gain” with respect to those assets if we disposed of those assets within 10 years after they were acquired. Built-in gain is the amount by which an asset’s fair market value exceeds its adjusted tax basis at the time we acquire the asset. To the extent that assets are transferred to us in a carry-over basis transaction by a partnership in which a corporation owns an interest, we will be subject to this tax in proportion to the non-REIT “C” corporation’s interest in the partnership.

9. With regard to our 2005 and subsequent taxable years, if we fail to satisfy one of the REIT asset tests (other than certain de minimis failures), but nonetheless maintain our qualification as a REIT because other requirements are met, we will be subject to a tax equal to the greater of $50,000 or the amount determined by multiplying the net income generated by the non-qualifying assets during the period of time that the assets were held as non-qualifying assets by the highest rate of tax applicable to corporations.

10. With regard to our 2005 and subsequent taxable years, if we fail to satisfy certain of the requirements under the Code the failure of which would result in the loss of our REIT status, and the failure is due to reasonable cause and not willful neglect, we may be required to pay a penalty of $50,000 for each such failure in order to maintain our qualification as a REIT.

11. If we fail to comply with the requirements to send annual letters to our shareholders requesting information regarding the actual ownership of our shares and the failure was not due to reasonable cause or was due to willful neglect, we will be subject to a $25,000 penalty or, if the failure is intentional, a $50,000 penalty.

Furthermore, notwithstanding our status as a REIT, we also may have to pay certain state and local income taxes, because not all states and localities treat REITs the same as they are treated for federal income tax purposes. Moreover, each of our taxable REIT subsidiaries (as further described below) is subject to federal, state and local corporate income taxes on its net income.

If we are subject to taxation on our REIT taxable income or subject to tax due to the sale of a built-in gain asset that was acquired in a carry-over basis from a non-REIT “C” corporation, some of the dividends we pay to our shareholders during the following year may be subject to tax at the reduced capital gains rates, rather than taxed at ordinary income rates. See “— Taxation of U.S. Shareholders-Qualified Dividend Income.”

Requirements for Qualification as a REIT.    The Code defines a REIT as a corporation, trust or association:

1. that is managed by one or more trustees or directors;

2. that issues transferable shares or transferable certificates to evidence its beneficial ownership;

3. that would be taxable as a domestic corporation, but for Sections 856 through 860 of the Code;

4. that is neither a financial institution nor an insurance company within the meaning of certain provisions of the Code;

5. that is beneficially owned by 100 or more persons;

6. not more than 50% in value of the outstanding shares or other beneficial interest of which is owned, actually or constructively, by five or fewer individuals (as defined in the Code to include certain entities and as determined by applying certain attribution rules) during the last half of each taxable year;

7. that makes an election to be a REIT for the current taxable year, or has made such an election for a previous taxable year that has not been revoked or terminated, and satisfies all relevant filing and other administrative requirements established by the IRS that must be met to elect and maintain REIT status;

8. that uses a calendar year for federal income tax purposes and complies with the recordkeeping requirements of the Code and the Treasury regulations promulgated thereunder; and

9. that meets other applicable tests, described below, regarding the nature of its income and assets and the amount of its distributions.

The Code provides that conditions 1, 2, 3 and 4 above must be met during the entire taxable year and condition 5 above must be met during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months. Conditions 5 and 6 do not apply during the first taxable year for which an election is made to be taxed as a REIT. For purposes of determining share ownership under condition 6 above, a supplemental unemployment compensation benefits plan, a private foundation or a portion of a trust permanently set aside or used exclusively for charitable purposes generally is considered an individual. However, a trust that is a qualified trust under Code Section 401(a) generally is not considered an individual, and beneficiaries of a qualified trust are treated as holding shares of a REIT in proportion to their actuarial interests in the trust for purposes of condition 6 above.

We believe that we have been organized, have operated and have issued sufficient shares of beneficial ownership with sufficient diversity of ownership to allow us to satisfy the above conditions. In addition, our articles of incorporation contain restrictions regarding the transfer of shares of beneficial interests that are intended to assist us in continuing to satisfy the share ownership requirements described in conditions 5 and 6 above. These restrictions, however, may not ensure that we will be able to satisfy these share ownership requirements. Moreover, these restrictions will not apply to shares owned at the time of the merger, or to shares of our stock deemed to be owned by a person as a result of such person’s ownership of shares of Public Storage (however, such deemed ownership will be taken into account in determining whether a subsequent acquisition or transfer of shares of our company (but not Public Storage) violates the limitations). If we fail to satisfy these share ownership requirements, we will fail to qualify as a REIT.

To monitor compliance with condition 6 above, a REIT is required to send annual letters to its shareholders requesting information regarding the actual ownership of its shares. If we comply with the annual letters requirement and do not know, or exercising reasonable diligence, would not have known, of a failure to meet condition 6 above, then we will be treated as having met condition 6 above.

To qualify as a REIT, we cannot have at the end of any taxable year any undistributed earnings and profits that are attributable to a non-REIT taxable year. As a result of the merger, our company succeeded to various tax attributes of AOPP, including any undistributed earnings and profits. AOPP was taxable as a non-REIT C corporation prior to 1997, but does not believe that it has transferred any undistributed non-REIT earnings and profits to our company. However, neither we nor AOPP has sought an opinion of counsel or outside accountants to the effect that we did not acquire any undistributed non-REIT earnings and profits from AOPP. There can be no assurance that the IRS would not contend otherwise on a subsequent audit.

If the IRS determined that we inherited undistributed non-REIT earnings and profits and that we did not distribute the non-REIT earnings and profits by the end of that taxable year, it appears that we could avoid disqualification as a REIT by using “deficiency dividend” procedures to distribute the non-REIT earnings and profits. The deficiency dividend procedures would require us to make a distribution to shareholders, in addition to the regularly required REIT distributions, within 90 days of the IRS determination. In addition, we would have to pay to the IRS interest on 50% of the non-REIT earnings and profits that were not distributed prior to the end of the taxable year in which we inherited the undistributed non-REIT earnings and profits. Finally, if AOPP were determined not to have qualified as a REIT for the taxable year ended December 31, 1997 or its short taxable year ending at the time of the merger, we would not be eligible to elect REIT status for up to four years after the year in which AOPP failed to qualify as a REIT. AOPP made an election to be taxed as a REIT commencing with its taxable year ended December 31, 1997. We and AOPP believe that AOPP’s election is valid and that AOPP was organized, and operated in 1997 and until the time of the merger, in conformity with the requirements for taxation as a REIT.

Qualified REIT Subsidiaries.    We may acquire 100% of the stock of one or more corporations that are qualified REIT subsidiaries. A corporation will qualify as a qualified REIT subsidiary if we own 100% of its stock and it is not a taxable REIT subsidiary. A qualified REIT subsidiary will not be treated as a separate corporation, and all assets, liabilities and items of income, deduction and credit of a qualified REIT subsidiary will be treated as our assets, liabilities and such items (as the case may be) for all purposes of the Code, including the REIT qualification tests. For this reason, references in this discussion to our income and assets should be understood to include the income and assets of any qualified REIT subsidiary we own. Income of a qualified REIT subsidiary will not be subject to federal income tax, although it may be subject to state and local taxation in some states. Our ownership of the voting stock of a qualified REIT subsidiary will not violate the asset test restrictions against ownership of securities of any one issuer which constitute more than 10% of the voting power or value of such issuer’s securities or more than five percent of the value of our total assets, as described below in “— Asset Tests Applicable to REITs.”

Taxable REIT Subsidiaries.    A taxable REIT subsidiary is a corporation other than a REIT in which we directly or indirectly hold stock, which has made a joint election with us to be treated as a taxable REIT subsidiary under Section 856(l) of the Code. A taxable REIT subsidiary also includes any corporation other than a REIT in which a taxable REIT subsidiary of ours owns, directly or indirectly, securities, (other than certain “straight debt” securities), which represent more than 35% of the total voting power or value of the outstanding securities of such corporation. Other than some activities relating to lodging and health care facilities, a taxable REIT subsidiary may generally engage in any business, including the provision of customary or non-customary services to our tenants without causing us to receive impermissible tenant service income under the REIT gross income tests. A taxable REIT subsidiary is required to pay regular federal income tax, and state and local income tax where applicable, as a non-REIT “C” corporation. In addition, a taxable REIT subsidiary may be prevented from deducting interest on debt funded directly or indirectly by us if certain tests regarding the taxable REIT subsidiary’s debt to equity ratio and interest expense are not satisfied. If dividends are paid to us by our taxable REIT subsidiary, then a portion of the dividends we distribute to shareholders who are taxed at individual rates will generally be eligible for taxation at lower capital gains rates, rather than at ordinary income rates. See “Taxation of U.S. Shareholders — Qualified Dividend Income.”

Generally, a taxable REIT subsidiary can perform impermissible tenant services without causing us to receive impermissible tenant services income under the REIT income tests. However, several provisions applicable to the arrangements between a REIT and its taxable REIT subsidiaries are intended to ensure that a taxable REIT subsidiary will be subject to an appropriate level of federal income taxation. For example, a taxable REIT subsidiary is limited in its ability to deduct interest payments made directly or indirectly to us in excess of a certain amount. In addition, a REIT will be obligated to pay a 100% penalty tax on some payments that it receives or on certain expenses deducted by the taxable REIT subsidiary if the economic arrangements between the REIT, the REIT’s tenants and the taxable REIT subsidiary are not comparable to similar arrangements among unrelated parties. Our taxable REIT subsidiaries may make interest and other payments to us and to third parties in connection with activities related to our properties. There can be no assurance that our taxable REIT subsidiaries will not be limited in their ability to deduct certain interest payments made to us. In addition, there can be no assurance that the IRS might not seek to impose the 100% excise tax on a portion of payments received by us from, or expenses deducted by, our taxable REIT subsidiaries.

Ownership of Partnership Interests by a REIT.    A REIT that owns an equity interest in an entity treated as a partnership for federal income tax purposes is deemed to own its share (based upon its proportionate share of the capital of the partnership) of the assets of the partnership and is deemed to earn its proportionate share of the partnership’s income. The assets and gross income of the partnership retain the same character in the hands of the REIT for purposes of the gross income and asset tests applicable to REITs as described below. Thus, our proportionate share of assets and items of income of the operating partnership, including the operating partnership’s share of assets and items of income of any subsidiaries that are treated as partnerships for federal income tax purposes, are treated as assets and items of income of our company for purposes of applying the REIT asset and income tests. For these purposes, under current Treasury regulations our interest in each of the partnerships must be determined in accordance with our “capital interest” in each entity, as applicable. We have control over the operating partnership and substantially all of the partnership and limited liability company subsidiaries of the operating partnership and intend to operate them in a manner that is consistent with the requirements for qualification of our company as a REIT.

We believe that the operating partnership and each of the partnerships and limited liability companies in which we own an interest, directly or through another partnership or limited liability company, will be treated as partnerships or disregarded for federal income tax purposes and will not be taxable as corporations. If any of these entities were treated as a corporation, it would be subject to an entity level tax on its income and we could fail to meet the REIT income and asset tests. See “— Taxation of PS Business Parks as a REIT — Income Tests Applicable to REITs” and “— Taxation of PS Business Parks as a REIT — Asset Tests Applicable to REITs” below.

Income Tests Applicable to REITs.    To qualify as a REIT, we must satisfy two gross income tests which are applied on an annual basis. First, in each taxable year we must derive directly or indirectly at least 75% of our gross income, excluding gross income from prohibited transactions, from investments relating to real property or mortgages on real property or from some types of temporary investments. Income from investments relating to real property or mortgages on related property includes “rents from real property,” gains on the disposition of real estate, dividends paid by another REIT and interest on obligations secured by mortgages on real property or on interests in real property. Second, in each taxable year we must derive at least 95% of our gross income, excluding gross income from prohibited transactions, from any combination of income qualifying under the 75% test and dividends, interest, and gain from the sale or disposition of stock or securities.

Rents we receive will qualify as “rents from real property” for the purpose of satisfying the gross income requirements for a REIT described above only if several conditions are met:

•

The amount of rent must not be based in whole or in part on the income or profits of any person. However, an amount we receive or accrue generally will not be excluded from the term “rents from real property” solely by reason of being based on a fixed percentage or percentages of gross receipts or sales;

•

We, or an actual or constructive owner of 10% or more of our shares, must not actually or constructively own 10% or more of the interests in a tenant, or, if the tenant is a corporation, 10% or more of the voting power or value of all classes of stock of the tenant. Any such tenant is referred to as a “related party tenant.” Rents received from a related party tenant that is a taxable REIT subsidiary, however, will not be excluded from the definition of “rents from real property” as a result of this condition if either (i) at least 90% of the space at the property to which the rents relate is leased to third parties, and the rents paid by the taxable REIT subsidiary are comparable to rents paid by our other tenants for comparable space or (ii) the property is a qualified lodging property or, for taxable years of REITs beginning after July 30, 2008, a qualified health care property, and such property is operated on behalf of the taxable REIT subsidiary by a person who is an independent contractor and certain other requirements are met;

•

Rent attributable to personal property, leased in connection with a lease of real property, is not greater than 15% of the total rent received under the lease. If this requirement is not met, then the portion of rent attributable to personal property will not qualify as “rents from real property;” and

•

We generally must not provide directly impermissible tenant services to the tenants of a property, subject to a 1% de minimis exception, other than through an independent contractor from whom we derive no income or a taxable REIT subsidiary. We may, however, directly perform certain services that are “usually or customarily rendered” in connection with the rental of space for occupancy only and are not otherwise considered “rendered primarily for the convenience of the tenant” of the property. Examples of such services include the provision of light, heat, or other utilities, trash removal and general maintenance of common areas. In addition, we may provide through an independent contractor or a taxable REIT subsidiary, which may be wholly or partially owned by us, both customary and non-customary services to our tenants without causing the rent we receive from those tenants to fail to qualify as “rents from real property.” If the total amount of income we receive from providing impermissible tenant services at a property exceeds 1% of our total income from that property, then all of the income from that property will fail to qualify as “rents from real property.” Impermissible tenant service income is deemed to be at least 150% of our direct cost in providing the service.

In light of these requirements, we do not intend to take any of the actions listed below, unless we determine that the resulting nonqualifying income, taken together with all other nonqualifying income that we earn in the taxable year, will not jeopardize our status as a REIT:

1. charge rent for any property that is based in whole or in part on the income or profits of any person (unless based on a fixed percentage or percentages of gross receipts or sales, as permitted and described above);

2. rent any property to a related party tenant, including a taxable REIT subsidiary, unless the rent from the lease to the taxable REIT subsidiary would qualify for the special exception from the related party tenant rule applicable to certain leases with a taxable REIT subsidiary;

3. derive rental income attributable to personal property other than personal property leased in connection with the lease of real property, the amount of which is less than 15% of the total rent received under the lease; or

4. directly perform services considered to be noncustomary or “rendered to the occupant” of the property.

We provide services and provides access to third party service providers at some or all of our properties. However, based on our experience in the rental markets where the properties are located, we believe that all access to service providers and services provided to tenants by our company either are usually or customarily rendered in connection with the rental of real property and not otherwise considered rendered to the occupant, or, if considered impermissible services, will not result in an amount of impermissible tenant service income that will cause us to fail to meet the income test requirements. However, we cannot provide any assurance that the IRS will agree with these positions. We monitor the activities at our properties and believe that we have not provided services that will cause us to fail to meet the income tests. We intend to continue to monitor the services provided at, and the nonqualifying income arising from, each of our properties. We have earned and expect to continue to earn a small amount of nonqualifying income relative to our total gross income in any relevant taxable year. We believe that the amount of nonqualifying income generated from these activities has not affected and will not affect our ability to meet the 95% gross income tests.

“Interest” income that depends in whole or in part on the income or profits of any person generally will be non-qualifying income for purposes of the 75% or 95% gross income tests. However, interest based on a fixed percentage or percentages of gross receipts or sales may still qualify under the gross income tests. We do not expect to derive significant amounts of interest that would fail to qualify under the 75% and 95% gross income tests.

Our share of any dividends received from our corporate subsidiaries that are not “qualified REIT subsidiaries” (and from other corporations in which we own an interest) will qualify for purposes of the 95% gross income test but not for purposes of the 75% gross income test. We do not anticipate that we will receive sufficient dividends to cause us to exceed the limit on nonqualifying income under the 75% gross income test. Dividends that we receive from other qualifying REITs will qualify for purposes of both REIT income tests.

If we fail to satisfy one or both of the 75% or 95% gross income tests for any taxable year, we may nevertheless qualify as a REIT for that year if we are entitled to relief under the Code. These relief provisions generally will be available if our failure to meet the tests is due to reasonable cause and not due to willful neglect, and we disclose to the IRS the sources of our income as required by the Code and applicable regulations. It is not possible, however, to state whether in all circumstances we would be entitled to the benefit of these relief provisions. For example, if we fail to satisfy the gross income tests because nonqualifying income that we intentionally incur exceeds the limits on nonqualifying income, the IRS could conclude that the failure to satisfy the tests was not due to reasonable cause. If these relief provisions are inapplicable to a particular set of circumstances, we will fail to qualify as a REIT. As discussed under “— Taxation of PS Business Parks as a REIT — General,” even if these relief provisions apply, a tax would be imposed based on the amount of nonqualifying income.

Prohibited Transaction Income.    Any gain that we realize on the sale of any property held as inventory or otherwise held primarily for sale to tenants in the ordinary course of business, including our share of any such gain realized through our subsidiary partnerships and disregarded entities for federal income tax purposes, will be treated as income from a prohibited transaction that is subject to a 100% penalty tax. Under existing law, whether property is held as inventory or primarily for sale to tenants in the ordinary course of a trade or business is a question of fact that depends on all the facts and circumstances surrounding the particular transaction. However, we will not be treated as a dealer in real property with respect to a property we sell for the purposes of the 100% tax if (i) we have held the property for at least two years (or, for sales on or prior to July 30, 2008, four years) for the production of rental income prior to the sale, (ii) capitalized expenditures on the property in the two years (or, for sales on or prior to July 30, 2008, four years) preceding the sale are less than 30% of the net selling price of the property, and (iii) (a) we have seven or fewer sales of property for the year of sale or (b) either (I) the aggregate tax basis of property sold during the year of sale is 10% or less of the aggregate tax basis of all of our assets as of the beginning of the taxable year, or (II) for sales after July 30, 2008, the aggregate fair market value of property sold during the year of sale is 10% or less of the aggregate fair market value of all of our assets as of the beginning of the taxable year, and (III) in the case of either (I) or (II), substantially all of the marketing and development expenditures with respect to the property sold are made through an independent contractor from whom we derive no income. The sale of more than one property to one buyer as part of one transaction constitutes one sale for purposes of this “safe harbor.” For purposes of either (iii)(a) or (iii)(b), certain property obtained through foreclosure is generally not included in determining whether the asset tests are satisfied.

We intend to hold our facilities for investment with a view to long-term appreciation, to engage in the business of acquiring, developing and owning our facilities and to make occasional sales of facilities as are consistent with our investment objectives. However, the IRS may successfully contend that some or all of the sales made by us are prohibited transactions. In that case, we would be required to pay the 100% penalty tax on our allocable share of the gains resulting from any such sales.

Penalty Tax.    Any redetermined rents, redetermined deductions or excess interest we generate will be subject to a 100% penalty tax. In general, redetermined rents are rents from real property that are overstated as a result of services furnished by one of our taxable REIT subsidiaries to any of our tenants, and redetermined deductions and excess interest represent amounts that are deducted by a taxable REIT subsidiary for payments to us that are in excess of the amounts that would have been deducted based on arm’s-length negotiations. Rents we receive will not constitute redetermined rents if they qualify for the safe harbor provisions contained in the Code. Safe harbor provisions are provided where:

•	amounts are excluded from the definition of impermissible tenant service income as a result of satisfying the 1% de minimis exception;

•	a taxable REIT subsidiary renders a significant amount of similar services to unrelated parties and the charges for such services are substantially comparable;

•

rents paid to us by tenants who are not receiving services from the taxable REIT subsidiary are substantially comparable to the rents paid by our tenants leasing comparable space who are receiving services from the taxable REIT subsidiary and the charge for the services is separately stated; or

•	the taxable REIT subsidiary’s gross income from the service is not less than 150% of the taxable REIT subsidiary’s direct cost of furnishing the service.

While we anticipate that any fees paid to a taxable REIT subsidiary for tenant services will reflect arm’s-length rates, a taxable REIT subsidiary may under certain circumstances provide tenant services which do not satisfy any of the safe-harbor provisions described above. Nevertheless, these determinations are inherently factual, and the IRS has broad discretion to assert that amounts paid between related parties should be reallocated to clearly reflect their respective incomes. If the IRS successfully made such an assertion, we would be required to pay a 100% penalty tax on the redetermined rent, redetermined deductions or excess interest, as applicable.

Asset Tests Applicable to REITs.    At the close of each quarter of our taxable year, we must satisfy four tests relating to the nature and diversification of our assets:

1. At least 75% of the value of our total assets must be represented by real estate assets, cash, cash items and government securities. For purposes of this test, real estate assets include our allocable share of real estate assets held by entities that are treated as partnerships or that are disregarded for federal income tax purposes, as well as stock or debt instruments that are purchased with the proceeds of an offering of shares or a public offering of debt with a term of at least five years, but only for the one-year period beginning on the date we receive such proceeds.

2. Not more than 25% of our total assets may be represented by securities, other than those securities includable in the 75% asset class (e.g., securities that qualify as real estate assets and government securities);

3. Except for equity investments in REITs, debt or equity investments in qualified REIT subsidiaries and taxable REIT subsidiaries, and other securities that qualify as “real estate assets” for purpose of the 75% test described in clause 1:

•	the value of any one issuer’s securities owned by us may not exceed 5% of the value of our total assets;

•	we may not own more than 10% of any one issuer’s outstanding voting securities; and

•	we may not own more than 10% of the total value of the outstanding securities of any one issuer, other than securities that qualify for the “straight debt” exception discussed below; and

4. Not more than 25% of the value of our total assets may be represented by the securities of one or more taxable REIT subsidiaries (20% for our taxable years prior to 2009) (herein referred to as the 25% TRS asset test).

Securities for purposes of the asset tests may include debt securities. However, the Code specifically provides that the following types of debt will not be taken into account for purposes of the 10% value test: (1) securities that meet the “straight debt” safe-harbor, as discussed in the next paragraph; (2) loans to individuals or estates; (3) obligations to pay rent from real property; (4) rental agreements described in Section 467 of the Code; (5) any security issued by other REITs; (6) certain securities issued by a state, the District of Columbia, a foreign government, or a political subdivision of any of the foregoing, or the Commonwealth of Puerto Rico; and (7) any other arrangement as determined by the IRS. In addition, for purposes of the 10% value test only, to the extent we hold debt securities that are not described in the preceding sentence, (a) debt issued by partnerships that derive at least 75% of their gross income from sources that constitute qualifying income for purposes of the 75% gross income test, and (b) debt that is issued by any partnership, to the extent of our interest as a partner in the partnership, are not considered securities.

Debt will meet the “straight debt” safe harbor if (1) neither we, nor any of our controlled taxable REIT subsidiaries (i.e., taxable REIT subsidiaries more than 50% of the vote or value of the outstanding stock of which is directly or indirectly owned by us), own any securities not described in the preceding paragraph that have an aggregate value greater than one percent of the issuer’s outstanding securities, as calculated under the Code, (2) the debt is a written unconditional promise to pay on demand or on a specified date a sum certain in money, (3) the debt is not convertible, directly or indirectly, into stock, and (4) the interest rate and the interest payment dates of the debt are not contingent on the profits, the borrower’s discretion or similar factors. However, contingencies regarding time of payment and interest are permissible for purposes of qualifying as a straight debt security if either (1) such contingency does not have the effect of changing the effective yield of maturity, as determined under the Code, other than a change in the annual yield to maturity that does not exceed the greater of (i) 5% of the annual yield to maturity or (ii) 0.25%, or (2) neither the aggregate issue price nor the aggregate face amount of the issuer’s debt instruments held by the REIT exceeds $1,000,000 and not more than 12 months of unaccrued interest can be required to be prepaid thereunder. In addition, debt will not be disqualified from being treated as “straight debt” solely because the time or amount of payment is subject to a contingency upon a default or the exercise of a prepayment right by the issuer of the debt, provided that such contingency is consistent with customary commercial practice.

We believe that the aggregate value of our interests in our taxable REIT subsidiaries does not exceed, and in the future will not exceed, 25% of the aggregate value of our gross assets (20% for our taxable years prior to 2009). As of each relevant testing date prior to the election to treat each corporate subsidiary of our company or any other corporation in which we own an interest as a taxable REIT subsidiary, we believe we did not own more than 10% of the voting securities of any such entity. In addition, we believe that as of each relevant testing date prior to the election to treat each corporate subsidiary of our company or any other corporation in which we own an interest as a taxable REIT subsidiary of PS Business Parks, our pro rata share of the value of the securities, including debt, of any such corporation or other issuer did not exceed 5% of the total value of our assets.

With respect to each issuer in which we currently own an interest that does not qualify as a REIT, a qualified REIT subsidiary or a taxable REIT subsidiary, we believe that our pro rata share of the value of the securities, including debt, of any such issuer does not exceed 5% of the total value of our assets and that it complies with the 10% voting securities limitation and 10% value limitation with respect to each such issuer. However, no independent appraisals have been obtained to support these conclusions. In this regard, however, we cannot provide any assurance that the IRS might not disagree with our determinations.

The asset tests must be satisfied not only on the last day of the calendar quarter in which we, directly or through pass-through subsidiaries, acquire securities in the applicable issuer, but also on the last day of the calendar quarter in which we increase our ownership of securities of such issuer, including as a result of increasing our interest in pass-through subsidiaries. After initially meeting the asset tests at the close of any quarter, we will not lose our status as a REIT for failure to satisfy the 25%, 25% TRS (20% for our taxable years prior to 2009), or 5% asset tests solely by reason of changes in the relative values of our assets. If failure to satisfy the 25%, 25% TRS (20% for our taxable years prior to 2009), or 5% asset tests results from an acquisition of securities or other property during a quarter, we can cure this failure by disposing of sufficient non-qualifying assets within 30 days after the close of that quarter. We intend to maintain adequate records of the value of our assets to ensure compliance with the asset tests and to take any available action within 30 days after the close of any quarter as may be required to cure any noncompliance with the 25%, 25% TRS (20% for our taxable years prior to 2009) or 5% asset tests. Although we plan to take steps to ensure that we satisfy such tests for any quarter with respect to which testing is to occur, there can be no assurance that such steps will always be successful. If we fail to timely cure any noncompliance with the asset tests, we would cease to qualify as a REIT, unless we satisfy certain relief provisions described in the next paragraph.

Furthermore, for our 2005 and subsequent taxable years, the failure to satisfy the asset tests can be remedied even after the 30-day cure period under certain circumstances. If the total value of the assets that caused a failure of the 5% asset test, the 10% voting securities test or the 10% value test does not exceed either 1% of our assets at the end of the relevant quarter or $10,000,000, we can cure such a failure by disposing of sufficient assets to cure such a violation within six months following the last day of the quarter in which we first identify the failure of the asset test. For a violation of any of the asset tests not described in the prior sentence (including the 75%, 25% and the 25% TRS (20% for our taxable years prior to 2009) asset tests), we can avoid disqualification as a REIT if the violation is due to reasonable cause and we dispose of an amount of assets sufficient to cure such violation within the six-month period described in the preceding sentence. In such a case, we must also pay a tax equal to the greater of $50,000 or the highest corporate tax rate multiplied by the net income generated by the nonqualifying assets during the period of time that the assets were held as nonqualifying assets, and file in accordance with applicable Treasury regulations a schedule with the IRS that describes the assets. The applicable Treasury regulations are yet to be issued. Thus, it is not possible to state with precision under what circumstances we would be entitled to the benefit of these provisions.

Annual Distribution Requirements Applicable to REITs.    To qualify as a REIT, we are required to distribute dividends, other than capital gain dividends, to our shareholders each year in an amount at least equal to the sum of:

•	90% of our “REIT taxable income”, computed without regard to the dividends paid deduction and our net capital gain; and

•	90% of our after tax net income, if any, from foreclosure property; minus

•	the excess of the sum of certain items of non-cash income over 5% of our “REIT taxable income.”

In addition, for purposes of this test, non-cash income means income attributable to leveled stepped rents, original issue discount included in our taxable income without the receipt of a corresponding payment, cancellation of indebtedness or a like-kind exchange that is later determined to be taxable. We must pay these distributions in the taxable year to which they relate, or in the following taxable year if they are declared during the last three months of the taxable year, payable to shareholders of record on a specified date during such period and paid during January of the following year. Such distributions are treated as paid by us and received by our shareholders on December 31 of the year in which they are declared. In addition, at our election, a distribution for a taxable year may be declared before we timely file our tax return for such year and paid on or before the first regular dividend payment date after such declaration, provided such payment is made during the twelve-month period following the close of such year. These distributions are taxable to our shareholders, other than tax-exempt entities, in the year in which paid. This is so even though these distributions relate to the prior year for purposes of our 90% distribution requirement. The amount distributed must not be preferential — i.e., every shareholder of the class of shares with respect to which a distribution is made must be treated the same as every other shareholder of that class, and no class of shares may be treated otherwise than in accordance with its dividend rights as a class. To the extent that we do not distribute all of our net capital gain or distribute at least 90%, but less than 100%, of our “REIT taxable income,” as adjusted, we will be required to pay tax on that amount at regular corporate tax rates.

We intend to make timely distributions sufficient to satisfy our annual distribution requirements. In this regard, the partnership agreement of the operating partnership authorizes us, as general partner, to take steps as may be necessary to cause the operating partnership to distribute to its partners an amount sufficient to permit the company to meet these distribution requirements. Although we anticipate that our cash flow will permit us to make those distributions, it is possible that, from time to time, we may not have sufficient cash or other liquid assets to meet these distribution requirements. In this event, we may find it necessary to arrange for short-term, or possibly long-term, borrowings to fund required distributions or to pay dividends in the form of taxable dividends of our shares.

Under some circumstances, we may be able to rectify an inadvertent failure to meet the distribution requirement for a year by paying “deficiency dividends” to our shareholders in a later year, which may be included in our deduction for dividends paid for the earlier year. Thus, we may be able to avoid being taxed on amounts distributed as deficiency dividends. However, we will be required to pay interest to the IRS based upon the amount of any deduction claimed for deficiency dividends.

Furthermore, we will be required to pay a 4% nondeductible excise tax to the extent we fail to distribute during each calendar year, or in the case of distributions with declaration and record dates falling in the last three months of the calendar year, by the end of January following such calendar year, at least the sum of:

•	85% of our REIT ordinary income for such year;

•	95% of our REIT capital gain net income for the year; and

•	any undistributed taxable income from prior taxable years.

Any REIT taxable income and net capital gain on which this excise tax is imposed for any year is treated as an amount distributed during that year for purposes of calculating such tax and excess distributions from the immediately preceding year may be carried over.

A REIT may elect to retain rather than distribute all or a portion of its net capital gains and pay the tax on the gains. In that case, a REIT may elect to have its shareholders include their proportionate share of the undistributed net capital gains in income as long-term capital gains and receive a credit for their share of the tax paid by the REIT. For purposes of the 4% excise tax described above, any retained amounts would be treated as having been distributed.

Record-Keeping Requirements.    We are required to comply with applicable record-keeping requirements. Failure to comply could result in monetary fines.

Failure of PS Business Parks to Qualify as a REIT.    If we fail to comply with one or more of the conditions required for qualification as a REIT (other than asset tests and the income tests that have the specific savings clauses discussed above in “— Taxation of PS Business Parks as a REIT — Asset Tests Applicable to REITs,”

and “— Taxation of PS Business Parks as a REIT — Income Tests Applicable to REITs”), we can avoid termination of our REIT status by paying a penalty of $50,000 for each such failure, provided that our noncompliance was due to reasonable cause and not willful neglect. If we fail to qualify for taxation as a REIT in any taxable year and the statutory relief provisions do not apply, we will be subject to tax, including any applicable alternative minimum tax, on our taxable income at regular corporate rates.

Distributions to shareholders in any year in which we fail to qualify will not be deductible by us, and we will not be required to distribute any amounts to our shareholders. As a result, our failure to qualify as a REIT would significantly reduce the cash available for distribution by us to our shareholders. In addition, if we fail to qualify as a REIT, all distributions to shareholders will be taxable as dividends to the extent of our current and accumulated earnings and profits, whether or not attributable to capital gains earned by us. Non-corporate shareholders currently would be taxed on these dividends at capital gains rates; corporate shareholders may be eligible for the dividends received deduction with respect to such dividends. Unless entitled to relief under specific statutory provisions, we will also be disqualified from taxation as a REIT for the four taxable years following the year during which we lost our qualification. There can be no assurance that we would be entitled to any statutory relief.

Taxation of U.S. Shareholders

As used in the remainder of this discussion, the term “U.S. shareholder” means a beneficial owner of a PS Business Parks common share that is, for U.S. federal income tax purposes:

•	a citizen or resident, as defined in Section 7701(b) of the Code, of the United States;

•

a corporation, partnership, limited liability company or other entity treated as a corporation or partnership for U.S. federal income tax purposes that was created or organized in or under the laws of the United States or of any State thereof or in the District of Columbia unless, in the case of a partnership or limited liability company, Treasury regulations provide otherwise;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•

in general, a trust whose administration is subject to the primary supervision of a United States court and which has one or more U.S. persons who have the authority to control all substantial decisions of the trust. Notwithstanding the preceding sentence, to the extent provided in the Treasury regulations, certain trusts in existence on August 20, 1996, and treated as United States persons prior to this date that elect to continue to be treated as United States persons, shall also be considered U.S. shareholders.

If you hold our common shares and are not a U.S. shareholder, you are a “non-U.S. shareholder.” If a partnership holds our common shares, the tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership holding our common shares, you should consult your tax advisor regarding the tax consequences of the ownership and disposition of our common shares.

Distributions by PS Business Parks — General.    As long as we qualify as a REIT, distributions out of our current or accumulated earnings and profits that are not designated as capital gains dividends or “qualified dividend income” will be taxable to our taxable U.S. shareholders as ordinary income and will not be eligible for the dividends-received deduction in the case of U.S. shareholders that are corporations. For purposes of determining whether distributions to holders of common stock or equity stock are out of current or accumulated earnings and profits, our earnings and profits will be allocated first to our outstanding preferred stock and then to our outstanding common stock and equity stock.

To the extent that we make distributions in excess of our current and accumulated earnings and profits, these distributions will be treated first as a tax-free return of capital to each U.S. shareholder. This treatment will reduce the adjusted tax basis that each U.S. shareholder has in its shares for tax purposes by the amount of the distribution, but not below zero. Distributions in excess of a U.S. shareholder’s adjusted tax basis in its shares will be taxable as capital gains, provided that the shares have been held as a capital asset, and will be taxable as long-term capital gain if the shares have been held for more than one year. Dividends we declare in October,

November, or December of any year and payable to a shareholder of record on a specified date in any of these months shall be treated as both paid by us and received by the shareholder on December 31 of that year, provided we actually pay the dividend on or before January 31 of the following calendar year.

Capital Gain Distributions.    We may elect to designate distributions of our net capital gain as “capital gain dividends.” Distributions that we properly designate as “capital gain dividends” will be taxable to our taxable U.S. shareholders as gain from the sale or disposition of a capital asset to the extent that such gain does not exceed our actual net capital gain for the taxable year. Designations made by us will only be effective to the extent that they comply with Revenue Ruling 89-81, which requires that distributions made to different classes of shares be composed proportionately of dividends of a particular type. If we designate any portion of a dividend as a capital gain dividend, a U.S. shareholder will receive an IRS Form 1099-DIV indicating the amount that will be taxable to the shareholder as capital gain. Corporate shareholders, however, may be required to treat up to 20% of some capital gain dividends as ordinary income.

Instead of paying capital gain dividends, we may designate all or part of our net capital gain as “undistributed capital gain.” We will be subject to tax at regular corporate rates on any undistributed capital gain. A U.S. shareholder will include in its income as long-term capital gains its proportionate share of such undistributed capital gain and will be deemed to have paid its proportionate share of the tax paid by us on such undistributed capital gain and receive a credit or a refund to the extent that the tax paid by us exceeds the U.S. shareholder’s tax liability on the undistributed capital gain. A U.S. shareholder will increase the basis in its common shares by the difference between the amount of capital gain included in its income and the amount of tax it is deemed to have paid. A U.S. shareholder that is a corporation will appropriately adjust its earnings and profits for the retained capital gain in accordance with Treasury regulations to be prescribed by the IRS. Our earnings and profits will be adjusted appropriately.

We will classify portions of any designated capital gain dividend or undistributed capital gain as either:

1. a 15% rate gain distribution, which would be taxable to non-corporate U.S. shareholders at a maximum rate of 15%; or

2. an “unrecaptured Section 1250 gain” distribution, which would be taxable to non-corporate U.S. shareholders at a maximum rate of 25%.

We must determine the maximum amounts that we may designate as 15% and 25% rate capital gain dividends by performing the computation required by the Code as if the REIT were an individual whose ordinary income were subject to a marginal tax rate of at least 28%.

Recipients of capital gain dividends from us that are taxed at corporate income tax rates will be taxed at the normal corporate income tax rates on those dividends.

Qualified Dividend Income.    With respect to shareholders who are taxed at the rates applicable to individuals, we may elect to designate a portion of our distributions paid to shareholders as “qualified dividend income.” A portion of a distribution that is properly designated as qualified dividend income is taxable to non-corporate U.S. shareholders as capital gain, provided that the shareholder has held the common shares with respect to which the distribution is made for more than 60 days during the 121-day period beginning on the date that is 60 days before the date on which such common shares become ex-dividend with respect to the relevant distribution. The maximum amount of our distributions eligible to be designated as qualified dividend income for a taxable year is equal to the sum of:

1. the qualified dividend income received by us during such taxable year from non-REIT “C” corporations (including our corporate subsidiaries, other than qualified REIT subsidiaries, and our taxable REIT subsidiaries);

2. the excess of any “undistributed” REIT taxable income recognized during the immediately preceding year over the federal income tax paid by us with respect to such undistributed REIT taxable income; and

3. the excess of any income recognized during the immediately preceding year attributable to the sale of a built-in-gain asset that was acquired in a carry-over basis transaction from a non-REIT “C” corporation over the federal income tax paid by us with respect to such built-in gain.

Generally, dividends that we receive will be treated as qualified dividend income for purposes of 1 above if the dividends are received from a domestic corporation (other than a REIT or a regulated investment company) or a “qualified foreign corporation” and specified holding period requirements and other requirements are met. A foreign corporation (other than a “passive foreign investment company”) will be a qualified foreign corporation if it is incorporated in a possession of the United States, the corporation is eligible for benefits of an income tax treaty with the United States that the Secretary of Treasury determines is satisfactory, or the stock of the foreign corporation on which the dividend is paid is readily tradable on an established securities market in the United States. We generally expect that an insignificant portion, if any, of our distributions will consist of qualified dividend income. If we designate any portion of a dividend as qualified dividend income, a U.S. shareholder will receive an IRS Form 1099-DIV indicating the amount that will be taxable to the shareholder as qualified dividend income.

Sunset of Reduced Tax Rate Provisions.    The applicable provisions of the federal income tax laws relating to the 15% rate of capital gain taxation and the applicability of capital gain rates for designated qualified dividend income of REITs are currently scheduled to “sunset” or revert back to provisions of prior law effective for taxable years beginning after December 31, 2010. Upon the sunset of the current provisions, all dividend income of REITs and non-REIT corporations would be taxable at ordinary income rates and the maximum capital gain tax rate for gains other than “unrecaptured section 1250 gains” would be increased (from 15% to 20%). The impact of this reversion is not discussed herein. Consequently, shareholders should consult their tax advisors regarding the effect of sunset provisions on an investment in common stock.

Other Tax Considerations.    Distributions we make and gain arising from the sale or exchange by a U.S. shareholder of our shares will not be treated as passive activity income. As a result, U.S. shareholders generally will not be able to apply any “passive losses” against this income or gain. Distributions we make, to the extent they do not constitute a return of capital, generally will be treated as investment income for purposes of computing the investment interest limitation. A U.S. shareholder may elect, depending on its particular situation, to treat capital gain dividends, capital gains from the disposition of shares and income designated as qualified dividend income as investment income for purposes of the investment interest limitation, in which case the applicable capital gains will be taxed at ordinary income rates. We will notify shareholders regarding the portions of our distributions for each year that constitute ordinary income, return of capital and qualified dividend income. U.S. shareholders may not include in their individual income tax returns any of our net operating losses or capital losses. Our operating or capital losses would be carried over by us for potential offset against future income, subject to applicable limitations.

Sales of Shares.    If a U.S. shareholder sells or otherwise disposes of its shares in a taxable transaction, it will recognize gain or loss for federal income tax purposes in an amount equal to the difference between the amount of cash and the fair market value of any property received on the sale or other disposition and the holder’s adjusted basis in the shares for tax purposes. This gain or loss will be a capital gain or loss if the shares have been held by the U.S. shareholder as a capital asset. The applicable tax rate will depend on the U.S. shareholder’s holding period in the asset (generally, if an asset has been held for more than one year, such gain or loss will be long-term capital gain or loss) and the U.S. shareholder’s tax bracket. A U.S. shareholder who is an individual or an estate or trust and who has long-term capital gain or loss will be subject to a maximum capital gain rate, which is currently 15%. The IRS has the authority to prescribe, but has not yet prescribed, regulations that would apply a capital gain tax rate of 25% (which is generally higher than the long-term capital gain tax rates for noncorporate shareholders) to a portion of capital gain realized by a noncorporate shareholder on the sale of REIT shares that would correspond to the REIT’s “unrecaptured Section 1250 gain.” In general, any loss recognized by a U.S. shareholder upon the sale or other disposition of common shares that have been held for six months or less, after applying the holding period rules, will be treated by such U.S. shareholders as a long-term capital loss, to the extent of distributions received by the U.S. shareholder from us that were required to be treated as long-term capital gains. Shareholders are advised to consult their tax advisors with respect to the capital gain liability.

Taxation of Tax-Exempt Shareholders

Provided that a tax-exempt shareholder, except certain tax-exempt shareholders described below, has not held its common shares as “debt financed property” within the meaning of the Code and the shares are not otherwise used in its trade or business, the dividend income from us and gain from the sale of our common shares will not be unrelated business taxable income, or UBTI, to a tax-exempt shareholder. Generally, “debt financed property” is property, the acquisition or holding of which was financed through a borrowing by the tax-exempt shareholder.

For tax-exempt shareholders that are social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts, or qualified group legal services plans exempt from federal income taxation under Sections 501(c)(7), (c)(9), (c)(17) or (c)(20) of the Code, respectively, or single parent title-holding corporations exempt under Section 501(c)(2) and whose income is payable to any of the aforementioned tax-exempt organizations, income from an investment in PS Business Parks will constitute unrelated business taxable income unless the organization is able to properly claim a deduction for amounts set aside or placed in reserve for certain purposes so as to offset the income generated by its investment in our shares. These prospective investors should consult with their tax advisors concerning these set aside and reserve requirements.

Notwithstanding the above, however, a portion of the dividends paid by a “pension-held REIT” are treated as UBTI if received by any trust which is described in Section 401(a) of the Code, is tax-exempt under Section 501(a) of the Code and holds more than 10%, by value, of the interests in the REIT. A pension-held REIT includes any REIT if:

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at least one of such trusts holds more than 25%, by value, of the interests in the REIT, or two or more of such trusts, each of which owns more than 10%, by value, of the interests in the REIT, hold in the aggregate more than 50%, by value, of the interests in the REIT; and

•

it would not have qualified as a REIT but for the fact that Section 856(h)(3) of the Code provides that shares owned by such trusts shall be treated, for purposes of the “not closely held” requirement, as owned by the beneficiaries of the trust, rather than by the trust itself.

The percentage of any REIT dividend from a “pension-held REIT” that is treated as UBTI is equal to the ratio of the UBTI earned by the REIT, treating the REIT as if it were a pension trust and therefore subject to tax on UBTI, to the total gross income of the REIT. An exception applies where the percentage is less than 5% for any year, in which case none of the dividends would be treated as UBTI. The provisions requiring pension trusts to treat a portion of REIT distributions as UBTI will not apply if the REIT is able to satisfy the “not closely held requirement” without relying upon the “look-through” exception with respect to pension trusts. As a result of certain limitations on the transfer and ownership of our shares contained in our organizational documents, we do not expect to be classified as a “pension-held REIT,” and accordingly, the tax treatment described above should be inapplicable to our tax-exempt shareholders.

U.S. Taxation of Non-U.S. Shareholders

The following discussion addresses the rules governing U.S. federal income taxation of the ownership and disposition of our common shares by non-U.S. shareholders. These rules are complex, and no attempt is made herein to provide more than a brief summary of such rules. Accordingly, the discussion does not address all aspects of U.S. federal income taxation and does not address state, local or foreign tax consequences that may be relevant to a non-U.S. shareholder in light of its particular circumstances.

Distributions by PS Business Parks.    As described in the discussion below, distributions paid by us with respect to our common shares will be treated for federal income tax purposes as either:

•	ordinary income dividends;

•	long-term capital gain; or

•	return of capital distributions.

This discussion assumes that our shares will continue to be considered regularly traded on an established securities market for purposes of the “FIRPTA” provisions described below. If our shares are no longer regularly traded on an established securities market, the tax considerations described below would differ.

Ordinary Income Dividends.    A distribution paid by us to a non-U.S. common shareholder will be treated as an ordinary income dividend if the distribution is paid out of our current or accumulated earnings and profits and:

•	the distribution is not attributable to our net capital gain; or

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the distribution is attributable to the sale of “U.S. real property interests” and the non-U.S. common shareholder owns 5% or less of our common shares at all times during the 1-year period ending on the date of the distribution.

Ordinary dividends that are effectively connected with a U.S. trade or business of the non-U.S. shareholder will be subject to tax on a net basis (that is, after allowance for deductions) at graduated rates in the same manner as U.S. shareholders (including any applicable alternative minimum tax), except that a non-U.S. shareholder that is a corporation also may be subject to a 30% branch profits tax.

Generally, we will withhold and remit to the IRS 30% of dividend distributions (including distributions that may later be determined to have been made in excess of current and accumulated earnings and profits) that could not be treated as capital gain distributions with respect to the non-U.S. shareholder (and that are not deemed to be capital gain dividends for purposes of the FIRPTA withholding rules described below) unless:

•	a lower treaty rate applies and the non-U.S. shareholder files an IRS Form W-8BEN evidencing eligibility for that reduced treaty rate with us; or

•	the non-U.S. shareholder files an IRS Form W-8ECI with us claiming that the distribution is income effectively connected with the non-U.S. shareholder’s trade or business.

Return of Capital Distributions.    A distribution in excess of our current and accumulated earnings and profits will be taxable to a non-U.S. shareholder, if at all, as gain from the sale of common shares to the extent that the distribution exceeds the non-U.S. shareholder’s basis in its common shares. A distribution in excess of our current and accumulated earnings and profits will reduce the non-U.S. shareholder’s basis in its common shares and will not be subject to U.S. federal income tax to the extent it reduces such non-U.S. shareholder’s basis in its common shares.

We may be required to withhold at least 10% of any distribution in excess of our current and accumulated earnings and profits, even if a lower treaty rate applies and the non-U.S. shareholder is not liable for tax on the receipt of that distribution. However, the non-U.S. shareholder may seek a refund of these amounts from the IRS if the non-U.S. shareholder’s U.S. tax liability with respect to the distribution is less than the amount withheld.

Capital Gain Dividends.    A distribution paid by us to a non-U.S. shareholder will be treated as long-term capital gain if the distribution is paid out of our current or accumulated earnings and profits and:

•	the distribution is attributable to our net capital gain (other than from the sale of “U.S. real property interests”) and we timely designate the distribution as a capital gain dividend; or

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the distribution is attributable to the sale of “U.S. real property interests” and the non-U.S. shareholder owns more than 5% of the value of the shares at any time during the 1-year period ending on the date of the distribution.

Due to recent amendments to the REIT taxation provisions in the Code, it is not entirely clear whether designated capital gain dividends described in the first bullet point above (that is, distributions attributable to sources other than the sale of “U.S. real property interests”) that are paid to non-U.S. shareholders who own 5% or less of the value of the relevant class of shares at all times during the 1-year period ending on the date of the distribution will be treated as long-term capital gain to such non-U.S. shareholders. If we were to pay such a capital gain dividend, non-U.S. shareholders should consult their tax advisors regarding the taxation of such distribution. Long-term capital gain that a non-U.S. shareholder is deemed to receive from a capital gain dividend that is not attributable to the sale of “U.S. real property interests” generally will not be subject to U.S. tax in the hands of the non-U.S. shareholder unless:

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the non-U.S. shareholder’s investment in our common shares is effectively connected with a U.S. trade or business of the non-U.S. shareholder, in which case the non-U.S. shareholder will be subject to the same treatment as U.S. shareholders with respect to any gain, except that a non-U.S. shareholder that is a corporation also may be subject to the 30% branch profits tax; or

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the non-U.S. shareholder is a nonresident alien individual who is present in the United States for 183 days or more during the taxable year and has a “tax home” in the United States in which case the nonresident alien individual will be subject to a 30% tax on his capital gains.

Under the Foreign Investment in Real Property Tax Act, referred to as “FIRPTA,” distributions that are attributable to net capital gain from the sales by us of U.S. real property interests and paid to a non-U.S. shareholder that owns more than 5% of the value of common shares at any time during the 1-year period ending on the date of the distribution will be subject to U.S. tax as income effectively connected with a U.S. trade or business. The FIRPTA tax will apply to these distributions whether or not the distribution is designated as a capital gain dividend.

Any distribution paid by us that is treated as a capital gain dividend or that could be treated as a capital gain dividend with respect to a particular non-U.S. shareholder that owns more than 5% of the value of common shares at any time during the 1-year period ending on the date of the distribution will be subject to special withholding rules under FIRPTA. We will be required to withhold and remit to the IRS 35% of any distribution that could be treated as a capital gain dividend with respect to the non-U.S. shareholder, whether or not the distribution is attributable to the sale by us of U.S. real property interests. The amount withheld is creditable against the non-U.S. shareholder’s U.S. federal income tax liability or refundable when the non-U.S. shareholder properly and timely files a tax return with the IRS.

Undistributed Capital Gain.    Although the law is not entirely clear on the matter, it appears that amounts designated by us as undistributed capital gains in respect of our shares held by non-U.S. shareholders generally should be treated in the same manner as actual distributions by us of capital gain dividends. Under that approach, the non-U.S. shareholder would be able to offset as a credit against their U.S. federal income tax liability resulting therefrom their proportionate share of the tax paid by us on the undistributed capital gains treated as long-term capital gain to the non-U.S. shareholder, and generally to receive from the IRS a refund to the extent their proportionate share of the tax paid by us were to exceed the non-U.S. shareholder’s actual U.S. federal income tax liability on such long-term capital gain. If we were to designate any portion of our net capital gain as undistributed capital gain, a non-U.S. shareholder should consult its tax advisor regarding the taxation of such undistributed capital gain.

Sale of Common Shares.    Gain recognized by a non-U.S. shareholder upon the sale or exchange of our common shares generally would not be subject to U.S. taxation unless:

1. the investment in our common shares is effectively connected with the non-U.S. shareholder’s United States trade or business, in which case the non-U.S. shareholder will be subject to the same treatment as domestic shareholders with respect to any gain, except that a non-U.S. shareholder that is a corporation also may be subject to a 30% branch profits tax;

2. the non-U.S. shareholder is a nonresident alien individual who is present in the United States for 183 days or more during the taxable year and has a “tax home” in the United States, in which case the nonresident alien individual will be subject to a 30% tax on the individual’s net capital gains from United States sources for the taxable year; or

3. our common shares constitute a U.S. real property interest within the meaning of FIRPTA, as described below.

Our common shares will not constitute a U.S. real property interest if we are a domestically controlled REIT. We will be a domestically controlled REIT if, at all times during a specified testing period, less than 50% in value of our common shares is held directly or indirectly by non-U.S. shareholders.

We believe that we will be a domestically controlled REIT and, therefore, that the sale of our common shares by a non-U.S. shareholder would not be subject to taxation under FIRPTA. Because our common shares are publicly traded, however, we cannot guarantee that we are or will continue to be a domestically controlled REIT.

Even if we do not qualify as a domestically controlled REIT at the time a non-U.S. shareholder sells our common shares, gain arising from the sale still would not be subject to FIRPTA tax if:

1. the class or series of shares sold is considered regularly traded under applicable Treasury regulations on an established securities market, such as the New York Stock Exchange; and

2. the selling non-U.S. shareholder owned, actually or constructively, 5% or less in value of the outstanding class or series of shares being sold throughout the shorter of the period during which the non-U.S. shareholders held such class or series of                      shares or the five-year period ending on the date of the sale or exchange.

If gain on the sale or exchange of our common shares by a non-U.S. shareholder were subject to taxation under FIRPTA, the non-U.S. shareholder would be subject to regular U.S. federal income tax with respect to any gain on a net basis in the same manner as a taxable U.S. shareholder, subject to any applicable alternative minimum tax and special alternative minimum tax in the case of nonresident alien individuals. In addition, the transferee of such stock may, in certain circumstances, be required to withhold at least 10% of the proceeds of any such sale or exchange. However, the non-U.S. shareholder may seek a refund of these amounts from the IRS if the non-U.S. shareholder’s U.S. tax liability with respect to the distribution is less than the amount withheld.

Information Reporting and Backup Withholding Tax Applicable to Shareholders

U.S. Shareholders. In general, information-reporting requirements will apply to payments of distributions on our common shares and payments of the proceeds of the sale of our common shares to some U.S. shareholders, unless an exception applies. Further, the payer will be required to withhold backup withholding tax on such payments at the rate of 28% if:

1. the payee fails to furnish a taxpayer identification number, or TIN, to the payer or to establish an exemption from backup withholding;

2. the IRS notifies the payer that the TIN furnished by the payee is incorrect;

3. there has been a notified payee under-reporting with respect to interest, dividends or original issue discount described in Section 3406(c) of the Code; or

4. there has been a failure of the payee to certify under the penalty of perjury that the payee is not subject to backup withholding under the Code.

Some shareholders, including corporations, may be exempt from backup withholding. Any amounts withheld under the backup withholding rules from a payment to a shareholder will be allowed as a credit against the shareholder’s U.S. federal income tax liability and may entitle the shareholder to a refund, provided that the required information is furnished to the IRS.

Non-U.S. Shareholders. Generally, information reporting will apply to payments of distributions on our common shares, and backup withholding described above for a U.S. shareholder will apply, unless the payee certifies that it is not a U.S. person or otherwise establishes an exemption.

The payment of the proceeds from the disposition of our common shares to or through the United States office of a United States or foreign broker will be subject to information reporting and, possibly, backup withholding as described above for U.S. shareholders, or the withholding tax for non-U.S. shareholders, as applicable, unless the non-U.S. shareholder certifies as to its non-U.S. status or otherwise establishes an exemption, provided that the broker does not have actual knowledge that the shareholder is a U.S. person or that the conditions of any other exemption are not, in fact, satisfied. The proceeds of the disposition by a non-U.S. shareholder of our common shares to or through a foreign office of a broker generally will not be subject to information reporting or backup withholding. However, if the broker is a U.S. person, a controlled foreign corporation for United States tax purposes, or a foreign person 50% or more of whose gross income from all sources for specified periods is from activities that are effectively connected with a U.S. trade or business, a foreign partnership 50% or more of whose interests are held by partners who are U.S. persons, or a foreign partnership that is engaged in the conduct of a trade or business in the United States, then information reporting generally will apply as though the payment was made through a U.S. office of a United States or foreign broker unless the broker has documentary evidence as to the non-U.S. shareholder’s foreign status and has no actual knowledge to the contrary.

Applicable Treasury regulations provide presumptions regarding the status of shareholders when payments to the shareholders cannot be reliably associated with appropriate documentation provided to the payer. If a non-U.S. shareholder fails to comply with the information reporting requirement, payments to such person may be subject to the full withholding tax even if such person might have been eligible for a reduced rate of withholding or no withholding under an applicable income tax treaty. Because the application of these Treasury regulations varies depending on the shareholder’s particular circumstances, you are urged to consult your tax advisor regarding the information reporting requirements applicable to you.

Backup withholding is not an additional tax. Any amounts that we withhold under the backup withholding rules will be refunded or credited against the non-U.S. shareholder’s federal income tax liability if certain required information is furnished to the IRS. Non-U.S. shareholders should consult with their tax advisors regarding application of backup withholding in their particular circumstances and the availability of and procedure for obtaining an exemption from backup withholding under current Treasury regulations.

Tax Aspects of Our Ownership of Interests in the Operating Partnership and Other Partnerships

General. Substantially all of our investments are held indirectly through the operating partnership. In general, partnerships are “pass-through” entities that are not subject to federal income tax at the partnership level. However, a partner is allocated its proportionate share of the items of income, gain, loss, deduction and credit of a partnership, and is required to include these items in calculating its tax liability, without regard to whether it receives a distribution from the partnership. We include our proportionate share of these partnership items in our income for purposes of the various REIT income tests and the computation of our REIT taxable income. Moreover, for purposes of the REIT asset tests, we include our proportionate share of assets held through the operating partnership. See “— Taxation of PS Business Parks as a REIT — Ownership of Partnership Interests by a REIT” above.

Entity Classification. We believe that the operating partnership and each of the partnerships and limited liability companies in which we own an interest, directly or through another partnership or limited liability company, will be treated as a partnership or disregarded for federal income tax purposes and will not be taxable as a corporation. If any of these entities were treated as a corporation, it would be subject to an entity level tax on its income and we could fail to meet the REIT income and asset tests. See “— Taxation of PS Business Parks as a REIT — Asset Tests Applicable to REITs” and “— Taxation of PS Business Parks as a REIT — Income Tests Applicable to REITs” above.

A partnership is a “publicly traded partnership” under Section 7704 of the Code if:

1. interests in the partnership are traded on an established securities market; or

2. interests in the partnership are readily tradable on a “secondary market” or the “substantial equivalent” of a secondary market.

Under the relevant Treasury regulations, interests in a partnership will not be considered readily tradable on a secondary market or on the substantial equivalent of a secondary market if the partnership qualifies for specified “safe harbors,” which are based on the specific facts and circumstances relating to the partnership.

The operating partnership currently takes the reporting position for federal income tax purposes that it is not a publicly traded partnership. There is a significant risk, however, that the right of a holder of the operating partnership units to redeem the operating partnership units for common stock could cause the operating partnership units to be considered readily tradable on the substantial equivalent of a secondary market. Moreover, if the operating partnership units were considered to be tradable on the substantial equivalent of a secondary market, either now or in the future, the operating partnership cannot provide any assurance that it would qualify for any of the safe harbors mentioned above, or that, if it currently qualifies for a safe harbor, the operating partnership will continue to qualify for any of the safe harbors in the future.

If the operating partnership is a publicly traded partnership, it will be taxed as a corporation unless at least 90% of its gross income consists of “qualifying income” under Section 7704 of the Internal Revenue Code. Qualifying income is generally real property rents and other types of passive income. We believe that the operating partnership will have sufficient qualifying income so that it would be taxed as a partnership, even if it were a publicly traded partnership. The income requirements applicable to our company in order for it to qualify as a REIT under the Internal Revenue Code and the definition of qualifying income under the publicly traded partnership rules are very similar. Although differences exist between these two income tests, we do not believe that these differences would cause the operating partnership not to satisfy the 90% gross income test applicable to publicly traded partnerships.

Allocations of Partnership Income, Gain, Loss, Deduction and Credit. A partnership agreement will generally determine the allocation of income and loss among partners. However, those allocations will be disregarded for tax purposes if they do not comply with the provisions of Section 704(b) of the Code and the applicable Treasury regulations, which generally require that partnership allocations respect the economic arrangement of the partners.

If an allocation is not recognized for federal income tax purposes, the item subject to the allocation will be reallocated in accordance with the partners’ interests in the partnership, which will be determined by taking into account all of the facts and circumstances relating to the economic arrangement of the partners with respect to the item. The allocations of taxable income and loss provided for in the partnership agreement of the operating partnership are intended to comply with the requirements of Section 704(b) of the Code and the regulations promulgated thereunder.

Tax Allocations with Respect to the Properties. Under Section 704(c) of the Code, income, gain, loss, deduction and credit attributable to a property that is contributed to a partnership in exchange for an interest in the partnership must be allocated in a manner such that the contributing partner is charged with, or benefits from, as applicable, the difference between the adjusted tax basis and the fair market value of property at the time of contribution. The difference is known as the book-tax difference. Section 704(c) allocations are for federal income tax purposes only and do not affect the book capital accounts or other economic or legal arrangements among the partners. Under Treasury regulations promulgated under Section 704(c) of the Code, similar rules apply when a partnership elects to “revalue” its assets in limited situations, such as when a contribution of property is made to a partnership by a new partner.

The partnership agreement of the operating partnership requires that these allocations be made in a manner consistent with Section 704(c) of the Code. Treasury regulations under Section 704(c) of the Code provide partnerships with a choice of several methods of accounting for book-tax differences, including retention of the “traditional method” or the election of alternative methods which would permit any distortions caused by a book-tax difference to be entirely rectified on an annual basis or with respect to a specific taxable transaction such as a sale. We and the operating partnership generally have used the traditional method of accounting for book-tax differences with respect to the properties initially contributed to the operating partnership in its formation or subsequently acquired by merger or contribution. However, the operating partnership may use an alternative method of accounting for book-tax differences with respect to properties contributed to it or acquired by merger in the future.

In general, if any asset contributed to or revalued by the operating partnership is determined to have a fair market value that is greater than its adjusted tax basis, partners who have contributed those assets, including our company, will be allocated lower amounts of depreciation deductions from those assets for tax purposes by the operating partnership and increased taxable income and gain on sale. Thus, we may be allocated lower depreciation and other deductions, and possibly greater amounts of taxable income in the event of a sale of contributed assets. These amounts may be in excess of the economic or book income allocated to us as a result of the sale. In this regard, it should be noted that, as the general partner of the operating partnership, we will determine, taking into account the tax consequences to us, when and whether to sell any given property. See “— Taxation of PS Business Parks as a REIT — Annual Distribution Requirements Applicable to REITs.”

We will be allocated our share of the operating partnership’s taxable income or loss for each year regardless of the amount of cash that may be distributed to us by the operating partnership. As a result, we could be allocated taxable income for a year in excess of the amount of cash distributed to us. This excess taxable income is sometimes referred to as “phantom income.” Because we rely on cash distributions from the operating partnership to meet our REIT distribution requirements, which are specified percentages of our REIT taxable income, the recognition of this phantom income might adversely affect our ability to comply with those requirements.

Other Tax Consequences for PS Business Parks and Our Shareholders

We may be required to pay tax in various state or local jurisdictions, including those in which we transact business, and our shareholders may be required to pay tax in various state or local jurisdictions, including those in which they reside. Our state and local tax treatment may not conform to the federal income tax consequences discussed above. In addition, a shareholder’s state and local tax treatment may not conform to the federal income tax consequences discussed above. Consequently, prospective investors should consult with their tax advisors regarding the effect of state and local tax laws on an investment in our common shares.

A portion of our income is earned through our taxable REIT subsidiaries. The taxable REIT subsidiaries are subject to federal, state and local income tax at the full applicable corporate rates. In addition, a taxable REIT subsidiary will be limited in its ability to deduct interest payments in excess of a certain amount made directly or indirectly to us. To the extent that our company and our taxable REIT subsidiaries are required to pay federal, state or local taxes, we will have less cash available for distribution to shareholders.

Tax Shelter Reporting

If a holder recognizes a loss as a result of a transaction with respect to our shares of at least (i) for a holder that is an individual, S corporation, trust or a partnership with at least one noncorporate partner, $2 million or more in a single taxable year or $4 million or more in a combination of taxable years, or (ii) for a holder that is either a corporation or a partnership with only corporate partners, $10 million or more in a single taxable year or $20 million or more in a combination of taxable years, such holder may be required to file a disclosure statement with the IRS on Form 8886. Direct shareholders of portfolio securities are in many cases exempt from this reporting requirement, but shareholders of a REIT currently are not excepted. The fact that a loss is reportable under these regulations does not affect the legal determination of whether the taxpayer’s treatment of the loss is proper. Shareholders should consult their tax advisors to determine the applicability of these regulations in light of their individual circumstances.

PLAN OF DISTRIBUTION

We may sell the securities to one or more underwriters for public offering and sale by them or may sell the securities to investors directly or through agents. Any such underwriter or agent involved in the offer and sale of the securities will be named in the applicable prospectus supplement.

Direct sales to investors may be accomplished through subscription offerings or through shareholder purchase rights distributed to shareholders. In connection with subscription offerings or the distribution of shareholder purchase rights to shareholders, if all of the underlying securities are not subscribed for, we may sell such unsubscribed securities to third parties directly or through underwriters or agents and, in addition, whether or not all of the underlying securities are subscribed for, we may concurrently offer additional securities to third parties directly or through underwriters or agents. Any such underwriter or agent involved in the offer and sale of the securities will be named in the applicable prospectus supplement. If securities are to be sold through shareholder purchase rights, such shareholder purchase rights will be distributed as a dividend to the shareholders for which they will pay no separate consideration. The prospectus supplement with respect to the offer of securities pursuant to shareholder purchase rights will set forth the relevant terms of the shareholder purchase rights, including (i) whether common stock or common stock warrants, or both, will be offered pursuant to the shareholder purchase rights and the number of shares of common stock and common stock warrants, as applicable, which will be offered pursuant to the shareholder purchase rights, (ii) the period during which and the price at which the shareholder purchase rights will be exercisable, (iii) the number of shareholder purchase rights then outstanding, (iv) any provisions for changes to or adjustments in the exercise price of the shareholder purchase rights and (v) any other material terms of the shareholder purchase rights.

Underwriters may offer and sell the securities at a fixed price or prices, which may be changed, at prices related to the prevailing market prices at the time of sale or at negotiated prices. We also may, from time to time, authorize underwriters acting as our agents to offer and sell the securities upon the terms and conditions as are set forth in the applicable prospectus supplement. In connection with the sale of securities, underwriters may be deemed to have received compensation from us in the form of underwriting discounts or commissions and may also receive commissions from purchasers of securities for whom they may act as agent. Underwriters may sell securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agent.

Any underwriting compensation paid by us to underwriters or agents in connection with the offering of securities, and any discounts, concessions or commissions allowed by underwriters to participating dealers, will be set forth in the applicable prospectus supplement. Underwriters, dealers and agents participating in the distribution of the securities may be deemed to be underwriters, and any discounts and commissions received by them and any profit realized by them on resale of the securities may be deemed to be underwriting discounts and commissions under the Securities Act. Underwriters, dealers and agents may be entitled, under agreements entered into with us, to indemnification against and contribution toward certain civil liabilities, including liabilities under the Securities Act.

Securities may also be offered and sold, if so indicated in the applicable prospectus supplement, in connection with a remarketing upon their purchase, in accordance with a redemption or repayment pursuant to their terms, or otherwise, by one or more firms, referred to as remarketing firms, acting as principals for their own accounts or as our agents. Any remarketing firm will be identified and the terms of its agreement, if any, with us and its compensation will be described in the applicable prospectus supplement. Remarketing firms may be deemed to be underwriters in connection with the securities remarketed thereby. Remarketing firms may be entitled under agreements which may be entered into with us to indemnification by us against certain liabilities, including liabilities under the Securities Act, and may be customers of, engage in transactions with or perform services for us in the ordinary course of business.

If so indicated in the applicable prospectus supplement, we will authorize dealers acting as our agents to solicit offers by certain institutions to purchase securities at the offering price set forth in such prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on the date or dates stated in such prospectus supplement. Each contract will be for an amount not less than, and the aggregate principal amount of securities sold pursuant to contracts shall be not less nor more than, the respective amounts stated in the applicable prospectus supplement. Institutions with whom contracts, when authorized, may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions, and other institutions but will in all cases be subject to our approval. Contracts will not be subject to any conditions except (i) the purchase by an institution of the securities covered by its contracts will not at the time of delivery be prohibited under the laws of any jurisdiction in the United States to which such institution is subject, and (ii) if the securities are being sold to underwriters, we will have sold to such underwriters the total principal amount of the securities less the principal amount thereof covered by contracts. Agents and underwriters will have no responsibility in respect of the delivery or performance of contracts.

Unless otherwise specified in the applicable prospectus supplement, each class or series of securities will be a new issue with no established trading market, other than our common stock, which is listed on the New York Stock Exchange. We may elect to list any other class or series of securities on any exchange, but we are not currently obligated to do so. It is possible that one or more underwriters may make a market in a class or series of securities, but the underwriters will not be obligated to do so and may discontinue any market making at any time without notice. We cannot give any assurance as to the liquidity of the trading market for any of the securities.

Any underwriter may engage in over-allotment, stabilizing transactions, short-covering transactions and penalty bids in accordance with Regulation M under the Securities Exchange Act. Over-allotment involves sales in excess of the offering size, which create a short position. Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum. Short-covering transactions involve purchases of the securities in the open market after the distribution is completed to cover short positions. Penalty bids permit the underwriters to reclaim a selling concession from a dealer when the securities originally sold by the dealer are purchased in a covering transaction to cover short positions. Those activities may cause the price of the securities to be higher than it would otherwise be. If commenced, the underwriters may discontinue any of the activities at any time.

Certain of the underwriters, if any, and their affiliates may be customers of, engage in transactions with and perform services for us in the ordinary course of business.

LEGAL OPINIONS

Stephanie Heim, our vice president and counsel, has delivered an opinion to the effect that the securities offered by this prospectus will be validly issued, fully paid and nonassessable. Hogan & Hartson L.L.P., Washington, D.C., has delivered an opinion as to our status as a REIT. See “Material U.S. Federal Income Tax Considerations.”

EXPERTS

Ernst & Young LLP, independent registered public accounting firm, has audited our consolidated financial statements and schedule included in our Annual Report on Form 10-K, as amended by a Form 10-K/A dated June 17, 2009 for the year ended December 31, 2008, and the effectiveness of our internal control over financial reporting as of December 31, 2008, as set forth in their reports, which are incorporated by reference in this prospectus and elsewhere in the registration statement. Such financial statements and schedule are incorporated by reference in reliance on Ernst & Young LLP’s reports, given on their authority as experts in accounting and auditing.

8,000,000 Shares

PS Business Parks, Inc.

Depositary Shares Each Representing 1/1,000 of a Share of

6.45% Cumulative Preferred Stock, Series S

Liquidation Preference Equivalent to $25.00 Per Depositary Share

PROSPECTUS SUPPLEMENT

Joint Book-Running Managers

BofA Merrill Lynch

Morgan Stanley

Wells Fargo Securities

Co-Managers

Credit Suisse

J.P. Morgan

RBC Capital Markets

January 10, 2012